REVOLVING CREDIT AGREEMENT

dated as of DECEMBER 1, 2010

among

RUBY TUESDAY, INC.,
as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

BANK OF AMERICA, N.A.,
as Administrative Agent, Issuing Bank, Servicer and
Swingline Lender

REGIONS BANK,
as Syndication Agent

====================================================================

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
as Sole Lead Arranger and Sole Book Manager

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Schedules

Schedule 1.1(a)	-	Applicable Margin and Applicable Commitment Fee Percentage
Schedule 1.1(b)	-	Existing Letters of Credit
Schedule 1.2	-	Revolving Commitments
Schedule 5.14	-	Subsidiaries
Schedule 8.1	-	Existing Liens
Schedule 8.3	-	Existing Investments
Schedule 8.7	-	Restrictive Agreements
Schedule 8.12	-	Existing Indebtedness

Exhibits

Exhibit A	-	Revolving Credit Note
Exhibit B	-	Swingline Note
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Subsidiary Guaranty Agreement
Exhibit E	-	Form of Franchisee Facility Guaranty Agreement
Exhibit F	-	Form of Franchisee Loan Agreement
Exhibit G	-	Form of Servicing Report

Exhibit 2.3	-	Notice of Revolving Borrowing
Exhibit 2.6	-	Notice of Swingline Borrowing
Exhibit 2.8	-	Form of Continuation/Conversion
Exhibit 4.1(b)(iv)	-	Form of Secretary's Certificate of Ruby Tuesday, Inc.
Exhibit 4.1(b)(vii)	-	Form of Officer's Certificate

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CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of December 1, 2010, by and among RUBY TUESDAY, INC., a Georgia corporation (the “Borrower”), the several banks and other financial institutions from time to time party hereto (the “Lenders”) and BANK OF AMERICA, N.A., in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”), as Servicer (the “Servicer”), as Issuing Bank (the “Issuing Bank”), and as Swingline Lender (the “Swingline Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders provide a credit facility for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders severally, to the extent of their respective Commitments as defined herein, are willing to severally establish the requested revolving credit facility;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Servicer, the Issuing Bank and the Swingline Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1                      Definitions.

In addition to the other terms defined herein, the following terms used herein have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company.

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“Adjusted LIBO Rate” means,

(a)           with respect to each Interest Period for a Eurodollar Loan, the rate per annum (rounded to the nearest multiple of 1/16 of 1%) obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage; and

(b)           for any day with respect to a Base Rate Loan bearing interest at a rate based on LIBOR, a rate per annum (rounded to the nearest multiple of 1/16 of 1%) obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage; and

(c)           for any day with respect to each Franchisee Loan Funding, a rate per annum (rounded to the nearest multiple of 1/16 of 1%) obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Adjusted Total Debt” means, as of any date of determination, (i) all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis, including without limitation all Loans and LC Exposure, but excluding all Indebtedness of the type described in subsection (xi) of the definition of Indebtedness and excluding any Synthetic Lease Obligations to the extent that such Synthetic Lease Obligations are included in clause (ii) below, plus (ii) to the extent not included in clause (i), the present value of all lease obligations arising under operating leases of Borrower and its Subsidiaries as determined in accordance with GAAP, applying a discount rate of ten percent (10%).

“Adjusted Total Debt to EBITDAR Ratio” means, as of any date of determination, the ratio of (i) Adjusted Total Debt as of such date to (ii) Consolidated EBITDAR as of such date, measured for the four Fiscal Quarter period ending on such date.

“Administrative Agent” has the meaning assigned to such term in the opening paragraph hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth in Section 11.1 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” means, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Aggregate Revolving Commitment Amount” means the aggregate principal amount of the Revolving Commitments of all Lenders from time to time, as such aggregate principal amount shall be reduced or increased pursuant to the terms hereof.  On the Closing Date, the

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Aggregate Revolving Commitment Amount equals THREE HUNDRED AND TWENTY MILLION DOLLARS ($320,000,000).

“Aggregate Revolving Commitments” means, collectively, all Revolving Commitments of all Lenders in effect at any time.

“Applicable Commitment Fee Percentage” means, as of any date, the percentage per annum determined by reference to the applicable Adjusted Total Debt to EBITDAR Ratio in effect on such date as set forth on Schedule 1.1(a) attached hereto; provided, that a change in the Applicable Commitment Fee Percentage resulting from a change in the Adjusted Total Debt to EBITDAR Ratio shall be effective on the first Business Day after the date the Borrower is required to deliver the financial statements required by Section 6.1(a) or (b) and the compliance certificate required by Section 6.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such certificate, the Applicable Commitment Fee Percentage shall be at Level V until such time as such financial statements and certificate are delivered, at which time the Applicable Commitment Fee Percentage shall be determined as provided above.  Notwithstanding the foregoing, the Applicable Commitment Fee Percentage from the Closing Date until the first Business Day immediately following the date a compliance certificate is delivered pursuant to Section 6.1(c) for the fiscal quarter ending March 1, 2011 shall be at Level IV.  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Commitment Fee Percentage for any period shall be subject to the provisions of Section 2.15(b).

“Applicable Lending Office” means, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” means, as of any date, the percentage per annum determined by reference to the applicable Adjusted Total Debt to EBITDAR Ratio in effect on such date as set forth on Schedule 1.1(a) attached hereto; provided, that a change in the Applicable Margin resulting from a change in such ratio shall be effective on the second Business Day after which the Borrower is required to deliver the financial statements required by Section 6.1(a) or (b) and the compliance certificate required by Section 6.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such certificate, the Applicable Margin shall be at Level V until such time as such financial statements and certificate are delivered, at which time the Applicable Margin shall be determined as provided above.  Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the first Business Day immediately following the date a compliance certificate is delivered pursuant to Section 6.1(c) for the fiscal quarter ending March 1, 2011 shall be at Level IV.  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.15(b).

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“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means MLPF&S.

“ASC 810” has the meaning set forth in Section 6.1(g).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.4(b)) and accepted by the Administrative Agent, in the form of Exhibit C attached hereto or any other form approved by the Administrative Agent.

“Authoritative Guidance” has the meaning set forth in Section 6.1(g).

“Availability Period” means the period from the Closing Date to the Revolving Commitment Termination Date.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Adjusted LIBO Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning in the introductory paragraph hereof.

“Borrower’s Fee” means the “Sponsor’s Fee” as defined in the Servicing Agreement.

“Borrower’s Letter of Credit Fee” means the “Sponsor’s Letter of Credit Fee” as defined in the Servicing Agreement.

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“Borrowing” means a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in case of Eurodollar Loans, as to which a single Interest Period is in effect or (ii) a Swingline Loan.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Loan or Franchisee Loan Funding, means any such day that is also a London Banking Day.

“Capital Expenditures” means all expenditures of the Loan Parties and their Subsidiaries which, in accordance with GAAP, would be classified as capital expenditures, including, without limitation, Capital Lease Obligations.

“Capital Lease Obligations” of any Person means all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, Servicer, Issuing Bank or Swingline Lender (as applicable) and the Lenders, as collateral for LC Exposure, Franchisee LC Exposure, Obligations in respect of Swingline Loans, Franchisee Loan Exposure or obligations of Lenders to fund participations in respect of any thereof (as the context may require), cash or deposit account balances or, if the Servicer, Issuing Bank or Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Servicer, the Issuing Bank or the Swingline Lender (as applicable).  “Cash Collateral” has a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Control” means the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder in effect on the date hereof),  (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of 30% or more of the outstanding shares of the voting stock of the Borrower; (c) during any period of 24 consecutive months, a majority of the members of the board of directors of the Borrower cease to be composed of individuals who were either (i) directors of the Borrower on the date of this Agreement or (ii) elected to the board of directors or nominated for election to the board of directors of the Borrower by the board of directors (or a duly constituted committee thereof) of the Borrower with the approval of at least a majority of the directors who were directors on the date of this Agreement or whose election or nomination for election was previously so approved, or (d) the occurrence of a “Change in Control” under and as defined in the Senior Note Purchase Agreement.

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“Change in Law” means (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) the making or issuance by any Governmental Authority after the date of this Agreement of any request, guideline or directive (whether or not having the force of law) requiring compliance by any Lender (or its Applicable Lending Office), the Servicer (or its applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.18(b), by such Lender’s, the Servicer’s or the Issuing Bank’s holding company, if applicable).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment or a LC Commitment.

“Closing Date” means December 1, 2010.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Commitment” means a Revolving Commitment, a Swingline Commitment, a LC Commitment or a Franchisee Facility Commitment or any combination thereof (as the context shall permit or require).

“Consolidated Assets” means, as of any date, the total assets of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP.

“Consolidated Companies” means, collectively, the Borrower and any of its Subsidiaries, and “Consolidated Company” means, individually, the Borrower or any of its Subsidiaries.

“Consolidated EBITDA” means, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period minus (b) to the extent included in calculating Consolidated Net Income for such period, any non-cash gains during such period minus (c) any actual cash payments made during such period related to non-cash charges included in (d)(v) below for a prior period plus (d) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense determined on a consolidated basis in accordance with GAAP, (iii) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (iv) payments made by the Borrower in respect of Guaranties made to support Indebtedness of Franchisees in an aggregate amount not to exceed (A) $15,000,000 during any four fiscal quarter period and (B) $25,000,000 during the term of this Agreement and (v) all other non cash charges, in each case, that do not represent a cash item in such period, all as determined in accordance with GAAP.

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“Consolidated EBITDAR” means, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated EBITDA plus (b) Consolidated Lease Expense, in each case for such period.

“Consolidated Entities” has the meaning set forth in Section 6.1(g).

“Consolidated Fixed Charges” means, for the Borrower and its Subsidiaries for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period and (b) Consolidated Lease Expense for such period.

“Consolidated Interest Expense” means, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under Hedging Agreements during such period (whether or not actually paid or received during such period).

“Consolidated Lease Expense” means, for any period, the aggregate amount of fixed and contingent rental and operating lease expense payable by the Borrower and its Subsidiaries with respect to leases of real and personal property (excluding Capital Lease Obligations) determined on a consolidated basis in accordance with GAAP for such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary on the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Consolidated Working Capital” means, at any time, the excess of (i) current assets (excluding cash and those Permitted Investments identified in clauses (i), (ii), (iii) and (v) of the definition of Permitted Investments) of the Borrower and its Subsidiaries on a consolidated basis at such time over (ii) current liabilities (excluding current maturities of Indebtedness) of the Borrower and its Subsidiaries on a consolidated basis at such time, all as determined in accordance with GAAP.

“Contractual Obligation” of any Person means any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Control” means the power, directly or indirectly, either to (i) vote 5% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies

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 of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.

“Control Event” means (1) the execution by the Borrower or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control, (2) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control or (3) the making of any written offer by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) or related persons constituting a group (as such term is used in Section 13(d)-5 under the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) to the holders of the common stock of the Borrower or of any of its Affiliates, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

“Debt Issuance” means the issuance by the Borrower or any Subsidiary of any Indebtedness other than Indebtedness permitted by Section 8.12.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Defaulted Franchisee Borrower” means a Franchisee Borrower under a Defaulted Franchisee Loan.

“Defaulted Franchisee Loan” means a Franchisee Loan evidenced by Franchisee Loan Documents under the terms of which exist one or more Franchisee Loan Defaults which have not been cured or waived as permitted herein.

“Defaulting Lender” means, subject to Section 2.25(b), any Lender, as determined by the Administrative Agent, that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, Franchisee Letters of Credit, Franchisee Loans or Swingline Loans, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief

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Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Default Interest” has the meaning set forth in Section 2.13(c).

“Disposition” means the sale, transfer, license, lease or other disposition of any property by the Borrower or any Subsidiary, but excluding any sale, lease, license, transfer or other disposition permitted by Section 8.5.

“Dollar(s)” and the sign “$” mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Eligible Assets” means property that is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extension or expansions thereof).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.4(b)(ii) and (iv) (subject to such consents, if any, as may be required under Section 11.4(b)(ii)).

“Employee Benefit Plans” means, collectively, Borrower’s Employee Stock Purchase Plan, the Morrison Incorporated Long Term Incentive Plan, the 1984 Morrison Incorporated Long Term Incentive Plan, the 1987 Stock Bonus and Non-Qualified Stock Option Plan, the 1989 Non-Qualified Stock Incentive Plan, the Ruby Tuesday, Inc.  1996 Stock Incentive Plan, the Ruby Tuesday, Inc. 1996 Non-Executive Stock Incentive Plan, the Ruby Tuesday, Inc.  Stock Incentive and Deferred Compensation Plan for Directors, the Ruby Tuesday, Inc.  Salary Deferral Plan, the Ruby Tuesday, Inc.  Deferred Compensation Plan and any salary deferral or deferred compensation plan of any Subsidiary or franchisee of Borrower pursuant to which the equity securities of Borrower or any Subsidiary are the subject of rights to acquire such equity securities, an investment option under such plan or a matching contribution under such plan; in each case as any such plan may be amended, modified or replaced by successor plan thereto.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the

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Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests”  means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall  mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the determination that a Plan is in “at risk status” as defined in Section 430(c) of the Code; (c) the filing pursuant to Section 412(c) of the Code or Section 303(d) of ERISA of an application for a “waived funding deficiency” with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

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“Eurodollar Reserve Percentage” means the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D).  Eurodollar Loans and Franchisee Loan Fundings shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D.  The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” has the meaning provided in Article IX.

“Excluded Taxes” means with respect to the Administrative Agent, the Servicer, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located, (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new Applicable Lending Office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.20(e) and (d) any United States withholding tax imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements of Sections 1471 through 1474 of the Code and any regulations promulgated thereunder or official interpretations thereof.

“Existing Credit Agreement” means that certain Amended and Restated Revolving Credit Agreement, dated as of February 28, 2007, by and among the Borrower, the lenders party thereto and Bank of America as administrative agent, issuing bank and swingline lender.

“Existing Letters of Credit” means the letters of credit described by date of issuance, letter of credit number, undrawn amount, name of beneficiary and date of expiry on Schedule 1.1(b) attached hereto.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal

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Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain fee letter, dated October 29, 2010, executed by Bank of America and MLPF&S and accepted by the Borrower.

“Fiscal Quarter” means any fiscal quarter of the Borrower or the Consolidated Companies, as applicable.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDAR to (b) Consolidated Fixed Charges, in each case measured for the four Fiscal Quarter period ending on such date.

“Foreign Lender” means any Lender that is not a United States person under Section 7701(a)(3) of the Code.

“Franchise Documents” means, collectively, (i) the participation and operating agreements for any Franchisee Borrower that is a limited liability company or limited partnership agreement for any Franchisee Borrower that is a limited partnership and (ii) the written agreements between the Borrower and a Franchisee Borrower whereby the Franchisee Borrower is authorized to establish one or more “Ruby Tuesday” franchises, including without limitation the Ruby Tuesday, Inc. Operating Agreements between the Borrower and a Franchisee Borrower and each other operating agreement and development agreement related to each franchise location, all as amended or modified from time to time.

“Franchisee” means, collectively, a limited liability company or limited partnership in which the Borrower owns an equity interest pursuant to the Franchise Partner Program.

“Franchisee Advance” means a funding of an advance pursuant to the Franchisee Loan Commitment of any Franchisee Borrower pursuant to a Franchisee Loan Funding Request.

“Franchisee Borrower” means a Franchisee who is primarily liable for repayment of a Franchisee Loan as a result of having executed Franchisee Loan Documents as maker, or its permitted assignee.

“Franchisee Borrower Rate” means, with respect to each Franchisee Loan, the Prime Rate (as defined in the Franchisee Loan Agreement) per annum plus any additional margin per annum specified for such Franchisee Loan by the Borrower in the applicable Franchisee Funding Approval Notice, such margin not to exceed four percent (4.0%) per annum.

“Franchisee Collateral” means property subject to a security interest or lien which secures a Franchisee Loan.

“Franchisee Collateral Agreement” means an agreement executed by a Franchisee Borrower and any other Persons primarily or secondarily liable for all or part of the Franchisee

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 Loan, granting a security interest to the Servicer in specified Franchisee Collateral as security for such Franchisee Loan.

“Franchisee Facility Commitment” means the portion of the Aggregate Revolving Commitment Amount that may be used to make Franchisee Loans and issue Franchisee Letters of Credit in favor of the Franchisee Borrowers in an aggregate principal amount at any time outstanding not to exceed $50,000,000.

“Franchisee Facility Credit Agreement” means that certain Amended and Restated Loan Facility Agreement and Guaranty, dated as of November 19, 2004, among the Borrower, Bank of America, as servicer, and a syndicate of lenders.

“Franchisee Facility Guaranteed Obligations” means the aggregate amount of the Franchisee Loan Indebtedness outstanding under the Franchisee Loan Documents and guaranteed by the Borrower pursuant to the Franchisee Facility Guaranty Agreement and the Subsidiary Loan Parties pursuant to the Subsidiary Guaranty Agreement to include, without limitation (i) all principal, interest and commitment fees due with respect to all Franchisee Loans, including post-petition interest in any proceeding under federal bankruptcy laws, (ii) all fees, expenses, and amounts payable by any Franchisee Borrower for reimbursement or indemnification under the terms of the Franchisee Loan Agreement or any other Franchisee Loan Document executed in connection with the Franchisee Loan to such Franchisee Borrower, (iii) all amounts advanced by the Servicer to protect or preserve the value of any security for the Franchisee Loans, and (iv) all renewals, extensions, modifications, and refinancings (in whole or in part) of any of the amounts referred to in clauses (i) and (ii) above).

“Franchisee Facility Guaranty Agreement” means the Franchisee Facility Guaranty Agreement as amended, restated, supplemented or otherwise modified from time to time, substantially in the form of Exhibit E, made by the Borrower in favor of the Administrative Agent, the Servicer and the Lenders.

“Franchisee Facility Letter of Credit Fee” has the meaning set forth in Section 3.4(a).

“Franchisee Facility Sublimit” has the meaning set forth in Section 3.1(a).

“Franchisee Funding Approval Notice” means a written notice to the Servicer from the Borrower setting forth the conditions of a proposed Franchisee Loan Commitment, consistent with the requirements therefor as set forth in this Agreement, and containing such information and in substantially such form as shall be agreed to by the Servicer and the Borrower pursuant to the Servicing Agreement.

“Franchisee Guaranty Payments” means all payments made by the Borrower pursuant to the Franchisee Facility Guaranty Agreement with respect to Franchisee Loans in the Limited Guaranty Pool, and shall exclude all payments made by the Borrower with respect to Franchisee Loans in the Fully Guaranteed Pool.

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“Franchisee LC Disbursement” means a payment made by the Servicer pursuant to a Franchisee Letter of Credit.

“Franchisee LC Exposure” means, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Franchisee Letters of Credit at such time, plus (ii) the aggregate amount of all Franchisee LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time.

“Franchisee Letter of Credit” means a standby letter of credit issued by the Servicer on behalf of a Franchisee Borrower pursuant to the terms of the applicable Franchisee Loan Commitment on the terms and conditions set forth in the applicable Franchisee Loan Agreement.

“Franchisee Letter of Credit Obligations” means, with respect to each Franchisee Borrower, the aggregate of the face amount of all outstanding Franchisee Letters of Credit issued by the Servicer on behalf of such Franchisee Borrower pursuant to the applicable Franchisee Loan Agreement plus, without duplication, the aggregate amount of unreimbursed draws on such Franchisee Letters of Credit.

“Franchisee Letter of Credit Outstandings” means the aggregate amount of all Franchisee Letter of Credit Obligations.

“Franchisee Loan” means the aggregate Franchisee Advances made pursuant to a Franchisee Loan Commitment, as evidenced by the relevant Franchisee Promissory Note.

“Franchisee Loan Agreement” means the Franchisee Loan Agreement setting forth the terms and conditions, as between a Franchisee Borrower and the Servicer, under which the Servicer has established a Franchisee Loan Commitment to make Franchisee Advances to the Franchisee Borrower, substantially in the form of Exhibit F.

“Franchisee Loan Closing Date” means, for any Franchisee Loan, the date upon which the Franchisee Loan Documents with respect to such Franchisee Loan are executed and delivered and the Franchisee Loan Commitment is established thereunder.

“Franchisee Loan Commitment” means the commitment of the Servicer to each Franchisee Borrower to make Franchisee Advances to such Franchisee Borrower in the aggregate amount specified in the relevant Franchisee Promissory Note, subject to the terms and conditions set forth therein.

“Franchisee Loan Default” means an occurrence with respect to a Franchisee Loan which is defined by the applicable Franchisee Loan Documents to be an event of default (including but not limited to a Franchisee Loan Payment Default).

“Franchisee Loan Documents” means the Franchisee Loan Agreement, the Franchisee Promissory Note, any Franchisee Loan Personal Guaranty, any Franchisee Loan Spousal Consent, the Franchisee Collateral Agreements, any Franchisee Letters of Credit and any other documents relating to the Franchisee Loans or Franchisee Letters of Credit delivered by any

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 Franchisee Borrower or any guarantor or surety thereof to the Servicer and any amendments thereto (provided that such amendments are made with the consent of the Borrower, where such consent is required under this Agreement).

“Franchisee Loan Exposure” means, at any time, the sum of the aggregate principal amount of Franchisee Loans.

“Franchisee Loan Funding” means a funding by the Lenders to the Servicer of their Pro Rata Share of Franchisee Advances.

“Franchisee Loan Funding Request” means (x) a request from a Franchisee Borrower to the Servicer to fund a portion of such Franchisee Borrower’s Franchisee Loan Commitment, and (y) the Initial Franchisee Loan Funding Request.

“Franchisee Loan Indebtedness” means all amounts due and payable by a Franchisee Borrower under the terms of the Franchisee Loan Documents for a given Franchisee Loan and outstanding Franchisee Letters of Credit, including, without limitation, outstanding principal, accrued interest, any commitment fees, letter of credit fees and all reasonable costs and expenses of any legal proceeding brought by the Servicer to collect any of the foregoing (including without limitation, reasonable attorneys’ fees actually incurred).

“Franchisee Loan Interest” has the meaning set forth in Section 3.2.

“Franchisee Loan Maturity Date” means, with respect to any Franchisee Loan Commitment, the date set forth under the applicable Franchisee Loan Documents when such Franchisee Loan Commitment terminates and all principal and interest with respect to the Franchisee Loan outstanding thereunder shall become due and payable in full; provided that, each Franchisee Loan Maturity Date (x) shall be a Franchisee Loan Payment Date and (y) shall be a date no later than the Revolving Commitment Termination Date.

“Franchisee Loan Payment Date” means with respect to any Franchisee Loan, the date set forth under the applicable Franchisee Loan Documents for such Franchisee Loan as the date for repayment of principal and interest with respect to such Franchisee Loan.

“Franchisee Loan Payment Default” means the failure of a Franchisee Borrower to make a payment of principal, accrued interest thereon or any other amounts, within the cure period following the due date therefor, as provided under the applicable Franchisee Loan Documents.

“Franchisee Loan Payment Period” means a period of one (1) month; provided that the last day of each Franchisee Loan Payment Period shall be a Business Day.

“Franchisee Loan Personal Guaranty” means any guaranty from a principal of a Franchisee Borrower substantially in the form attached to the Servicing Agreement.

“Franchisee Loan Response Period” means a period of sixty (60) days commencing on the day on which a Franchisee Loan Payment Default or Franchisee Loan Default occurs;

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provided that no Franchisee Loan Response Period shall extend beyond the Revolving Commitment Termination Date.

“Franchisee Loan Spousal Consent” means a consent of the spouse of a Person executing a Franchisee Loan Personal Guaranty, substantially in the form attached to the Servicing Agreement.

“Franchisee Loan Standstill Period” means a sixty (60) day period commencing on the date immediately following the date that the Franchisee Loan Response Period expires during which the Servicer and the Lenders will continue to refrain from exercising remedies against a Defaulted Franchisee Borrower while a Defaulted Franchisee Loan remains in the Limited Guaranty Pool.

“Franchisee Loan Term” means the period from the Franchisee Loan Closing Date of a Franchisee Loan Commitment until the Franchisee Loan Maturity Date of such Franchisee Loan Commitment and the Franchisee Loan outstanding thereunder, which period shall not exceed twelve months.

“Franchisee Partner” means, collectively, the person other than the Borrower that owns an equity interest in the Franchisee Borrower and any Person who directly or indirectly owns or controls such Person.

“Franchisee Promissory Note” means a Master Note (as defined in the Franchisee Loan Agreement) of a Franchisee Borrower, substantially in the form attached to Exhibit F, setting forth the obligation of such Franchisee Borrower to repay the Franchisee Loan evidenced thereby.

“Franchise Partner Program” means the optional financing and business structuring program offered by the Borrower to a limited number of qualified restaurant operators, such operators to be determined by the Borrower in its sole discretion, which provides such restaurant operators a business structure for organizing, owning and funding the establishment and operation of restaurants doing business under operating concepts owned by the Borrower.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, (b) with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (c) with respect to the Servicer, such Defaulting Lender’s Pro Rata Share of the outstanding Franchisee LC Exposure and Franchisee Loan Exposure other than Franchisee LC Exposure and Franchisee Loan Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

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“Fully Guaranteed Pool” means Franchisee Loans which are subject to the full and unlimited guaranty of the Borrower and the Subsidiary Loan Parties pursuant to the terms of Section 3.13 of this Agreement, the Franchisee Facility Guaranty Agreement and the Subsidiary Guaranty Agreement.

“Funded Franchisee Loan Interest” means the aggregate outstanding amount of Franchisee Loan Fundings made by a Lender hereunder with respect to Franchisee Loans.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means each Subsidiary Loan Party now or hereafter a party to the Subsidiary Guaranty Agreement or any Subsidiary that becomes a party to the Subsidiary Guaranty Agreement pursuant to Section 6.10, 6.11 or 6.12, and their respective successors and permitted assigns.

“Guaranty” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of Guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor “) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guaranty” shall not include endorsements for collection or deposits in the ordinary course of business.  The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guaranty is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

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“Hedging Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values, in each case to which any Borrower or any Subsidiary is a party.

“Hedging Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Hedging Agreement with any Loan Party and (b) any Lender or Affiliate of a Lender that is party to a Hedging Agreement with any Loan Party in existence on the Closing Date, in each case to the extent permitted by Section 8.8.

“Indebtedness” of any Person means, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 9.1(f), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) all obligations under Hedging Agreements.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Franchisee Loan Funding Request” means the Franchisee Loan Funding Request submitted by a Franchisee Borrower for the initial Franchisee Advance on the Franchisee Loan Closing Date of such Franchisee Loan.

“Interest Period” means (i) with respect to any Eurodollar Borrowing, a period of one, two, three or six months, and (ii) with respect to a Swingline Loan, a period of such duration not to exceed 10 days, as the Borrower may request and the Swingline Lender may agree in accordance with Section 2.6; provided, that:

(i)           the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another

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Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)           if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii)           any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period ends; and

(iv)           no Interest Period may extend beyond the Revolving Commitment Termination Date.

“Investments” has the meaning set forth in Section 8.3.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Laws Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed or refinanced as a Loan on the Business Day of such drawing.

“LC Commitment” means that portion of the Aggregate Revolving Commitment Amount that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $50,000,000.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” means the Letters of Credit and all applications, agreements and instruments relating to the Letters of Credit.

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“LC Exposure” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all unreimbursed drawings under Letters of Credit, including all LC Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.  The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

“Lender Franchisee Payment Date” has the meaning set forth in Section 3.5(b).

“Lenders” has the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender.

“Letter of Credit” means (a) any letter of credit issued pursuant to Section 2.23 by Bank of America for the account of the Borrower pursuant to the LC Commitment and (b) any Existing Letter of Credit.

“LIBOR” means,

(a)           for any Interest Period with respect to any Eurodollar Loan, (rounded upwards, as necessary, to the nearest 1/100 of 1%) the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b)           for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m. London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained with a term equal to one month would be offered by Bank of America’s London Branch to major

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banks in the London interbank eurodollar market at their request at the date and time of determination.

(b)           for any interest rate calculation with respect to any Franchisee Loan Funding on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m. London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Franchisee Loan Funding being made or maintained with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Limited Guaranty Pool” means each of the Franchisee Loans outstanding hereunder other than the Franchisee Loans comprising the Fully Guaranteed Pool.

“Loan Documents” means, collectively, this Agreement, the Notes (if any), any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.24, the LC Documents, the Fee Letter, all Notices of Borrowing, the Subsidiary Guaranty Agreement, the Franchisee Facility Guaranty Agreement, the Servicing Agreement, all Notices of Conversion/Continuation and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Loans” means all Revolving Loans and Swingline Loans in the aggregate or any of them, as the context shall require.  For the avoidance of doubt, the definition of “Loans” does not include the Franchisee Loans.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Regulations” means Regulation T, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other

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event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Servicer, the Issuing Bank, Swingline Lender, and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Domestic Subsidiary” means any Material Subsidiary that is a Domestic Subsidiary.

“Material Indebtedness” means Indebtedness (other than the Loans, Franchisee Loans, Letters of Credit and Franchisee Letters of Credit) or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $25,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect to any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means (i) each Loan Party other than the Borrower, and (ii) each other Subsidiary of the Borrower, now existing or hereafter established or acquired, that at any time prior to the Revolving Commitment Termination Date, has or acquires total assets in excess of $5,000,000, or that accounted for or produced more than 5% of the Consolidated Net Income (Loss) of the Borrower on a consolidated basis during any of the three most recently completed fiscal years of the Borrower, or that is otherwise material to the operations or business of the Borrower or another Material Subsidiary.

“MLPF&S” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (successor by merger to Banc of America Securities LLC), in its capacity as a joint lead arranger and joint book manager.

“Moody’s” means Moody’s Investors Service, Inc or any successor thereto.

“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means the aggregate cash or cash equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Debt Issuance or any sale, transfer or disposition conducted in accordance with Section 8.5(d), net of (a) reasonable direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or reasonably estimated to be payable as a result thereof and (c) in the case of any sale, transfer or disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or cash equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary pursuant to any such Debt Issuance or sale, transfer or disposition.

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“Notes” means, collectively, the Revolving Credit Notes and the Swingline Note.

“Notices of Borrowing” means, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Notice of Conversion/Continuation” means the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.8(b) hereof.

“Notice of Revolving Borrowing” has the meaning as set forth in Section 2.3.

“Notice of Swingline Borrowing” has the meaning as set forth in Section 2.6(a).

“Obligations” means all amounts owing by the Borrower to the Administrative Agent, the Servicer, the Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement and any other Loan Document, including without limitation, all principal, interest (including any interest or fees accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post filing or post petition interest or fees is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Servicer and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, all obligations arising under Hedging Agreements entered into with a Hedging Bank to the extent permitted hereunder, all obligations arising under Treasury Management Agreements entered into with Treasury Management Bank to the extent permitted hereunder and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

“Off-Balance Sheet Liabilities” of any Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any Sale and Leaseback transactions which do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person in accordance with GAAP.

“OSHA” means the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

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“Participant” has the meaning set forth in Section 11.4(d).

“Payment Office” means the office of the Administrative Agent for borrowings and paydowns as set forth in Section 11.1, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Acquisition” has the meaning set forth in Section 8.3(j).

“Permitted Encumbrances” means

(i)           Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v)           judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; and

(vi)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

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“Permitted Investments” means:

(i)           direct obligations of, or obligations the principal of and interest on which are unconditionally Guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii)           commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(iii)           certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or Guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

(v)           mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

“Permitted Liens” means all Liens permitted under Section 8.1.

“Person” means any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Article VII (including for purposes of determining the Applicable Margin), that any Disposition, Acquisition or Restricted Payment shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 6.1(a) or (b).  In connection with the foregoing, (a) with respect to any Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (b) with respect to any Acquisition, income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement

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items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Rata Share” means with respect to any Lender at any time, with respect to such Lender’s Revolving Commitment at any time, the percentage of the Aggregate Revolving Commitment Amount represented by such Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.25; provided that if the commitment of each Lender to make Revolving Loans, Franchisee Loan Fundings, the obligation of the Issuing Bank to issue Letters of Credit and the obligations of the Servicer hereunder have been terminated pursuant to Section 9.1 or if the Aggregate Revolving Commitments have expired, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 1.2 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

“Purchasers” means the “Purchasers” under and as defined in the Senior Note Purchase Agreement.

“Quarterly Date” has the meaning set forth in Section 3.4(a).

“Register” has the meaning provided in Section 11.4(c).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” means, at any time, (a) at such time as there are fewer than seven Lenders hereunder, Lenders holding in the aggregate more than 66 2/3% of (i) the unfunded Commitments, the outstanding Loans, Franchisee Loan Exposure, LC Exposure and Franchisee LC Exposure and participations therein or (ii) if the Commitments have been terminated, the outstanding Loans, Franchisee Loan Exposure, LC Exposure, Franchisee LC Exposure and participations therein and (b) at such time as there are seven or more Lenders

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hereunder, Lenders holding in the aggregate more than 50% of (i) the unfunded Commitments, the outstanding Loans, Franchisee Loan Exposure, LC Exposure and Franchisee LC Exposure and participations therein or (ii) if the Commitments have been terminated, the outstanding Loans, Franchisee Loan Exposure, LC Exposure, Franchisee LC Exposure and participations therein.  The unfunded Commitments of, and the outstanding Loans, Franchisee Loan Exposure, LC Exposure, Franchisee LC Exposure and participations therein held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” for any Person means the articles or certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing.

“Revolving Commitment” means, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrower and to participate in Letters of Credit (subject to the terms herein), Franchisee Letters of Credit, Franchisee Loans and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule 1.2, or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance Agreement executed by such Person as an assignee, as the same may be changed  pursuant to terms hereof.  Any reduction in the Aggregate Revolving Commitment Amount pursuant to Section 2.9 shall be applied to the Revolving Commitment of each Lender according to its Pro Rata Share.

“Revolving Commitment Termination Date” means the earlier of (i) December 1, 2015, or (ii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, such Lender’s LC

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Exposure, such Lender’s Franchisee LC Exposure, such Lender’s Franchisee Loan Exposure and such Lender’s Swingline Exposure.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit A.

“Revolving Loan” means a loan (other than a Swingline Loan or a Franchisee Loan Funding) made by a Lender to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

“S&P” means Standard & Poor’s.

“Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Borrower or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Senior Note Purchase Agreement” means that certain Amended and Restated Note Purchase Agreement dated as of May 21, 2008 among the Borrower and the Purchasers party thereto, as amended, restated, supplemented, extended, renewed, refinanced, replaced or otherwise modified from time to time thereafter.

“Senior Notes” means the “Notes” under and as defined in the Senior Note Purchase Agreement.

“Servicer” means Bank of America and its successors and assigns.

“Servicer’s Letter of Credit Fee” has the meaning set forth in the Servicing Agreement.

“Servicing Agreement” means that certain Servicing Agreement dated as of the Closing Date by and between the Borrower and Bank of America, N.A., as amended, restated, supplemented or otherwise modified from time to time.

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“Servicing Fee” means the fee payable to the Servicer pursuant to the terms of the Servicing Agreement.

“Servicing Report” has the meaning set forth in Section 3.11.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, are directly or indirectly owned, controlled (intentionally lowercase) or held by the parent.  Unless otherwise indicated, all references to “Subsidiary” hereunder means a Subsidiary of the Borrower.

“Subsidiary Guaranty Agreement” means the Subsidiary Guaranty Agreement as amended, restated, supplemented or otherwise modified from time to time, substantially in the form of Exhibit D, made by the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the holders of the Obligations.

“Subsidiary Loan Party” means any Material Domestic Subsidiary.

“SunTrust Letter of Credit” shall mean the letter of credit issued by SunTrust Bank on October 19, 1995, Letter of Credit No. F501115, in favor of Director, Division of SELF, in the face amount of $300,000.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $40,000,000.

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 “Swingline Exposure” means, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.6, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” means Bank of America and its successors.

“Swingline Loan” means a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Swingline Note” means the promissory note of the Borrower payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment, substantially the form of Exhibit B.

“Swingline Rate” has the meaning assigned to such term in Section 2.6.

“Synthetic Lease” means a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to FASB Accounting Standards of Codification No. 840, as amended (“ASC 840”), as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” means, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Traditional Franchisee” means, collectively, a franchisee of the Borrower that (i) is not a Franchisee and (ii) is not operating under the Franchise Partner Program.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

 “Treasury Management Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Treasury Management Agreement with any Loan Party and (b) any Lender or Affiliate of a Lender that is a party to a Treasury Management Agreement with any Loan Party in existence on the Closing Date.

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“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“Wind-Down Event” has the meaning set forth in Section 3.7.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2                      Classifications of Loans and Borrowings.

For purposes of this Agreement, Loans may be classified and referred to by Class (e.g.  a “Revolving Loan” or “Swingline Loan”) or by Type (e.g.  a “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g.  “Revolving Eurodollar Loan”).  Borrowings also may be classified and referred to by Class (e.g.  “Revolving Borrowing”) or by Type (e.g.  “Eurodollar Borrowing”) or by Class and Type (e.g.  “ Revolving Eurodollar Borrowing”).

Section 1.3                      Accounting Terms and Determination.

(a) Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Borrower’s independent public accountants) with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 6.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VII to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies  the Borrower that the Required Lenders wish to amend Article VII for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders; provided, further, that if the Borrower notifies the Administrative Agent that the Borrower wishes to change its fiscal year end in accordance with Section 8.10 and such change effects any covenant in Article VII, then the Borrower’s compliance with such covenant shall be determined on the basis of the fiscal year end in effect immediately before such requested change in fiscal year end became effective, until such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

(b)           Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Article VII (including for purposes of determining the Applicable Margin) shall be made on a Pro Forma Basis.

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Section 1.4                      Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

Section 1.5                      Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.6                      Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1                      General Description of Facilities.

Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which the Lenders severally agree (to the extent of such Lender’s Revolving Commitment) to make Revolving

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Loans to the Borrower in accordance with Section 2.2, (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.23, (iii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.5, (iv) the Servicer agrees to make Franchisee Loans to the Franchisee Borrowers and to issue Franchisee Letters of Credit in accordance with Article III and (v) each Lender agrees to purchase a participation interest in the Letters of Credit, Franchisee Letters of Credit, Franchisee Loans and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and Franchisee Loans and outstanding LC Exposure and Franchisee LC Exposure exceed at any time the Aggregate Revolving Commitment Amount from time to time in effect.

Section 2.2                      Revolving Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount.  During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.3                      Procedure for Revolving Borrowings.

The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Revolving Borrowing”) (x) prior to noon on the Business Day of the requested date of each Base Rate Borrowing and (y) prior to 2:00 p.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing.  Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period).  Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request.  The aggregate principal amount of each Eurodollar Borrowing shall be not less than $5,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.6 or Section 2.23 may be made in lesser amounts as provided therein.  At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed eight.  Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

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Section 2.4                      Increase in Aggregate Revolving Commitments.

The Borrower may, at any time and from time to time, upon prior written notice by the Borrower to the Administrative Agent increase the Aggregate Revolving Commitments (but not the LC Commitment, the Swingline Commitment or the Franchisee Facility Commitment) by a maximum aggregate amount of up to FIFTY MILLION DOLLARS ($50,000,000) with additional Revolving Commitments from any existing Lender with a Revolving Commitment or new Revolving Commitments from any other Person selected by the Borrower and acceptable to the Administrative Agent and the Issuing Bank; provided that:

(A)           any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof;

(B)           no Default or Event of Default shall exist and be continuing at the time of any such increase;

(C)           no existing Lender shall be under any obligation to increase its Commitment and any such decision whether to increase its Commitment shall be in such Lender’s sole and absolute discretion;

(D)           (1) any new Lender shall join this Agreement by executing such joinder documents required by the Administrative Agent and/or (2) any existing Lender electing to increase its Commitment shall have executed a commitment agreement satisfactory to the Administrative Agent; and

(E)           as a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the date of such increase (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (2) in the case of the Borrower, certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.4, the representations and warranties contained in Section 5.4 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.1, and (y) no Default or Event of Default exists.

At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.  If the Aggregate Revolving Commitments are increased in accordance with this section, the Administrative Agent

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and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of such increase and the Increase Effective Date.

The Borrower shall prepay any Loans owing by it and outstanding on the date of any such increase (and pay any additional amounts required pursuant to Section 2.19) to the extent necessary to keep the outstanding Loans ratable with any revised Commitments arising from any nonratable increase in the Commitments under this Section.

Section 2.5                      Swingline Commitment.

Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.5 and Sections 2.6 and 2.7, may in its sole discretion make Swingline Loans to the Borrower in Dollars on any Business Day during the Availability Period in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

Section 2.6                      Procedure for Swingline Borrowing; Etc.

(a)           The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.6 attached hereto (“Notice of Swingline Borrowing”) prior to 2:00 p.m. on the requested date of each Swingline Borrowing.  Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited.  The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing.  Each Swingline Loan shall accrue interest at the Base Rate or any other interest rate as agreed between the Borrower and the Swingline Lender (the “Swingline Rate”) and shall have an Interest Period (subject to the definition thereof) as agreed between the Borrower and the Lender.  The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower.  The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 3:00 p.m. on the requested date of such Swingline Loan.

(b)           The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make a Base Rate Loan in an amount

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equal to the unpaid principal amount of any Swingline Loan.  Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender in accordance with Section 2.7, which will be used solely for the repayment of such Swingline Loan, whereupon, subject to Section 2.6(c), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swingline Lender.

(c)           If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred.  On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.  If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.

(d)           Each Lender’s obligation to make a Base Rate Loan pursuant to Section 2.6(b) or to purchase the participating interests pursuant to Section 2.6(c) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by the Borrower, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender (acting through the Administrative Agent), together with accrued interest thereon for each day from the date of demand thereof at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation.  A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.6(d) shall be conclusive absent manifest error.  Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents.  In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

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(e)           (i)           At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii)           If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.13 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swingline Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)           The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

Section 2.7                      Funding of Borrowings.

(a)           Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office (or 3:00 p.m. in the case of Base Rate Borrowings); provided that the Swingline Loans will be made as set forth in Section 2.6.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b)           Unless the Administrative Agent shall have been notified by any Lender prior to 5 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is participating that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for up to two (2) days and thereafter at the rate specified for such Borrowing.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing.  Nothing in

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 this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c)           All Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares.  No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.8                      Interest Elections.

(a)           Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing.  Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall NOT apply to Swingline Borrowings, which may not be converted or continued.

(b)           To make an election pursuant to this Section, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.8 hereto (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to noon on the Business of the requested date of a conversion into a Base Rate Borrowing and (y) prior to 2:00 p.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing.  Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Continuation/Conversion applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.  If any such Notice of Continuation/Conversion requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month.  The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c)           If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have

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elected to convert such Borrowing to a Base Rate Borrowing.  No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing.  No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d)           Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.9                      Reduction and Termination of Commitments.

(a)           Unless previously terminated, all Revolving Commitments shall terminate on the Revolving Commitment Termination Date.

(b)           Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, however,  that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.9 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitments to an amount less than the outstanding Revolving Credit Exposures of all Lenders.  Any such reduction in the Aggregate Revolving Commitments shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment, the Franchisee Facility Commitment and the LC Commitment.

Section 2.10                      Repayment of Loans.

(a)           The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

(b)           The principal amount of each Swingline Borrowing shall be due and payable (together with accrued and unpaid interest thereon) on the earlier of (i) the last day of the Interest Period applicable to such Borrowing and (ii) the Revolving Commitment Termination Date.

(c)           If not sooner repaid, all amounts due and payable to the Servicer and the Lenders pursuant to all Franchisee Loans shall be due and payable in full on the Revolving Commitment Termination Date, and if any Franchisee Letter of Credit Obligations are outstanding on such date, the Borrower shall be required to post Cash Collateral for such Franchisee Letter of Credit Obligations in an amount equal to 105% thereof.

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Section 2.11                      Evidence of Indebtedness.

(a)           Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the indebtedness of the Borrower to such Lender resulting from (i) each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement and (ii) each Franchisee Loan Funding made by such Lender from time to time.  The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.8, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.8, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans, (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof and (vii) the date and amount of each Franchisee Loan Funding made hereunder by each Lender.  The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure or delay of any Lender, the Administrative Agent or the Servicer in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b)           At the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will execute and deliver to such Lender a Revolving Credit Note and, in the case of the Swingline Lender only, a Swingline Note, payable to the order of such Lender.

Section 2.12                      Prepayments.

(a)           Voluntary Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 12:00 noon not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Borrowings, prior to 12:00 noon on the date of such prepayment.  Each such notice shall be irrevocable and shall specify the proposed date of such prepayment, the principal amount of each Borrowing or portion thereof to be prepaid and the Interest Period with respect thereto, in the case of any Eurodollar Borrowings. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment.  If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid; provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19.  Each partial prepayment of any Revolving Loan (other than a Swingline Loan) shall be in a

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 minimum amount of $5,000,000 and in integral multiples of $1,000,000, and each partial prepayment of any Swingline Loan shall be in a minimum amount of $100,000 and integral multiples of $50,000.  Subject to Section 2.25, each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.

(b)           Mandatory Prepayments of Loans.

(i)           Revolving Commitments.  If for any reason the Revolving Credit Exposure of all Lenders at any time exceeds the Aggregate Revolving Committed Amount then in effect, (i) the Borrower shall immediately prepay Revolving Loans and/or the Swingline Loans and/or provide Cash Collateral for the LC Exposure, Franchisee LC Exposure and/or Franchisee Loan Exposure in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to provide Cash Collateral for the LC Exposure, Franchisee LC Exposure and/or Franchisee Loan Exposure pursuant to this Section 2.12(b)(i) unless after the prepayment in full of the Revolving Loans and the Swingline Loans, the Revolving Credit Exposure of all Lenders at any time exceeds the Aggregate Revolving Committed Amount.

(ii)           Dispositions and Involuntary Dispositions.  The Borrower shall (A) prepay the Loans and/or provide Cash Collateral for the LC Exposure, Franchisee LC Exposure and/or Franchisee Loan Exposure as hereinafter provided and (B) offer to prepay the Indebtedness under the Senior Note Purchase Agreement, on a pro rata basis, in an aggregate amount equal to 100% of the Net Cash Proceeds of all sales, transfers and dispositions of property pursuant to Sections 8.5(d) to the extent that the aggregate of such Net Cash Proceeds exceeds $50,000,000 in the aggregate in any fiscal year and/or $150,000,000 in the aggregate during the term of this Agreement, to the extent such Net Cash Proceeds are not reinvested in Eligible Assets within 180 days of the date of such sale, transfer or disposition.  Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (iv) below.  To the extent all holders of the Senior Notes reject an offer from the Borrower to prepay the Senior Notes as required by the terms of this clause (ii), the Borrower shall be permitted to keep such rejected proceeds.

(iii)            Debt Issuances. Immediately upon receipt by the Borrower or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall (A) prepay the Loans and/or provide Cash Collateral for the LC Exposure, Franchisee LC Exposure and/or Franchisee Loan Exposure as hereinafter provided and (B) offer to prepay the Indebtedness under the Senior Note Purchase Agreement, on a pro rata basis, 100% of such Net Cash Proceeds.  Any prepayment pursuant to this clause (iii) shall be applied as set forth in clause (iv) below.  To the extent all holders of the Senior Notes reject an offer from the Borrower to prepay the Senior Notes as required by the terms of this clause (iii), the Borrower shall be permitted to keep such rejected proceeds.

(iv)           Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 2.12(b) shall be applied as follows:

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(A)           with respect to all amounts prepaid pursuant to Section 2.12(b)(i), to Revolving Loans and Swingline Loans and (after all Revolving Loans and Swingline Loans have been repaid) to provide Cash Collateral for the LC Exposure, Franchisee LC Exposure and Franchisee Loan Exposure; and

(B)           with respect to all amounts prepaid pursuant to Section 2.12(b)(ii) and Section 2.12(b)(iii) to Revolving Loans and Swingline Loans and (after all Revolving Loans and Swingline Loans have been repaid) to provide Cash Collateral for the LC Exposure, Franchisee LC Exposure and/or Franchisee Loan Exposure.

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.12(b) shall be subject to Section 2.19, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

Section 2.13                      Interest on Loans.

(a)           The Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, and the Borrower shall pay interest on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus the Applicable Margin in effect from time to time.

(b)           The Borrower shall pay interest on each Swingline Loan at the Swingline Rate.

(c)           If an Event of Default has occurred or is continuing, and at any time after acceleration of the Loans pursuant to the last paragraph of Section 9.1, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans (including all Swingline Loans) and all other Obligations hereunder (other than Loans), at an all-in rate in effect for Base Rate Loans, plus an additional 2% per annum.

(d)           Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof.  Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Revolving Commitment Termination Date.  Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months or 90 days, respectively, on each day which occurs every three months or 90 days, as the case may be, after the initial date of such Interest Period, and on the Revolving Commitment Termination Date.  Interest on each Swingline Loan shall be payable quarterly in arrears on the last Business Day of each calendar quarter, and on the Revolving Commitment Termination Date.  Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or

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prepayment (on the amount repaid or prepaid) thereof.  All Default Interest shall be payable on demand.

(e)           The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing).  Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.14                      Fees.

(a)           The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon by the Borrower and the Administrative Agent in the Fee Letter.

(b)           The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Percentage (determined daily in accordance with Schedule 1.1(a)) on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period; provided, that (A) no commitment fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (B) any commitment fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender.  Accrued commitment fees shall be payable in arrears on the last Business Day of each calendar quarter and on the Revolving Commitment Termination Date, commencing on the first such date after the Closing Date; provided, further, however, that any commitment fees accruing after the Revolving Commitment Termination Date shall be payable on demand.  For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans, LC Exposure, Franchisee LC Exposure and Franchisee Loan Exposure, but not Swingline Exposure, of such Lender.

(c)           (i) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to such Lender’s participation in each Letter of Credit, which shall accrue at the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Commitment Termination Date); provided, however, any letter of credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Bank pursuant to Section 2.23 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.25(a)(iv), with the balance of such fee, if any, payable to the Issuing Bank for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with

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 Section 1.5.  If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders while any Event of Default exists, all letter of credit fees shall accrue at the Default Rate.  Accrued letter of credit fees shall be due and payable quarterly in arrears on the first Business Day after the end of each calendar quarter, commencing with the first such date to occur after the first Letter of Credit is issued, and ending on the Revolving Commitment Termination Date, and thereafter accrued letter of credit fees shall be payable on demand.

(ii)  The Borrower agrees to pay to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate set forth in the Fee Letter on the daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Accrued fronting fees shall be due and payable quarterly in arrears on the tenth day after the end of each calendar quarter in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit and ending on the Revolving Commitment Termination Date, and thereafter accrued fronting fees shall be payable on demand.

Section 2.15                      Computation of Interest and Fees.

(a)           Other than calculations in respect of the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed).  Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

(b)           If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Adjusted Total Debt to EBITDAR Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Adjusted Total Debt to EBITDAR Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Issuing Bank, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Bank, as the case may be, under

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Section 2.13(c), 2.14(c) or 2.23(d), or under Article IX.  The Borrower’s obligations under this paragraph shall survive the termination of the Commitments of all of the Lenders and the repayment of all other Obligations hereunder.

Section 2.16                      Inability to Determine Interest Rates.

If prior to the commencement of any Interest Period for any Eurodollar Borrowing or Franchisee Loan Funding,

(i)           the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(ii)           the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans or Franchisee Loan Fundings for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter.  In the case of Eurodollar Loans and Franchisee Loan Fundings, until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans or Franchisee Loan Fundings or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement.  Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Revolving Borrowing for which a Notice of Revolving Borrowing has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.

Section 2.17                      Illegality.

If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan or Franchisee Loan Funding and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans and Franchisee Loan Fundings, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended.  In the case of the making of a Eurodollar Revolving Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such

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Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date.  In the case of a Franchisee Loan Funding, such Lender’s Franchisee Loan Funding shall accrue at the Base Rate plus the Applicable Margin for the applicable Franchisee Loan Payment Period.  Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.18                      Increased Costs.

(a)           If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate), the Issuing Bank or the Servicer;

(ii)           impose on any Lender, the Issuing Bank, the Servicer or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans or Franchisee Loan Fundings made by such Lender or any Letter of Credit or Franchisee Letters of Credit or any participation therein; or

(iii)           change the basis of taxation of the overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the laws of which any Lender is organized or has its lending office;

and the result of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or a Franchisee Loan Funding or to increase the cost to such Lender, the Issuing Bank or the Servicer of participating in or issuing any Letter of Credit or Franchisee Letter of Credit or to reduce the amount received or receivable by such Lender, the Issuing Bank or the Servicer hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender, Issuing Bank or Servicer on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such such Lender, Issuing Bank or Servicer, within ten (10) days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender, the Issuing Bank or the Servicer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           If any Lender, the Issuing Bank or the Servicer shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or Servicer’s capital (or on the capital of such Lender’s, Issuing Bank’s or Servicer’s parent corporation) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit or Franchisee Letter of Credit to a level below that which such Lender, the Issuing Bank or the Servicer or such Lender’s,

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Issuing Bank’s or Servicer’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s or Servicer’s policies or the policies of such Lender’s, Issuing Bank’s or Servicer’s parent corporation with respect to capital adequacy) then, from time to time, within ten (10) days after receipt by the Borrower of written demand by such Lender, Issuing Bank or Servicer (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender, Issuing Bank or Servicer, as applicable, such additional amounts as will compensate such Lender, the Issuing Bank or the Servicer or such Lender’s, Issuing Bank’s or Servicer’s parent corporation for any such reduction suffered.

(c)           A certificate of a Lender, the Issuing Bank or the Servicer setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Servicer or such Lender’s, Issuing Bank’s or Servicer’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.  The Borrower shall pay any such Lender, the Issuing Bank or the Servicer, as the case may be, such amount or amounts within ten (10) days after receipt thereof.

(d)           Failure or delay on the part of any Lender, the Issuing Bank or the Servicer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, the Issuing Bank’s or the Servicer’s right to demand such compensation.

Section 2.19                      Funding Indemnity.

In the event of (a) the payment or prepayment of any principal of a Eurodollar Loan or Franchisee Loan Funding other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan or Franchisee Loan Funding on the date or in the amount specified in any applicable notice (regardless of whether such notice is withdrawn or revoked) or (d) any assignment of a Eurodollar Loan or Franchisee Loan Funding on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.22(b) then, in any such event, the Borrower shall compensate each Lender, within ten (10) days after written demand from such Lender, for any loss, cost or expense attributable to such event.  A certificate as to any additional amount payable under this Section 2.19 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.20                      Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, however, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Servicer, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it

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 would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           (i) The Borrower shall indemnify the Administrative Agent, the Servicer, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, the Servicer, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Borrower shall also, and does hereby, indemnify the Administrative Agent and the Servicer, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the Issuing Bank for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(ii)  Without limiting the provisions of subsection (a) or (b) above, each Lender and the Issuing Bank shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for such Borrower or the Administrative Agent) incurred by or asserted against such Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the Issuing Bank, as the case may be, to such Borrower or the Administrative Agent pursuant to subsection (e).  Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.  Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S.  withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP.  Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation).  In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender.  Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

Section 2.21                      Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, Franchisee Loan Fundings or Franchisee LC Disbursements or of amounts payable under Section 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon, on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Servicer, Issuing Bank

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or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19 and 2.20 and 10.3 may be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of (i) the Lenders to each Lender in accordance with its Pro Rata Share (or other applicable share as provided herein) and (ii) any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, Franchisee Loan Fundings, Franchisee LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements, Franchisee Loan Fundings and Franchisee LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements, Franchisee Loan Fundings and Franchisee LC Disbursements, then due to such parties.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or Franchisee Loan Fundings that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and Franchisee Loan Fundings and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and Franchisee Loan Fundings of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and Franchisee Loan Fundings; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.24 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Franchisee Loan Fundings or subparticipations in LC Exposure, Franchisee LC Exposure or Swingline Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

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(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Servicer or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Servicer or the Issuing Bank, as the case may be, the amount or amounts due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Servicer or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, Servicer or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.6(b), 2.7(b), 2.21(d), 2.23(d), or 11.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.22                      Mitigation of Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be,  in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous  to such Lender.  The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

(b)           If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.20, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole  expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 11.4(b)) all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.4(b), (iii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the

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case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), (iv) such assignment does not conflict with applicable Laws and (v) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in future claims for such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.23                      Letters of Credit.

(a)           (i) On any Business Day during the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to this Section 2.23, agrees to issue, at the request of the Borrower, standby Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, however, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any extension thereof, one year after such extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date and (ii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment, (B) the aggregate LC Exposure, plus the aggregate outstanding Revolving Loans and Swingline Loans plus the aggregate Franchisee LC Exposure plus the Franchisee Loan Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount or (C) the aggregate outstanding amount of the Revolving Loans of any Lender plus such Lender’s Pro Rata Share of the outstanding amount of all LC Exposure plus such Lender’s Pro Rata Share of the outstanding amount of all Swingline Loans plus such Lender’s Pro Rata Share of the outstanding amount of all Franchisee LC Exposure plus such Lender’s Pro Rata Share of the outstanding amount of all Franchisee Loan Exposure would exceed such Lender’s Revolving Commitment.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the Letter of Credit so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)  The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:  (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; (B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank (provided, however, the Issuing Bank

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agrees that it will not adopt policies for the sole purpose of preventing the issuance of Letters of Credit hereunder); (C) except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is in an initial stated amount less than $500,000.00; (D) such Letter of Credit is to be denominated in a currency other than Dollars; or (E) any Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.25(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Exposure as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.  The Issuing Bank shall not amend any Letter of Credit if the Issuing Bank would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.  The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.  The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and LC Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Bank.

(iii)  Upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit.  Furthermore, each Lender acknowledges and confirms that it has a participation interest in the liability of the Issuing Bank under the Existing Letters of Credit equal to such Lender’s Pro Rata Share of the Revolving Loans.  The Borrower’s reimbursement obligations in respect of the Existing Letters of Credit, and each Lender’s obligations in connection therewith, shall be governed by the terms of this Agreement.  Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

(b)           To request the issuance of a Letter of Credit (or any amendment or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice signed by a Responsible Officer of the Borrower by 11:00 a.m. at least three (3) Business Days prior to the requested date of such issuance (or such later date and time as the Administrative Agent and the Issuing Bank may agree in a particular instance in their sole discretion) the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended or extended as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit.  In addition to the satisfaction of the conditions in Article IV, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the

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 further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, however,  that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c)           At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof.  Unless the Issuing Bank has received notice from any Lender, any Loan Party or the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.23(a) or that one or more conditions specified in Article IV are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit or enter into the applicable amendment, as the case may be, in accordance with the Issuing Bank’s usual and customary business practices.

(d)           The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof.  The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement.  The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind.  Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m.  on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that the conditions precedent set forth in Section 4.2 (other than delivery of a Notice of Borrowing) shall be applicable and provided, further that, after giving effect to such Borrowing, the aggregate LC Exposure (plus the aggregate outstanding Revolving Loans and Swingline Loans, aggregate Franchisee LC Exposure and aggregate Franchisee Loan Exposure of all Lenders) shall not exceed the Aggregate Revolving Commitment Amount.  The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available (and the Administrative Agent may apply Cash Collateral for such purpose) to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.7.  The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.  Any notice given by the Issuing Bank or the

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 Administrative Agent pursuant to this Section 2.23(d) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(e)           If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then the Administrative Agent shall promptly notify the Lenders of such unreimbursed LC Disbursement, and each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred.  If the Borrower shall fail to reimburse the Issuing Bank as provided above for a LC Disbursement, the unreimbursed amount shall bear interest at a rate equal to the Base Rate plus the Applicable Margin plus an additional 2% per annum, it being understood and agreed that such interest shall be for the account of each Lender on a pro forma basis after its funding of its participation of such unreimbursed LC Disbursement as provided below.  Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or  any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Base Rate Loans pursuant to Section 2.23(d) is subject to the conditions set forth in Section 4.2 (other than delivery by the Borrower of a Notice of Borrowing).  No such funding by a Lender of its Pro Rate Share of any LC Disbursement shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.  On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank.  Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof (including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided however, if any such payment received by the Administrative Agent for the account of the Issuing Bank is required to be returned under any of the circumstances described in Section 11.13 (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of the Issuing Bank its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

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(f)           To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraphs (d) and (e) of this Section 2.23 on the due date therefor then, without limiting the other provisions of this Agreement, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation.  A certificate of the Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.23(f) shall be conclusive absent manifest error.

(g)           The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i)           Any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document;

(ii)           The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)           Any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)           Any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)           Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, defense available to, or provide a right of setoff against, the Borrower or any Subsidiary; or

(vi)           The existence of a Default or an Event of Default.

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The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Bank.  The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or LC Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  Neither the Administrative Agent, the Issuing Bank, the Lenders nor any correspondent, participant or assignee of the Issuing Bank nor any Related Party of any of the foregoing shall have any liability or responsibility for any of the matters described in clauses (i) through (v) of Section 2.23(g) or by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence  arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or exemplary damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit and and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or

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purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(h)           Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of ISP shall apply to each standby Letter of Credit and shall, as to matters not governed by the ISP, be governed by and construed in accordance with the laws of the State of Georgia so long as the Borrower has requested that Georgia law be applicable in such circumstances in the letter of credit application executed by the Borrower in connection with such Letter of Credit.

Section 2.24                      Cash Collateral.

(a)           Certain Credit Support Events.  Upon the request of the Administrative Agent, the Servicer or the Issuing Bank, as the case may be, (i) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LC Borrowing or (ii) if, five (5) Business Days prior to the Revolving Commitment Termination Date, any LC Exposure, Franchisee LC Exposure or Franchisee Loan Exposure for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all LC Exposure, Franchisee Loan Exposure and/or Franchisee LC Exposure, as the case may be.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the Servicer, the Issuing Bank or the Swingline Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.25(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)           Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Servicer, the Issuing Bank and the Lenders (including the Swingline Lender) and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.24(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.24 or Sections 2.6, 2.12, 2.23, 2.25, 3.10 or 8.2 in respect of Letters of Credit, Franchisee Letters of Credit or Swingline Loans shall be held and applied in satisfaction of the specific LC Exposure, Franchisee LC Exposure,

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Franchisee Loan Exposure, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided herein.

(d)           Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.24 may be otherwise applied in accordance with Section 9.2) and (y) the Person providing Cash Collateral and the Servicer, the Issuing Bank or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.25                      Defaulting Lenders.

(a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)           Waivers and Amendment.  The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.2.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Servicer, the Issuing Bank or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Servicer, the Issuing Bank or the Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan, Franchisee Letter of Credit or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or Franchisee Loan Funding in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans or Franchisee Loan Fundings under this Agreement; sixth, to the payment of any amounts owing to the

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Lenders, the Servicer, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Servicer, the Issuing Bank or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans, LC Borrowings or Franchisee Loan Fundings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans, LC Borrowings or Franchisee Loan Fundings were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to the pay the Loans of, and LC Borrowings and Franchisee Loan Fundings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Borrowings and Franchisee Loan Fundings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.25(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           Certain Fees.  The Defaulting Lender (x) shall not be entitled to receive any Commitment Fee pursuant to Section 2.14(b) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) shall be limited in its right to receive letter of credit fees as provided in Section 2.14(c).

(iv)           Reallocation of Pro Rata Shares to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Franchisee Letters of Credit or Swingline Loans pursuant to Sections 2.23 and 2.6 and Article III, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (x) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (y) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Franchisee Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans and Franchisee Loan Fundings of that Lender.

(b)           Defaulting Lender Cure.  If the Borrower, the Administrative Agent, Servicer, Swingline Lender and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so

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notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determined to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit, Franchisee Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.25(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

FRANCHISEE LOAN FACILITY

Section 3.1                      Establishment of Franchisee Facility Commitment; Terms of Loans and Letters of Credit.

(a)           Commitment.  Subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, and in reliance upon the guaranty of the Borrower and the Subsidiary Loan Parties set forth in the applicable Loan Documents, the Servicer hereby establishes a commitment to the Borrower to establish Franchisee Loan Commitments and make Franchisee Advances to such Franchisees as may be designated by the Borrower in its Franchisee Funding Approval Notices during a period commencing on the Closing Date and ending five (5) days prior to the Revolving Commitment Termination Date in an aggregate committed amount at any one time outstanding not to exceed FIFTY MILLION AND NO/100 DOLLARS ($50,000,000) (the “Franchisee Facility Sublimit”).

(b)           Authorization of Franchisee Loan Commitments; Loan Terms; Letter of Credit Terms.  Within the limits of the Franchisee Facility Sublimit and in accordance with the procedures set forth in the Servicing Agreement, the Borrower may authorize the Servicer to establish a Franchisee Loan Commitment in favor of a Franchisee who meets the credit criteria established by the Borrower.  The amount of each Franchisee Loan Commitment shall be determined by the Borrower but shall not be less than $100,000 nor exceed $5,000,000 for any Franchisee.  Pursuant to the Franchisee Loan Commitment, the Servicer shall agree to make Franchisee Advances to the Franchisee Borrower thereunder in a minimum amount of (i) $10,000 for Franchisee Loans in the amount of $100,000 to $250,000 and in integral multiples of $1,000 and (ii) $25,000 for Franchisee Loans in the amount of $250,001 to $5,000,000 and in integral multiples of $1,000, such Franchisee Advances not to exceed four (4) per month unless the Servicer shall otherwise agree, and except that any Franchisee Loan Commitments outstanding on the date hereof that provide otherwise may remain in effect until such time as such Franchisee Loan Commitments are renewed or refinanced.  In addition, the Servicer shall agree to issue Franchisee Letters of Credit on behalf of such Franchisee Borrower in an

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aggregate amount at any one time outstanding not to exceed $250,000; provided, however, the Servicer shall not be obligated to issue any Franchisee Letter of Credit unless the terms and provisions of such Franchisee Letter of Credit are satisfactory to the Servicer in its reasonable discretion.  Each Franchisee Loan shall bear interest at the Franchisee Borrower Rate designated by the Borrower in the applicable Franchisee Funding Approval Notice, and interest shall be payable on each Franchisee Loan Payment Date and on the Franchisee Loan Maturity Date of such Franchisee Loan when all principal and interest shall be due and payable in full.  Each Franchisee Loan may be prepaid in full or in part on any Business Day, without premium or penalty.  The Franchisee Loan Term of each Franchisee Loan shall not extend beyond the Revolving Commitment Termination Date.  Each Franchisee Letter of Credit shall be for a term of not more than one year (unless otherwise agreed by the Servicer) and shall mature on a date which is at least ten (10) days prior to the Franchisee Loan Maturity Date or the Revolving Commitment Termination Date, whichever is sooner.  If any drawing is made upon a Franchisee Letter of Credit and not reimbursed by the applicable Franchisee Borrower on the same Business Day, then the applicable Franchisee Borrower shall be deemed to have requested a Franchisee Advance to repay such amount and the Servicer shall make such Franchisee Advance regardless of the minimum requirements set forth above and regardless of whether or not a Default or Event of Default exists under the applicable Franchisee Loan Documents, which amounts shall be Franchisee Advances for all purposes hereunder.

(c)           Obligation to Establish Franchisee Loan Commitments.  The Servicer’s obligation to establish each Franchisee Loan Commitment under the Loan Documents is subject to the fulfillment of the following conditions as of the Franchisee Loan Closing Date of such Franchisee Loan:

(i)           this Agreement and each of the other Loan Documents shall be in full force and effect;

(ii)           the representations and warranties of the Borrower contained in Article V hereof shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Franchisee Loan Closing Date of such Franchisee Loan, in each case before and after giving effect thereto or, if such representations and warranties relate solely to an earlier date, were true and correct as of such earlier date;

(iii)           the Servicer shall have received a Franchisee Funding Approval Notice from the Borrower authorizing such Franchisee Loan Commitment;

(iv)           all precedents and conditions to the Franchisee Loan Commitment specified in the Servicing Agreement, together with such additional precedents and conditions as may, at the Borrower’s election, be included in the applicable Franchisee Funding Approval Notice, shall have been completed to the Servicer’s reasonable satisfaction; and

(v)           no Default or Event of Default shall have occurred and be continuing.

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Section 3.2                      Conveyance of Franchisee Loan Interest.

(a)           The Servicer hereby sells, assigns, transfers and conveys to the Lenders, without recourse or warranty, and each Lender hereby purchases from the Servicer, an undivided percentage ownership interest (which percentage shall be equal to each Lender’s Pro Rata Share) in (i) the Franchisee Loan Commitments, (ii) the Franchisee Loans and Franchisee Letter of Credit Obligations, (iii) the Franchisee Collateral, (iv) all rights against any guarantor of any Franchisee Loan, including the Loan Parties, and (v) all right, title and interest to any payment or right to receive payment with respect to the foregoing (collectively, the “Franchisee Loan Interest”).  Notwithstanding the foregoing, each Lender’s right to receive payments of interest, commitments fees, letter of credit fees or other fees with respect to the Franchisee Loan Commitments, the Franchisee Loans and the Franchisee Letter of Credit Obligations shall not exceed the amounts which such Lender is entitled to receive pursuant to the terms of this Agreement.

(b)           In accordance with the terms and conditions hereof, and in consideration of the sale of the Franchisee Loan Interest to such Lender, each Lender severally agrees from time to time, during the period commencing on the Closing Date and ending on the Revolving Commitment Termination Date, to fund its Pro Rata Share of outstanding Franchisee Loans (including Franchisee Advances made by the Servicer in connection with unreimbursed drawing upon outstanding Franchisee Letters of Credit) made by the Servicer; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, outstanding LC Exposure, outstanding Franchisee LC Exposure and outstanding Franchisee Loan Exposure exceed at any time the Aggregate Revolving Commitment Amount from time to time in effect.

Section 3.3                      Funding of Advances; Funding of Franchisee Loan Interest in Loans; Purchase of Participation in Letters of Credit.

(a)           The Servicer shall fund Franchisee Advances requested by the Franchisee Borrowers pursuant to the terms of the Franchisee Loan Documents in accordance with the terms of the applicable Franchisee Loan Documents and the Servicing Agreement.  The Servicer shall make such Franchisee Advance to the applicable Franchisee Borrower provided that the sum of (x) the aggregate Funded Franchisee Loan Interest plus (y) the aggregate Franchisee Letter of Credit Outstandings shall not exceed the amount of the Franchisee Facility Sublimit.  On the date of any such funding, the Servicer shall give written notice to the Lenders of their respective Pro Rata Share of such Franchisee Advance or Franchisee Advances to be made within three Business Days of such notice, as provided in Section 3.3(b) below.  Notwithstanding the foregoing, in order to refinance in full the franchisee advances made by the servicer and the participants pursuant to the Franchisee Facility Credit Agreement on the Closing Date, the Lenders shall, subject to the terms and conditions herein set forth, fund on the Closing Date in the form of Franchisee Loan Fundings their Pro Rata Share of such amount necessary to refinance such advances.  Such Franchisee Loan Fundings shall bear interest at the Base Rate plus the Applicable Margin for three Business Days before being converted to Franchisee Loan Fundings bearing interest at the Adjusted LIBO Rate plus the Applicable Margin.  The Servicer shall issue Franchisee Letters of Credit requested by the Franchisee Borrowers pursuant to the

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terms of the Franchisee Loan Documents in accordance with the terms of the applicable Franchisee Loan Documents and the Servicing Agreement.  The Lenders shall be notified in each Servicing Report of the aggregate amount of Franchisee Letter of Credit Outstandings.  Any Franchisee Letters of Credit issued pursuant to the Franchisee Facility Credit Agreement are deemed to have been issued pursuant to this Section 3.3.

(b)           Notification of Funding.  On the date of any requested funding of a Franchisee Loan Funding pursuant to Section 3.3(a), the Servicer shall deliver written or telecopy notice to the Lenders (or telephonic notice promptly confirmed in writing or by telecopy) (a “Lender Franchisee Funding Request”) by no later than 2:00 p.m. on the date three Business Days prior to the requested date of the Franchisee Loan Funding with respect to such Franchisee Advance which shall specify (x) the date of the Franchisee Loan Funding, which shall be a Business Day, and (y) each Lender’s Pro Rata Share of the Franchisee Advance or Advances outstanding to be funded in connection with such Franchisee Loan Funding.

(c)           Funding Obligation.  Each Lender shall make its Franchisee Loan Funding in the amount of its Pro Rata Share on the proposed date thereof by wire transfer of immediately available funds to the Servicer by not later than 11:00 a.m.  Unless the Servicer shall have received notice from a Lender prior to the date of any Franchisee Loan Funding that such Lender will not make available to the Servicer such Lender’s Pro Rata Share of such Franchisee Loan Funding, the Servicer may assume that the Lender has made such portion available to the Servicer on the date of such Franchisee Loan Funding in accordance with this subsection (c) and the Servicer may, in reliance on such assumption, make available to the Franchisee Borrowers a corresponding amount.  If and to the extent that such Lender shall not have made such portion available to the Servicer, such Lender and the Borrower shall severally agree to repay the Servicer forthwith (on demand in the case of the Lender and within three (3) days of such demand in the case of the Borrower), without duplication, such amount with interest at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Servicer in accordance with banking industry rules on interbank compensation and, until such time as such Lender has repaid to the Servicer such amount, such Lender shall (i) have no right to vote regarding any issue on which voting is required or advisable under this Agreement or the other Loan Documents, except that (x) the Commitment of any such Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any such Lender more adversely than other affected Lenders shall require the consent of such Lender, and (ii) shall not be entitled to receive any payments of interest, fees or repayment of the principal amount of such Franchisee Advance which the Lender has failed to pay to the Servicer.  If such Lender shall repay to the Servicer such amount, then such amount shall constitute part of such Lender’s Funded Franchisee Loan Interest.

(d)           Lender’s Obligation Absolute and Unconditional.  Each Lender’s obligations to fund its Pro Rata Share of any requested Franchisee Loan Funding shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense, or other right which such Lender may have against the Servicer, the Borrower, any Franchisee Borrower or any other Person for any reason whatsoever, (ii) the occurrence of any Event of Default or Default, (iii) the occurrence of any

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Franchisee Loan Default, (iv) any adverse change in the condition (financial or otherwise) of the Borrower or any other Loan Party or any Franchisee Borrower, (v) the acceleration or maturity of any Franchisee Loan or the Borrower’s obligations hereunder or the termination of the Franchisee Facility Commitment, the Franchisee Loan Commitments or the Revolving Commitments after the making of any Franchisee Loan Funding, (vi) any breach of this Agreement by the Borrower, any other Loan Party or any Lender, or (vii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e)           Fundings Following Default.  Notwithstanding the foregoing provisions of this Section 3.3, no Lender shall be required to fund its Pro Rata Share of any requested Franchisee Loan Funding pursuant to subsection (d) above if a Default, Event of Default or Franchisee Loan Default with respect to the relevant Franchisee Loan has occurred and is continuing and, prior to the making by the Servicer of such Franchisee Advance, the Servicer had received written notice from Borrower, the relevant Franchisee Borrower or any Lender specifying that such Default, Event of Default or Franchisee Loan Default had occurred and was continuing (and identifying the same as a Default, Event of Default or Franchisee Loan Default, as the case may be); provided that, in the case of a Default or Event of Default where the Lenders are not pursuing remedies, the Lenders will be obligated to fund their respective Pro Rata Shares of Franchisee Loan Fundings as long as the aggregate amount of all such Franchisee Loan Fundings in the aggregate does not exceed $2,000,000.  Each Lender expressly agrees, however, that it shall be obligated to fund its Pro Rata Share of requested Franchisee Loan Funding with respect to Franchisee Advances made by the Servicer with respect to unreimbursed drawings upon outstanding Franchisee Letters of Credit whether or not a Default, Event of Default or Franchisee Loan Default has occurred and is continuing and whether or not made as a Franchisee Advance.

Section 3.4                      Franchisee Facility Letter of Credit Fees.

(a)           Each Lender will receive from amounts paid by the Franchisee Borrowers under the Franchisee Loan Documents and the Borrower under the Loan Documents, a letter of credit fee (the “Franchisee Facility Letter of Credit Fee”) with respect to the average daily amount of each Lender’s Pro Rata Share of the Franchisee Letter of Credit Outstandings, for the period commencing on the Closing Date and ending on the Revolving Commitment Termination Date, or such earlier date as the Revolving Commitments shall expire or terminate, equal to the Applicable Margin in effect from time to time, such Lender’s Franchisee Facility Letter of Credit Fee to be payable quarterly in arrears on the first Business Day after the end of each calendar quarter (“Quarterly Date”), calculated on the basis of a 360-day year and the actual number of days elapsed.

(b)           All Franchisee Facility Letter of Credit Fees shall be paid on each Quarterly Date, in immediately available funds, to the Lenders by the Servicer from amounts received from the Franchisee Borrowers and the Borrower.

(c)           In the event that the Franchisee Facility Letter of Credit Fees received by the Servicer from the Franchisee Borrowers and the Borrower are not sufficient on any Quarterly Date to pay the Franchisee Facility Letter of Credit Fees required pursuant hereto, the Borrower shall, upon demand of the Servicer, immediately fund such difference to the Servicer (with such

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payment allocated to specific Franchisee Loan Payment Defaults as agreed by the Borrower and the Servicer) and the Borrower shall promptly be reimbursed by the Servicer upon receipt of such amount from the Franchisee Borrower.

Section 3.5                      Interest on Franchisee Funded Loan Interest.

(a)           Subject to the provisions of Section 3.6, each Lender’s Franchisee Funded Loan Interest shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Franchisee Loan Payment Period in which such Franchisee Loan Funding is outstanding (with the Franchisee Loan Payment Period being automatically reset on the last Business Day of each month for the next Franchisee Loan Payment Period regardless of the date of any Franchisee Loan Funding hereunder) plus the Applicable Margin in effect from time to time.

(b)           Interest on each Lender’s Funded Franchisee Loan Interest shall be payable by the Servicer to the Lenders on the last day of each Interest Period applicable thereto (the “Lender Franchisee Payment Date”) from interest payments received on the Franchisee Loans on the applicable Franchisee Loan Payment Dates.

(c)           In the event that on any Lender Franchisee Payment Date the interest received by the Servicer from the Franchisee Borrowers and the Borrower is not sufficient to pay the interest to the Lenders required pursuant hereto, the Borrower shall, upon demand of the Servicer, immediately fund such difference to the Servicer (with such payment allocated to specific Franchisee Loan Payment Defaults as agreed by the Borrower and the Servicer) and if such shortfall results from Franchisee Loan Payment Defaults rather than interest rate variances, either, at the election of the Borrower,  (x) the Borrower shall be reimbursed by the Servicer upon receipt of such amount from the Franchisee Borrower, (y) the Franchisee Loan Indebtedness shall be deemed to be reduced by such amount upon a repayment or purchase of such Defaulted Franchisee Loan by  the Borrower in accordance with the terms of this Agreement, or (z) such amount shall be deemed to have satisfied the Borrower’s obligation to cure such Franchisee Loan Payment Default hereunder.

Section 3.6                      Default Interest.

If an Event of Default has occurred or is continuing, and at any time after any acceleration pursuant to the last paragraph of Section 9.1, any amount payable to the Servicer or the Lenders by the Borrower under this Article III shall bear interest (to the extent permitted by law) for each day from such date up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum, with respect to Franchisee Loan Fundings, at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all other Obligations under Article III, at an all-in rate in effect for Base Rate Loans, plus an additional 2% per annum.

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Section 3.7                      Wind-Down Event.

In the event that (i) the Revolving Commitment Termination Date occurs, (ii) the Borrower has made Franchisee Guaranty Payments of $5,000,000 or more in the aggregate since the Closing Date, or (iii) three or more Franchisee Loans become Defaulted Franchisee Loans since the Closing Date (provided, that for purposes of this clause (iii), (A) any Defaulted Franchisee Loan that remains in the Limited Guaranty Pool because a new Franchisee Partner has acquired an interest in the Defaulted Franchisee Borrower shall be treated as a separate Franchisee Loan for purposes of the three Defaulted Franchisee Loan test above and (B) any Defaulted Franchisee Loans that are moved to the Fully Guaranteed Pool shall not be treated as a Defaulted Franchisee Loan for purposes of the three Defaulted Franchisee Loan test above unless and until such Franchisee Loan is returned to the Limited Guaranty Pool and another Franchisee Loan Default occurs) (each, a “Wind-Down Event”), then (y) the Franchisee Loan Term of all outstanding Franchisee Loan Commitments shall be automatically shortened to the earlier of (1) the existing termination date of the applicable Franchisee Loan Commitments and (2) a date twelve months from the date of such Wind-Down Event and (z) the Borrower shall not have the right to request that any further Franchisee Loan Commitments be established or that any Franchisee Loan Commitments be extended or renewed.  The occurrence of a Wind-Down Event shall not affect the obligation of (x) the Servicer to make Franchisee Advances pursuant to existing Franchisee Loan Commitments, (y) the Lenders to fund their Franchisee Loan Interest as provided herein, or (z) the Loan Parties under the Loan Documents.

Section 3.8                      Payments.

(a)           The Borrower shall make each payment required to be made by the Borrower under this Article III to any Lender or the Servicer not later than 1:00 p.m., on the date when due in dollars to the Servicer at the Administrative Agent’s Office in immediately available funds.

(b)           Whenever any payment under this Article III shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next preceding Business Day.

Section 3.9                      Servicer’s Obligations with Respect to Loans; Non-Recourse.

(a)           The Servicer shall, for itself and the benefit of all of the Lenders and the Borrower, (i) document, close, manage, administer and collect the Franchisee Loans and issue and administer the Franchisee Letters of Credit in accordance with the terms of this Agreement and the Servicing Agreement and exercise all discretionary powers involved in such management, administration and collection and (ii) distribute the funds received with respect to the Franchisee Loans and Franchisee Letter of Credit Obligations and from the Borrower in accordance with the terms of this Agreement.  The Servicer agrees that it will exercise the same care in administering the Franchisee Loans as it exercises with respect to loans of similar size and type in which no participations are allocated, and each of the Lenders agrees that the Servicer shall have no further responsibility to the Lenders.

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(b)           The forms of the Franchisee Loan Agreement and Franchisee Promissory Note used by the Servicer as documentation for each Franchisee Loan shall be substantially in the forms attached hereto.  The Borrower shall have the right to direct the Servicer to make modifications to such forms and amendments thereto from time to time provided that, the Servicer shall receive $300 from the Franchisee Borrower for each such modification and amendment and provided further that, the Borrower may not direct the Servicer to revise or amend such forms so as to be inconsistent with the terms of Section 3.1 hereof.

(c)           Notwithstanding anything in this Agreement to the contrary, each of the Lenders acknowledges and agrees that the Servicer shall have no obligation to the Lenders with respect to (i) the creation, perfection, priority or continuation of any Lien on any Franchisee Collateral obtained by the Servicer with respect to the Franchisee Loans at the request of the Borrower, or (ii) the obtaining or retention of any guaranties required by the Borrower (other than to distribute any proceeds therefrom in accordance with the terms of this Article III).  The Lenders acknowledge and agree that the Borrower has the right to release or modify the terms of any Franchisee Collateral or any Franchisee Loan Personal Guaranty.

(d)           Each of the Lenders acknowledges and agrees that all payments made to the Lenders pursuant to this Agreement by the Servicer shall be made solely from amounts received from the Borrower, the Franchisee Borrowers and other obligors or Franchisee Collateral under the applicable Franchisee Loan Documents and the Servicer shall have no personal liability for any amounts payable to the Lenders hereunder.

Section 3.10                      Application of Payments.

(a)           The Servicer and the Borrower shall instruct each Franchisee Borrower to make payments with respect to Franchisee Loans, Franchisee Letter of Credit Obligations and the Franchisee Loan Commitments directly to the Servicer, either by mail, wire transfer or debit pursuant to an ACH Authorization (as such term is defined in the Servicing Agreement).

(b)           On each Lender Franchisee Payment Date, all payments of interest received by the Servicer from the Franchisee Borrowers and the Borrower pursuant to the Franchisee Facility Guaranty Agreement with respect to the Franchisee Loans and not previously distributed by the Servicer, shall be applied to pay all accrued but unpaid interest on the Lenders’ Franchisee Loan Interest pursuant to this Agreement, then to pay all accrued but unpaid Servicing Fees and then to pay the Borrower’s Fee, in accordance with the terms of the Servicing Agreement.

(c)           On each Quarterly Date, all payments of Franchisee Facility Letter of Credit Fees received by the Servicer from the Franchisee Borrowers and the Borrower pursuant to the Franchisee Facility Guaranty Agreement with respect to the Franchisee Letter of Credit Obligations and not previously distributed by the Servicer, shall be applied to pay all accrued but unpaid Franchisee Facility Letter of Credit Fees on the Lenders’ Franchisee Loan Interest pursuant to this Agreement, then to pay all accrued but unpaid Servicer’s Letter of Credit Fees and then to pay the Borrower’s Letter of Credit Fee, in accordance with the terms of the Servicing Agreement.

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(d)           On any Business Day on which the Servicer shall receive any payment in respect of the principal amount of any Franchisee Loan, whether from a Franchisee Borrower, the Borrower pursuant to the Franchisee Facility Guaranty Agreement, or any other obligor with respect thereto, the Servicer may elect, in its sole discretion to (i) apply such principal payment to fund any requested Franchisee Advances or (ii) to distribute such amount to the Lenders to reduce each Lender’s Franchisee Loan Interest.

(e)           If during any period when no Event of Default has occurred and is continuing, amounts received by the Servicer are not capable of being allocated to any specific Franchisee Loan Funding or Franchisee Letter of Credit Obligations or, in the case of amounts allocable to a specific Franchisee Loan Funding or Franchisee Letter of Credit Obligations, are not sufficient to repay all obligations then due and owing with respect thereto, such amounts shall be applied by the Servicer as follows: (i) first, to the payment of Franchisee Facility Letter of Credit Fees owing to the Lenders hereunder, (ii) second, to the payment of accrued interest on the Franchisee Loan Interests hereunder, (iii) third, to the payment of the Servicing Fees and Servicer’s Letter of Credit Fees owing under the Servicing Agreement, (iv) fourth, to the repayment of the Franchisee Loan Interests outstanding hereunder, (v) fifth, to the payment of all other amounts owing to the Servicer or any Lender hereunder, and (vi) sixth, if all obligations of the Borrower pursuant to the Loan Documents have been satisfied in full, to the Borrower.

(f)           If not sooner repaid, all amounts due and payable to the Servicer and the Lenders shall be due and payable in full on the Revolving Commitment Termination Date, and if any Franchisee Letter of Credit Obligations are outstanding on such date, the Borrower shall be required to post Cash Collateral for such Franchisee Letter of Credit Obligations in an amount equal to 105% thereof.

Section 3.11                      Servicing Report.

On each Lender Franchisee Payment Date, the Servicer shall telecopy to the Borrower and each Lender a servicing report in the form of Exhibit G attached hereto (the “Servicing Report”) setting forth the following information with respect the Franchisee Loans:

(a)           the aggregate principal balance of the Franchisee Loans as of the close of business on the last Business Day of the preceding Franchisee Loan Payment Period;

(b)           the aggregate amount of Franchisee Loans repurchased by the Borrower or amounts collected with respect to the Franchisee Collateral for the Loans;

(c)           the aggregate amount of Franchisee Letter of Credit Outstandings as of the close of business on the last Business Day of the preceding Franchisee Loan Payment Period;

(d)           the aggregate Franchisee Loan Commitments as of the close of business on the last Business Day of the preceding Franchisee Loan Payment Period; and

(e)           each Franchisee Loan which is fifteen days or more past due (including the past due amount and the number of days past due).

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Section 3.12                      Default Notice Of Loan.

The Servicer shall notify the Borrower and the relevant Franchisee Borrower of a Franchisee Loan Payment Default within fifteen (15) days following the occurrence thereof and of any other Franchisee Loan Default in accordance with the terms of the Servicing Agreement.

Section 3.13                      Waiver or Cure By The Borrower; Fully Guaranteed Pool.

Unless a Default or Event of Default has occurred and is continuing, within the Franchisee Loan Response Period, the Borrower shall be entitled (but not obligated) to, in the case of a Franchisee Loan Payment Default, cure such Franchisee Loan Payment Default and shall be entitled to waive any other Franchisee Loan Default except as set forth in Section 3.15.  During a Franchisee Loan Response Period, the Servicer shall refrain from taking any legal action against the Defaulted Franchisee Borrower under the Defaulted Franchisee Loan which is the subject of such Franchisee Loan Response Period, and from accelerating payment of the Franchisee Loan Indebtedness under such Defaulted Franchisee Loan but the Servicer shall cease funding any further Franchisee Advances pursuant to the Franchisee Loan Commitment or issuing any Franchisee Letters of Credit.  If the Borrower cures a Franchisee Loan Payment Default prior to the expiration of a Franchisee Loan Response Period and waives any other Franchisee Loan Default (subject to Section 3.15) prior to the expiration of a Franchisee Loan Response Period, then as to each Franchisee Loan Payment Default or other Franchisee Loan Default so waived or so cured, the Defaulted Franchisee Borrower’s and the Servicer’s respective rights and obligations under the Franchisee Loan Documents shall be restored to the same status as if such waived or cured Franchisee Loan Default never occurred except that, with respect to any Franchisee Loan Payment Default cured by the Borrower hereunder, such Loan shall be deemed to have been moved from the Limited Guaranty Pool into the Fully Guaranteed Pool and shall thereafter be guaranteed fully and completely by the Borrower as provided in the Franchisee Facility Guaranty Agreement.

Section 3.14                      Franchisee Loan Standstill Period; Defaulted Franchisee Loan Guaranty Demand.

(a)           In the event that following the end of a Franchisee Loan Response Period, a Franchisee Loan Payment Default is not cured or in the event that any other Franchisee Loan Default is not then waived, then unless an Event of Default has occurred and is continuing, the Servicer will continue to refrain from exercising remedies against such Franchisee Borrower during the Franchisee Loan Standstill Period provided that the Borrower immediately pays all past due interest and fees owing to the Servicer pursuant to the applicable Franchisee Loan Documents, if any, on such Defaulted Franchisee Loans.  After the Franchisee Loan Standstill Period ends, the Servicer shall have the right at any time thereafter, to demand payment of the entire Franchisee Loan Indebtedness with respect to such Loan from the Borrower pursuant to the Franchisee Facility Guaranty Agreement (unless the events set forth in Section 3(b)(ii) or (iii) of the Franchisee Facility Guaranty Agreement have occurred), which amount, subject to the limitations set forth therein, shall be due and payable on the date which is five (5) days following demand.  The Borrower hereby acknowledges and agrees that the requirement for payment in

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 full of the Franchisee Loan Indebtedness shall include the posting of Cash Collateral with the Servicer in an amount equal to 105% of the outstanding Franchisee Letter of Credit Obligations of such Franchisee Borrower, unless the outstanding Franchisee Letters of Credit are canceled and returned to the Servicer.  The provisions of this Section 3.14(a) are subject in all respects to Section 2 of the Franchisee Facility Guaranty Agreement.

(b)           In the event that the Borrower is not obligated to repay the Franchisee Loan Indebtedness with respect to a Defaulted Franchisee Loan pursuant to the Franchisee Facility Guaranty Agreement or in the event that an Event of Default has occurred and is continuing and the Borrower has not purchased all outstanding Franchisee Loans hereunder, the Borrower agrees that the Servicer shall be released from its obligations to the Borrower hereunder with respect to administering and enforcing all Franchisee Loans and may administer and enforce such Franchisee Loans and Franchisee Letter of Credit Obligations as it deems appropriate, without regard to any limitations or restrictions set forth herein (but subject to Sections 3.9 through 3.11 hereof in all events) or in any other Loan Document.

Section 3.15                      No Waiver or Cure Available.

(a)           Notwithstanding anything contained in this Article to the contrary, but subject to the limitations set forth in Section 2 of the Franchisee Facility Guaranty Agreement, the Borrower shall, within seven (7) days of receipt of a written demand from the Servicer instructing it to do so, make payment of the Franchisee Loan Indebtedness of any Franchisee Loan and assume the Franchisee Loan Commitment of a Defaulted Franchisee Borrower whose Franchisee Loan Default either arises from the bankruptcy or insolvency of the Franchisee Borrower or the termination of the Franchise Documents with such Franchisee Borrower.  The Borrower hereby acknowledges and agrees that, subject to the limitations set forth in Section 2 of the Franchisee Facility Guaranty Agreement, the requirement for payment in full of the Franchisee Loan Indebtedness shall include the posting of cash collateral with the Servicer in an amount equal to 105% of the outstanding Franchisee Letter of Credit Obligations of such Franchisee Borrower.

(b)           During the sixty-day period immediately following the date that the Borrower delivers a certificate to the Servicer setting forth any Franchisee Loan Default, the Borrower shall have the right, by written notice to the Servicer, to move the Franchisee Loan with respect to which the Franchisee Loan Default has occurred from the Limited Guaranty Pool and into the Fully Guaranteed Pool.  If such Franchisee Loan has not been moved into the Fully Guaranteed Pool at the end of such sixty-day period, then the Borrower must purchase such Franchisee Loan and assume the related Franchisee Loan Commitment for a purchase price equal to the outstanding Franchisee Loan Indebtedness, including the posting of cash collateral with the Servicer in an amount equal to 105% of the outstanding Franchisee Letter of Credit Obligations of such Franchisee Borrower (unless the outstanding Franchisee Letters of Credit are canceled and returned to the Servicer), on the date which is 120 days after the date that the Borrower delivers a certificate to the Servicer setting forth any Franchisee Loan Default, unless prior to the expiration of such 120-day period, the events set forth in Section 3(c)(i) or (ii) of the Franchisee Facility Guaranty Agreement have occurred with respect to such Franchisee Loan.  Any amounts paid by the Borrower to repurchase such Franchisee Loans from the Limited Guaranty Pool shall

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be deemed Franchisee Guaranty Payments and shall be subject to the limitations set forth in Section 2 of the Franchisee Facility Guaranty Agreement.

Section 3.16                      Movement of Franchisee Loans into and out of Fully Guaranteed Pool.

(a)           If no Franchisee Loan Payment Default or Franchisee Loan Default has occurred for two consecutive fiscal quarters with respect to any Franchisee Loan in the Fully Guaranteed Pool, the Borrower shall have the right, by written notice to the Servicer, to move such Franchisee Loan out of the Fully Guaranteed Pool and into the Limited Guaranty Pool.

(b)           If a Franchisee Loan that otherwise must be repurchased by the Borrower pursuant to Section 3(b) or 3(c) of the Franchisee Facility Guaranty Agreement instead remains in the Limited Guaranty Pool as a result of the events described in Sections 3(b)(ii) or 3(c)(ii) of the Franchisee Facility Guaranty Agreement, the Borrower shall have the right to place such Franchisee Loan in the Fully Guaranteed Pool within thirty (30) days of such new Franchisee acquiring an interest in the applicable Franchisee Borrower, by delivering written notice thereof to the Servicer.  The Borrower shall also have the right to move any Franchisee Loan placed in the Fully Guaranteed Pool pursuant to this Section 3.16(b) from the Fully Guaranteed Pool and into the Limited Guaranty Pool at any time by delivering written notice thereof to the Servicer.

Section 3.17                      Extension of Maturity Date of Defaulted Franchisee Loans during the Franchisee Loan Response Period and the Franchisee Loan Standstill Period.

The Servicer, the Lenders and the Borrower agree that (x) during any Franchisee Loan Response Period, the maturity date of any Franchisee Loans that have matured prior to, or mature during, such Franchisee Loan Response Period shall automatically be extended to the last day of such Franchisee Loan Response Period and (y) during any Franchisee Loan Standstill Period, the maturity date of any Franchisee Loans that have matured prior to, or mature during, such Franchisee Loan Standstill Period shall automatically be extended to the last day of such Franchisee Loan Standstill Period.

Section 3.18                      Existing Franchisee Loans and Franchisee Letters of Credit.

All advances, loans and letters of credit extended by the servicer and the participants under the Franchisee Facility Credit Agreement shall, to the extent outstanding on the Closing Date, be deemed to be advanced and/or issued pursuant to this Agreement and deemed Franchisee Advances advanced and Franchisee Letters of Credit issued by the Servicer and the Lenders in accordance with the terms of this Agreement.

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ARTICLE IV

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 4.1                      Conditions To Effectiveness.

The obligations of the Lenders (including the Swingline Lender) to make initial Loans hereunder, the obligation of the Issuing Bank to issue any initial Letter of Credit hereunder and the obligation of the Servicer to make Franchisee Loans and to issue Franchisee Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.2):

(a)           The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or MLPF&S, as Lead Arranger.

(b)           The Administrative Agent (or its counsel) shall have received the following:

(i)           a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)           if requested by any Lender, the duly executed Notes payable to such Lender;

(iii)           the duly executed Subsidiary Guaranty Agreement, Franchisee Facility Guaranty Agreement and Servicing Agreement;

(iv)           a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(v)           certified copies of the articles of incorporation or other charter documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation or formation of such Loan Party;

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(vi)           a favorable written opinion of Hunton & Williams, LLP, counsel to the Loan Parties, and Scarlett May, General Counsel of the Borrower, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(vii)           a certificate, dated the Closing Date and signed by a Responsible Officer, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.2;

(viii)           duly executed Notices of Borrowing, if applicable;

(ix)           certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired;

(x)           evidence satisfactory to the Administrative Agent that each of the Existing Credit Agreement and the Franchisee Facility Credit Agreement has been terminated and all interest, fees and principal accrued thereunder through the Closing Date will be paid in full from the initial Revolving Loans under this Agreement;

(xi)            a copy of an amendment to the Senior Note Purchase Agreement, certified by a Responsible Officer of the Borrower and in form and substance satisfactory to the Administrative Agent; and

(xii)           all other documents and information as the Administrative Agent reasonably requests.

Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.2                      Each Credit Event.

The obligation of each Lender to make a Loan on the occasion of any Borrowing, of the Issuing Bank to issue, amend, renew or extend any Letter of Credit and of the Servicer to make

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Franchisee Loans and issue Franchisee Letters of Credit is subject to the satisfaction of the following conditions:

(a)           at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist or would result;

(b)           all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto or, if such representations and warranties relate solely to an earlier date, were true and correct as of such earlier date; and

(c)           the Administrative Agent shall have received such other documents,  certificates, information or legal opinions as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.

Each Borrowing and Franchisee Advance and each issuance, amendment, extension or renewal of any Letter of Credit and Franchisee Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 4.2.

Section 4.3                      Delivery of Documents.

All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article IV, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

Section 5.1                      Existence; Power.

The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction

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where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 5.2                      Organizational Power; Authorization.

The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder action.  This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against the Borrower or such Loan Party (as the case may be) in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 5.3                      Governmental Approvals; No Conflicts.

The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any applicable law, rule or regulation or the charter, bylaws or other organizational documents of the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents or Permitted Liens.

Section 5.4                      Financial Statements.

The Borrower has furnished to each Lender the audited consolidated balance sheet of the Borrower and its Subsidiaries as of June 1, 2010 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended audited by KPMG L.L.P.  Such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied.  Since June 1, 2010, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

Section 5.5                      Litigation and Environmental Matters.

(a)           No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened

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against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability against the Borrower or any Loan Party of this Agreement or any other Loan Document.

(b)           Neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except for any failure or Environmental Liability that would not have a Material Adverse Effect.

Section 5.6                      Compliance with Laws and Agreements.

The Borrower and each Subsidiary is in compliance with (a) all applicable laws, rules, regulations, judgments, orders and rulings of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties, except in either case where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.7                      Investment Company Act, Etc.

Neither the Borrower nor any of its Subsidiaries is (a) an “investment company”, or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

Section 5.8                      Taxes.

The Borrower and its Subsidiaries and each other Person for whose taxes the Borrower or any Subsidiary could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except  (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP.  As of the Closing Date, the charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

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Section 5.9                      Margin Regulations.

None of the proceeds of any of the Loans or Letters of Credit will be used for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the applicable Margin Regulations.

Section 5.10                      ERISA.

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

Section 5.11                      Ownership of Property.

(a)           As of the Closing Date, each of the Borrower and its Subsidiaries has good title to, or valid leasehold or other appropriate legal interests in, all of its real and personal property material to the operation of its business free and clear of any Liens except Permitted Liens.

(b)           Each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights, franchises, licenses, and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.12                      Disclosure.

The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the other reports (including without limitation all reports that the Borrower is required to file with the SEC), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender or anyone on their behalf in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

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Section 5.13                      Labor Relations.

There are no strikes, lockouts or other material labor disputes, or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority.  All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.14                      Subsidiaries; Equity Interests.

As of the Closing Date, Schedule 5.14 sets forth the name of each Subsidiary and identifies each Material Subsidiary, together with (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.  The outstanding Equity Interests of each Subsidiary of any Loan Party are validly issued, fully paid and non assessable.

Section 5.15                      Solvency.

The Borrower and its Subsidiaries are Solvent on a consolidated basis.

Section 5.16                      Senior Notes.

The Obligations rank at least pari passu in right of payment with all obligations of the Loan Parties under the Senior Note Purchase Agreement (and the Senior Notes).  The Senior Note Purchase Agreement, after giving effect to the amendment thereto on the Closing Date, is unsecured Indebtedness and does not contain any covenants or defaults, taken as a whole, that are materially more restrictive than those contained in this Agreement.

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ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of or interest on any Loan, Franchisee Loan Funding remains unpaid or any fee or any LC Disbursement or Franchisee LC Disbursement remains unpaid or any Letter of Credit or Franchisee Letter of Credit remains outstanding:

Section 6.1                      Financial Statements and Other Information.

The Borrower will deliver to the Administrative Agent and each Lender:

(a)           as soon as available and in any event upon the earlier of the date that is 90 days after the end of each fiscal year of Borrower and the date that is 2 days after such information is filed with the SEC, a copy of the annual audited report for such fiscal year for the Borrower and its Subsidiaries, containing consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by KPMG L.L.P. or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation  and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such fiscal year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)           as soon as available and in any event upon the earlier of the date that is 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and the date that is 2 days after such information is filed with the SEC, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous fiscal year, all certified by the chief financial officer or treasurer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or treasurer, (i) certifying as to whether there exists a Default or Event of Default on the date of such

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certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Article VII, (iii) setting forth whether the Borrower is in compliance with Section 6.11 and (iv) stating whether any change in GAAP or the application thereof has occurred since the date of the Borrower’s most recent audited financial statements referred to in Section 5.4 or which have been previously delivered hereunder and, if any change has occurred, specifying the effect  of such change on the financial statements accompanying such certificate;

(d)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the SEC, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(e)           promptly following any request therefor, such other information regarding the results of operations, business affairs and  financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request;

(f)           concurrently with the financial statement referred to in clause (a) above, beginning with the fiscal year ending May 31, 2011 (i) financial projections for the Borrower and its Subsidiaries containing pro forma income statement, balance sheet and cash flow statement for each quarter of the next fiscal year and (ii) an updated corporate chart for the Borrower and its Subsidiaries; and

(g)           commencing with the Borrower’s first fiscal quarter for which the Borrower is required, and continuing for so long as the Borrower is required, pursuant to FASB Accounting Standards of Codification No. 810, as amended (“ASC 810”), or any other authoritative accounting guidance (collectively, “Authoritative Guidance”), to consolidate its Franchisees or any other less than 100% owned entity not previously required, under GAAP as in effect on December 31, 2002, to be so consolidated (collectively, the “Consolidated Entities”), each set of financial statements delivered pursuant to paragraphs (a) and (b) above shall be accompanied by unaudited financial statements of the character and for the dates and periods as in said paragraphs (a) and (b) covering each of the following:

(i)           the Borrower and its Subsidiaries on a consolidated basis, before giving effect to any consolidation of the Consolidated Entities;

(ii)           the Consolidated Entities on a consolidated basis; and

(iii)           consolidating statements reflecting eliminations or adjustments required in order to reconcile the consolidated statements referred to in subclauses (i) and (ii) above with the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to paragraphs (a) and (b) above,

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setting forth in each case (commencing, in the case of the consolidation of any Consolidated Entity pursuant to Authoritative Guidance, with the Borrower’s fiscal quarter that is four fiscal quarters following such consolidation) in comparative form the figures for the corresponding periods in the previous fiscal year.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Bank and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 6.2                      Notices of Material Events.

The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default or Event of Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval  required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability, and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

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(d)           the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000; and

(e)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(f)           the occurrence of a Control Event.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.3                      Existence; Conduct of Business.

The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, however, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 8.2.

Section 6.4                      Compliance with Laws, Etc.

The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.5                      Payment of Obligations.

The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (i) (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to make payment thereof, when aggregated with all other such unpaid obligations and liabilities, could not reasonably be expected to result in a Material Adverse Effect or (iii) the failure to make payment thereof could not result in a statutory Lien.

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Section 6.6                      Books and Records.

The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.

Section 6.7                      Visitation, Inspection, Etc.

The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required.

Section 6.8                      Maintenance of Properties; Insurance.

The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain good and marketable title to all property subject to no Liens except Permitted Liens and keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, either individually or it the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.

Section 6.9                      Use of Proceeds and Letters of Credit.

The Borrower will use the proceeds of all Loans to refinance or retire existing Indebtedness on the Closing Date, and, thereafter, to fund future permitted acquisitions, to finance working capital needs, to finance capital expenditures and for other general and/or lawful corporate purposes of the Borrower and its Subsidiaries, including share repurchases permitted hereunder and Investments in franchise operators permitted hereunder.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.  All Letters of Credit will be used for general corporate purposes.

Section 6.10                      Additional Subsidiaries.

If any additional Material Domestic Subsidiary is acquired or formed after the Closing Date or any Subsidiary becomes a Material Domestic Subsidiary after the Closing Date, the Borrower will, within thirty (30) days after such Material Domestic Subsidiary is acquired or formed or such Subsidiary becomes a Material Domestic Subsidiary, notify the Administrative

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Agent and the Lenders thereof and will (A) cause such Material Domestic Subsidiary to become a Loan Party by executing an agreement in the form of Annex I to Exhibit D in form and substance satisfactory to the Administrative Agent and (B) cause such Material Domestic Subsidiary to deliver simultaneously therewith similar documents applicable to such Material Domestic Subsidiary required under Section 4.1 as reasonably requested by the Administrative Agent including, without limitation, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (A) and (B), all in form and substance reasonably satisfactory to the Administrative Agent.

Section 6.11                      Additional Guaranties.

If at the end of any Fiscal Quarter of the Borrower:

(a)           the total assets of Subsidiaries that are not Guarantors constitute more than five percent (5%) of the total assets of the Consolidated Companies, or

(b)           the Consolidated Net Income of Subsidiaries that are not Guarantors constitute more than five percent (5%) of the Consolidated Net Income of the Consolidated Companies,

then the Borrower shall (i) notify the Administrative Agent thereof in the certificate delivered pursuant to Section 6.1(c) for such fiscal quarter and (ii) within 15 days thereafter, (A) cause the appropriate number of Subsidiaries to become Guarantors (by execution of an agreement in the form of Annex I to Exhibit D in form and substance satisfactory to the Administrative Agent and (B) cause such Subsidiary to deliver simultaneously therewith similar documents required under Section 4.1 as reasonably requested by the Administrative Agent, including without limitation, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (A) and (B), all in form and substance reasonably satisfactory to the Administrative Agent.

Section 6.12                      Additional Guarantors.

Notwithstanding the provisions of Section 6.10, if at any time any Domestic Subsidiary that is not a Guarantor provides a guarantee of any Person’s obligations with respect to the Senior Note Purchase Agreement, then promptly (and in any event within five (5) days), the Borrower will cause such Domestic Subsidiary to (A) become a Guarantor by executing and delivering to the Administrative Agent executing an agreement in the form of Annex I to Exhibit D in form and substance satisfactory to the Administrative Agent or such other documents as the Administrative Agent shall reasonably deem appropriate for such purpose and (B) deliver simultaneously therewith similar documents applicable to such Domestic Subsidiary required under Section 4.1 as reasonably requested by the Administrative Agent including, without limitation, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (A) and (B)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

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ARTICLE VII

FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of or interest on or any Loan, Franchisee Advance or Franchisee Loan Funding remains unpaid or any fee or any LC Disbursement or Franchisee LC Disbursement remains unpaid or any Letter of Credit or Franchisee Letter of Credit remains outstanding:

Section 7.1                      Minimum Fixed Charge Coverage Ratio.

The Consolidated Companies will maintain as of the last day of each Fiscal Quarter, a Fixed Charge Coverage Ratio of not less than (a) 2.25 to 1.0 from the Closing Date through and including February 28, 2012 and (b) 2.50 to 1.0 thereafter.

Section 7.2                      Maximum Adjusted Total Debt to EBITDAR Ratio.

The Consolidated Companies will maintain, as of the last day of each Fiscal Quarter, an Adjusted Total Debt to EBITDAR Ratio of not greater than (a) 3.75 to 1.0 from the Closing Date through and including March 1, 2011, (b) 3.50 to 1.0 from March 2, 2011 through and including February 28, 2012 and (c) 3.25 to 1.0 thereafter.

Section 7.3                      Consolidated Net Worth.

 Until such time as the Senior Notes outstanding on the Closing Date have been paid in full, the Borrower will not, at any time, permit Consolidated Net Worth (as defined in the Senior Note Purchase Agreement) to be less than the sum of (a) $300,000,000 and (b) an aggregate amount equal to 25% of its Consolidated Net Income (as defined in the Senior Note Purchase Agreement) (but, each case, only if a positive number) for each completed fiscal year ending after June 4, 2003.

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ARTICLE VIII

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of or interest on any Loan, Franchisee Advance or Franchisee Loan Funding remains unpaid or any fee or any LC Disbursement or Franchisee LC Disbursement remains unpaid or any Letter of Credit or Franchisee Letter of Credit remains outstanding:

Section 8.1                      Negative Pledge.

The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:

(a)           Permitted Encumbrances;

(b)           any Liens on any property or asset of the Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 8.1; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;

(c)           Liens securing Indebtedness permitted under Section 8.12(d); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition and (iii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;

(d)           Liens securing Indebtedness permitted by Section 8.12(e) assumed by the Borrower or any Subsidiary in connection with a Permitted Acquisition;

(e)           extensions, renewals, or replacements of any Lien referred to in paragraphs (a) and (b) of this Section; provided, however, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby; and

(f)           any Liens on Cash Collateral in favor of the Administrative Agent as contemplated by the terms hereof.

Section 8.2                      Fundamental Changes.

(a)           Except as permitted in Section 8.5, the Borrower will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided,

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however,  that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary; provided, however,  that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party and (iv) any Subsidiary may liquidate or dissolve into a Subsidiary Loan Party or into the Borrower if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, however, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 8.3.

(b)           The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 8.3                      Investments, Loans, Etc.

The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guaranty any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

(a)           Investments (other than Permitted Investments) existing on the Closing Date and set forth on Schedule 8.3 (including Investments in Subsidiaries);

(b)           Permitted Investments;

(c)           Guaranties of Indebtedness (i) pursuant to the Franchisee Facility Guaranty Agreement and (ii) other Indebtedness in an amount not to exceed $25,000,000 in the aggregate at any one time outstanding;

(d)           Investments made by any Loan Party in or to any other Loan Party;

(e)           loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses;

(f)           Hedging Agreements permitted by Section 8.8;

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(g)           Investments in franchise operators through the Franchise Partner Program; provided, that (i) no Default or Event of Default shall have occurred and be continuing before or after giving effect to such Investment, (ii) the Adjusted Total Debt to EBITDAR Ratio on a Pro Forma Basis after giving effect to such Investment is less than 3.25 to 1.0 and (iii) the Borrower shall have at least $50,000,000 of unrestricted cash on its balance sheet and/or availability under the Aggregate Revolving Commitments after giving effect to such Investment;

(h)           Investments in franchise operators through the Traditional Franchisee program pursuant to the purchase option agreements entered into with those operators; provided, that (i) no Default or Event of Default shall have occurred and be continuing before or after giving effect to such Investment, (ii) the Adjusted Total Debt to EBITDAR Ratio on a Pro Forma Basis after giving effect to such Investment is less than 3.25 to 1.0 and (iii) Borrower shall have at least $50,000,000 of unrestricted cash on its balance sheet and/or availability under the Aggregate Revolving Commitments after giving effect to such Investment;

(i)           Investments received in settlement of Indebtedness created in the ordinary course of business;

(j)           Acquisitions by any Loan Party meeting the following requirements (each such Acquisition constituting a “Permitted Acquisition”):

(i)           as of the date of the consummation of such Acquisition, no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, and the representations and warranties contained herein shall be true both before and after giving effect to such Acquisition;

(ii)           such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition shall be pending or threatened by any shareholder or director of the seller or entity to be acquired;

(iii)           the business to be acquired in such Acquisition is similar or related to one or more of the lines of business in which the Borrower and its Subsidiaries are engaged on the Closing Date;

(iv)           as of the date of consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained;

(v)           the Borrower shall have delivered to the Administrative Agent not less than five (5) days prior to the consummation of such Acquisition a pro forma compliance certificate demonstrating that the Adjusted Total Debt to EBITDAR Ratio on a Pro Forma Basis (after giving effect to such Acquisition) is less than 3.25 to 1.0 and

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(vi)           the Borrower has at least $50,000,000 of unrestricted cash on its balance sheet and/or availability under the Aggregate Revolving Commitments after giving effect to such Acquisition.

(k)           Investments in Equity Interests of the Borrower to the extent permitted under Section 8.4;

(l)           Investments in joint ventures not to exceed $25,000,000 in the aggregate at any one time outstanding.

Investments under Section 8.3 shall not be permitted if, before or after giving effect to the making of such Investment, a Default or an Event of Default has occurred and is continuing.

Section 8.4                      Restricted Payments.

The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:

(a)           each Subsidiary may make Restricted Payments to the Borrower or any  Guarantor; and

(b)           the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person; and

(c)           the Borrower may pay cash dividends on, and make cash redemptions of, the Equity Interests of the Borrower; provided, that (i) no Default or Event of Default shall have occurred and be continuing before or after giving effect to the payment of such dividend or redemption, (ii) the Adjusted Total Debt to EBITDAR Ratio on a Pro Forma Basis after giving effect to the payment of any such dividend or redemption is less than 3.25 to 1.0 and (iii) the Borrower has at least $50,000,000 of unrestricted cash on its balance sheet and/or availability under the Aggregate Revolving Commitments after giving effect to the payment of such dividend or redemption.

Section 8.5                      Sale of Assets.

The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s common stock to any Person other than the Borrower or any wholly owned Subsidiary of the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except:

(a)           the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations, disposed of in the ordinary course of business;

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(b)           the sale of inventory and Permitted Investments in the ordinary course of business;

(c)           the sale, lease or transfer of assets of any Subsidiary to the Borrower or any other Loan Party; provided, that if the sale, lease or transfer of assets is made by a Subsidiary that is not a Loan Party, such sale, lease or transfer must not be for consideration that exceeds the fair market value of the assets sold, leased or transferred;

(d)           the sale of any assets pertaining to Ruby Tuesday units pursuant to the Borrower’s Traditional Franchisee program and/or Franchise Partner Program, provided that the aggregate book value of the units sold pursuant to this Section 8.5(d) subsequent to the Closing Date shall not exceed $50,000,000 in the aggregate in any fiscal year and/or $150,000,000 in the aggregate during the term of this Agreement; provided, however, that no Default or Event of Default has occurred and is continuing or would occur as a result of such transaction; and

(e)           sales of Consolidated Assets pursuant to Sale and Leaseback Transactions with an aggregate book value, when aggregated with all other such sales since the Closing Date pursuant to Sale and Leaseback Transactions, not exceeding $150,000,000 on the date of such transfer; provided, that no Default or Event of Default has occurred and is continuing or would occur as a result of such transaction.

Section 8.6                      Transactions with Affiliates.

The Borrower will not, and will not permit any of its Subsidiaries to enter into or permit to exist any transaction of any kind with any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliates and (c) any Restricted Payment permitted by Section 8.4.

Section 8.7                      Restrictive Agreements.

The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets, revenues or properties, whether now owned or hereafter acquired, (b) the ability of any Subsidiary to guarantee the Obligations or otherwise be a Loan Party pursuant to the Loan Documents or (c) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guaranty Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, however,  that (i) the foregoing shall not apply to restrictions or conditions set forth in Schedule 8.7 or restrictions or conditions imposed by law or by this Agreement or any other Loan Document or the Senior Note Purchase Agreement, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale,

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provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder and (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted hereby if such restrictions and conditions apply only to the property or assets securing such Indebtedness.

Section 8.8                      Hedging Agreements.

The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.  Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Agreement entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Agreement under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Indebtedness or (ii) as a result of changes in the market value of any common stock or any Indebtedness) is not a Hedging Agreement entered into in the ordinary course of business to hedge or mitigate risks.

Section 8.9                      Amendment to Material Documents.

The Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights in a manner materially adverse to the Borrower’s or Subsidiary’s duties or the Lenders’ rights under this Agreement under (a) its certificate of incorporation, bylaws or other organizational documents or (b) any contract, agreement, document, or instrument to which the Borrower or Subsidiary is a party.

Section 8.10                      Accounting Changes.

The Borrower will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP or approved by the Borrower’s independent accountants, or change the fiscal year of the Borrower or of any Subsidiary, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower and except that Borrower or any Subsidiary may, upon 30 days prior written notice to the Administrative Agent, change its fiscal year end to the Tuesday closest to any calendar quarter end.

Section 8.11                      ERISA.

The Borrower will not, and will not permit any Subsidiary to engage in any transaction in connection with which the Borrower or such Subsidiary could reasonably be expected to be subject to a civil penalty assessed pursuant to ERISA which would have a Material Adverse Effect on the Borrower or such Subsidiary.

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Section 8.12                      Indebtedness.

The Borrower will not create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           unsecured Indebtedness of the Borrower and the Guarantors under the Senior Note Purchase Agreement in an aggregate principal amount not to exceed $150,000,000; provided that the covenants and defaults, taken as a whole, contained in the Senior Note Purchase Agreement or a successor agreement thereto or any related documentation are not materially more restrictive than those contained in this Agreement;

(c)           Indebtedness of the Borrower and its Subsidiaries existing on the Closing Date and set forth in Schedule 8.12;

(d)           purchase money Indebtedness (including Capital Lease Obligations or Synthetic Lease Obligations) incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof; provided, that (i) the aggregate principal amount of all such Indebtedness at any one time outstanding shall not exceed $20,000,000, (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(e)           secured Indebtedness of the Loan Parties assumed in connection with a Permitted Acquisition so long as such Indebtedness (i) was not incurred in anticipation of or in connection with the respective Permitted Acquisition and (ii) does not exceed $50,000,000 in the aggregate at any time outstanding;

(f)           obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Hedging Agreement, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Hedging Agreement does not contain any provision exonerating the non defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(g)           Indebtedness in the form of Guaranties of Indebtedness permitted by Section 8.3(c);

(h)           other unsecured Indebtedness of the Borrower and its Subsidiaries not to exceed $10,000,000 in the aggregate at any one time outstanding; and

(i)           the SunTrust Letter of Credit.

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Section 8.13                      Prepayment of Other Indebtedness, Etc.

The Borrower will not make (or give any notice with respect thereto), or permit any Subsidiary to make (or give notice with respect thereto), any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness, including without limitation Indebtedness under the Senior Note Purchase Agreement and/or the Senior Notes except Indebtedness under the Loan Documents and intercompany debt owed to any Loan Party; provided, however, that the Borrower may prepay (a) Indebtedness under the Senior Note Purchase Agreement so long as no Default or Event of Default shall have occurred and be continuing before or after giving effect to the prepayment of such Indebtedness and (b) Indebtedness of the Loan Parties assumed in connection with a Permitted Acquisition so long as no Default or Event of Default shall have occurred and be continuing before or after giving effect to the prepayment of such Indebtedness.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1                      Events of Default.

If any of the following events (each an “Event of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Exhibits and Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

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(d)           the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 6.1, 6.2, 6.3 (with respect to the Borrower’s existence), 6.9 or Articles VII or VIII; or

(e)           any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement or any other Loan Document (other than those referred to in clauses (a), (b) and (d) above), and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(f)           the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other  than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(g)           the Borrower or any Material Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting  any of the foregoing; or

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or any substantial part of its assets,  under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect  or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Material Subsidiary or for a substantial part

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 of its assets, and in any such case, such  proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)           the Borrower or any Material Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j)           an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $25,000,000; or

(k)           one or more judgments or orders for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l)           any nonmonetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)           a Change in Control shall occur or exist; or

(n)           any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any Subsidiary Loan Party contests in any manner the validity or enforceability of any Loan Document; or the Borrower or any Subsidiary Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall,  by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately; (ii) declare the principal of and any accrued interest on the Loans and Franchisee Loan Fundings, and all other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) exercise all remedies contained in any other Loan Document; and (iv) exercise any other remedies available at law or in equity; and  that, if an Event of Default specified in either clause (g) or (h) shall occur, the Commitments

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shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 9.2                      Application of Funds.

After the exercise of remedies provided for in Section 9.1 (or after the Loans and Franchisee Loan Fundings have automatically become due and payable and all other Obligations have automatically become due and payable as set forth in the last paragraph of Section 9.1), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of such Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of such Obligations constituting fees, indemnities and other amounts (other than principal, interest and letter of credit fees) payable to the Lenders, the Servicer and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders, the Servicer and the Issuing Bank and amounts payable under Article II), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of such Obligations constituting accrued and unpaid letter of credit fees and interest on the Loans, Franchisee Loan Fundings, LC Borrowings and unreimbursed Franchisee LC Disbursements and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Hedging Agreement to the extent such Hedging Agreement is permitted hereunder, ratably among the Lenders (and, in the case of such Hedging Agreement, Hedging Banks) in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of such Obligations constituting unpaid principal of the Loans, Franchisee Loan Fundings, LC Borrowings and unreimbursed Franchisee LC Disbursements, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Hedging Agreement or Treasury Management Agreement, to the extent such Hedging Agreement or Treasury Management Agreement is permitted hereunder, and to Cash Collateralize that portion of LC Exposure and Franchisee LC Exposure comprised of the aggregate undrawn amount of Letters of Credit and Franchisee Letters of Credit, ratably among the Lenders (and, in the case of such Hedging Agreements and Treasury Management Agreements, Hedging Banks and Treasury Management Banks) and the Issuing Bank in proportion to the respective amounts described in this clause Fourth held by them; and

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Last, the balance, if any, after all of such Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law;

provided that, subject to Section 2.23, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to such other Obligations, if any, in the order set forth above.

ARTICLE X

THE ADMINISTRATIVE AGENT AND THE SERVICER

Section 10.1                     Appointment and Authority.

(a)           Each of the Lenders and the Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Servicer, the Lenders and the Issuing Bank, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)           To the extent of its ownership interest in the Franchisee Loans, each Lender hereby designates the Servicer as its agent to administer all matters concerning the Franchisee Loans and to act as herein specified.  Each Lender hereby irrevocably authorizes the Servicer to take such actions on its behalf under the provisions of this Agreement, the other Loan Documents, and all other instruments and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Servicer by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Servicer may perform any of its duties hereunder by or through its agents or employees.

Section 10.2                     Rights as a Lender.

The Person(s) serving as the Administrative Agent and the Servicer hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Servicer and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person(s) serving as the Administrative Agent and the Servicer hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or any Franchisee Borrower or other Affiliate

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 thereof as if such Person were not the Administrative Agent or the Servicer hereunder and without any duty to account therefor to the Lenders.

Section 10.3                     Exculpatory Provisions.

The Administrative Agent and the Servicer shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent and the Servicer:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Servicer is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent and the Servicer shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Servicer, as the case may be, to liability or that is contrary to any Loan Document, Franchisee Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Servicer or any of its Affiliates in any capacity.

The Administrative Agent and the Servicer shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Servicer, as the case may be, shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 11.2) or (ii) in the absence of its own gross negligence or willful misconduct.  If the Administrative Agent or the Servicer shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent or Servicer, as the case may be, shall be entitled to refrain from such act or taking such act, unless and until the Administrative Agent or Servicer, as the case may be, shall have received instructions from the Required Lenders; and the Administrative Agent or the Servicer, as the case may be, shall not incur liability in any Person by reason of so refraining.  The Administrative Agent and the Servicer shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent and the Servicer by the Borrower, a Lender or the Issuing Bank.

The Administrative Agent and the Servicer shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection

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with this Agreement or any other Loan Document or any other document contemplated hereby or thereby, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Servicer.

Section 10.4                      Reliance by Administrative Agent and Servicer.

The Administrative Agent and the Servicer shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent and the Servicer also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan or Franchisee Loan Funding, or the issuance of a Letter of Credit or Franchisee Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent or the Servicer, as the case may be, may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent or the Servicer, as the case may be, shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or Franchisee Loan or the issuance of such Letter of Credit or Franchisee Letter of Credit.  The Administrative Agent and the Servicer may consult with legal counsel (who may be counsel for the Loan Parties) independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5                      Delegation of Duties.

The Administrative Agent and the Servicer may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Servicer; provided, however, that such appointment shall not relieve the Administrative Agent or the Servicer of any responsibility or liability with respect to the duties, rights and/or powers performed or exercised by such sub-agents.  The Administrative Agent, the Servicer and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent or the Servicer and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or as Servicer.

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Section 10.6                      Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank, the Servicer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, with such successor to have combined capital and surplus and undivided profits of not less than $500,000,000.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, the Servicer and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, the Servicer and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Servicer, Issuing Bank and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Servicer, Issuing Bank and Swingline Lender, (b) the retiring Servicer, Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit and (d) the successor Servicer shall issue letters of credit in substitution for the Franchisee Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Servicer to effectively assume the obligations of the retiring Servicer with respect to such Franchisee Letters of Credit.

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Section 10.7                      Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Servicer or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or the Servicer or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.8                      Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure, Franchisee Loan Exposure or Franchisee LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure, Franchisee Loan Exposure, Franchisee LC Exposure and all other Obligations (other than obligations under Hedging Agreements or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Servicer, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Servicer, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Servicer, the Issuing Bank and the Administrative Agent under Sections 2.14 and 11.3) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Servicer and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.14 and 11.3.

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Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Servicer or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.9                      Guaranty Matters.

The Lenders, the Servicer and the Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Subsidiary Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section 10.9.

Section 10.10                                No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the book managers, arrangers, syndication agents, documentation agents or co-agents listed on the cover page hereof shall have any powers, duties, or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Servicer, Lender, Issuing Bank or Swingline Lender.

ARTICLE XI

MISCELLANEOUS

Section 11.1                      Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:                                  Ruby Tuesday, Inc.
150 West Church Avenue
Maryville, TN 37801
Attention: Chief Financial Officer
Telecopy: 865-379-6817

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To the Administrative Agent,
Servicer, Issuing Bank and
Swingline Lender:                                 Borrowings and Paydowns:
Bank of America, N.A.
Credit Services
Attn. Karen Barr
101 N. Tryon Street
Mailcode: NC1-001-04-39
Charlotte, NC 28255-0001
Phone: 980-386-2596
Fax: 704-409-0034
Email: karen.barr@baml.com

Bank of America, N.A.
New York, NY
ABA# 026-006-593
Account# 136-621-225-0600
Attention:  Credit Services
Ref:  Ruby Tuesday

Financial Reports and Bank Group Information:
Bank of America, N.A.
Agency Management
Attn. Erik Truette
101 S. Tryon Street
Mailcode: NC1-002-15-36
Charlotte, NC 28255-0001
Phone: 980-387-5451
Fax: 704-409-0015
Email: erik.m.truette@baml.com
In either case,
with a copy to:                                      Bank of America, N.A.
        100 Federal Street
         Boston, MA  02110
Attention:  John H. Schmidt

To any other Lender:                           the address set forth in the Administrative
Questionnaire

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered  to the Administrative Agent, the

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Servicer, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 11.1.

(b)           Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower.  The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice.  The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

Section 11.2                      Waiver; Amendments.

(a)           No failure or delay by the Administrative Agent, the Servicer, the Swingline Lender, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent, the Servicer, the Issuing Bank or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Administrative Agent, the Servicer, the Swingline Lender, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or Franchisee Loan Funding or the issuance of a Letter of Credit or Franchisee Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Servicer, the Swingline Lender, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)           No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or Franchisee Loan Funding or LC Disbursement or Franchisee LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder,

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without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or Franchisee Loan Funding or LC Disbursement or Franchisee LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision  hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination  or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender; or (vii) release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Servicer, the Swingline Lender or the Issuing Bank without the prior written consent of such Person.

provided, however, that notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Section 11.3                      Expenses; Indemnification.

(a)           The Loan Parties shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent, MLPF&S and their Affiliates including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and MLPF&S actually incurred, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank and the Servicer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and

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disbursements of outside counsel, fees of inside counsel, accountants, consultants, and other similar professional fees) actually incurred by the Administrative Agent, MLPF&S, the Servicer, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder or Franchisee Advances under or Franchisee Letters of Credit issued in connection herewith, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, Franchisee Advances, Letters of Credit and Franchisee Letters of Credit.

(b)           The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Servicer, each Issuing Bank and each Lender, and each Related Party of any of the foregoing (each, an “Indemnitee”) against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the actual and reasonable fees, charges and disbursements of any counsel for any Indemnitee, and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, which may be incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation  of any of the transactions contemplated hereby or thereby, (ii) any Loan, Franchisee Advance, Letter of Credit or Franchisee Letter of Credit or any actual or proposed use of the proceeds therefrom (including any refusal by the applicable Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by any Loan Party or any Subsidiary or any Environmental Liability  related in any way to any Loan Party or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that the Borrower shall not be obligated to indemnify any Indemnitee for any of the foregoing arising out of such Indemnitee’s gross negligence, willful misconduct or material breach of such Indemnitee’s obligations under the Loan Documents, as determined by a court of competent jurisdiction in a final and nonappealable judgment.

(c)           The Borrower shall pay, and hold the Administrative Agent, MLPF&S and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent, MLPF&S and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)           To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, MLPF&S, the Servicer, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, MLPF&S, the Servicer, the Issuing Bank or the Swingline Lender, as the case may be, such

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Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, however,  that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, MLPF&S, the Servicer, the Issuing Bank or the Swingline Lender in its capacity as such.

(e)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan, Franchisee Advance, Letter of Credit or Franchisee Letter of Credit or the use of proceeds thereof.

(f)           All amounts due under this Section shall be payable promptly after written demand therefor.

Section 11.4                      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LC Exposure, Franchisee LC Exposure, Franchisee Loan Exposure and Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

  (A)   in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans and Funded Franchisee Loan

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Interest at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

     (B)        in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans and Funded Franchisee Loan Interest of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any such assignment to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)           the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding);

(D)           the consent of the Swingline Lender (such consent not to unreasonably withheld or delayed) shall be required for any assignment; and

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(E)           the consent of the Servicer (such consent not to be unreasonably withheld or delayed) shall be required for any such assignment to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iii)           Assignment and Acceptance.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to wave such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iv)           No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural person.

(v)           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans and Franchisee Loan Fundings previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and Franchisee Loan Fundings and participations in Letters of Credit, Franchisee Letters of Credit and Swingline Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning

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Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20, 11.2 and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans, LC Exposure, Franchisee Loan Exposure and Franchisee LC Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Exposure, Franchisee LC Exposure, Franchisee Loan Exposure and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Servicer, the other Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.2 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.21 as though it were a Lender.

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(e)           Limitation on Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(e) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Resignation as Servicer, Issuing Bank or Swingline Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans and Funded Franchisee Loan Interest pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as Servicer and Issuing Bank and/or (ii) upon thirty days’ notice to the Borrower, resign as Swingline Lender.  In the event of any such resignation as Servicer, Issuing Bank or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Servicer, Issuing Bank or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Servicer, Issuing Bank or Swingline Lender, as the case may be.  If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Exposure with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in LC Borrowings pursuant to Section 2.23).  If Bank of America resigns as Servicer, it shall retain all the rights of the Servicer provided for hereunder with respect to Franchisee Loans made by it and Franchisee Letters of Credit issued by it and outstanding as of the effective date of such resignation.  If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.6(c).

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Upon the appointment of a successor Servicer, Issuing Bank and/or Swingline Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Servicer, Issuing Bank or Swingline Lender, as the case may be, (2) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit and (3) the successor Servicer shall issue letters of credit in substitution for the Franchisee Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Franchisee Letters of Credit.

Section 11.5                      Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Georgia.

(b)           The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Northern District of Georgia, and of any state court of the State of Georgia located in Fulton County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia state court or, to the extent permitted by applicable law, such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)           The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 11.1.  Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

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Section 11.6                      WAIVER OF JURY TRIAL.

EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.7                      Right of Setoff.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender, the Servicer and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender, the Servicer and the Issuing Bank to or for the credit or the account of the Loan Parties against any and all Obligations held by such Lender, the Servicer or the Issuing Bank, as the case may be, irrespective of whether such Lender, the Servicer or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.25 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender, the Servicer and the Issuing Bank agree promptly to notify the Administrative Agent and the Loan Parties after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.8                      Counterparts; Integration.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees

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payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 11.9                      Survival.

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans or Franchisee Advances and issuance of any Letters of Credit or Franchisee Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan, Franchisee Advances or Franchisee Loan Funding or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit or Franchisee Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.18, 2.19, 2.20, and 11.3 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, Franchisee Advances and Franchisee Loan Fundings, the expiration or termination of the Letters of Credit, Franchisee Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.  All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans, Franchisee Advances and Franchisee Loan Fundings and the issuance of the Letters of Credit and Franchisee Letters of Credit.

Section 11.10                                Severability.

Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.10, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Servicer, the Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 11.11                                Confidentiality.

Each of the Administrative Agent, the Issuing Bank and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated

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 in writing as confidential and provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a nonconfidential basis from a source other than the Borrower, (v) in connection with the exercise of any  remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to provisions substantially similar to this Section 11.11, to any actual or prospective assignee or Participant, or (vii) with the consent of the Borrower.  Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 11.12                                Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Franchisee Loan Funding, together with all fees, charges and other amounts which may be treated as interest on such Loan or Franchisee Loan Funding under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan or Franchisee Loan Funding in accordance with applicable law, the rate of interest payable in respect of such Loan or Franchisee Loan Funding hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges  that would have been payable in respect of such Loan or Franchisee Loan Funding but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or Franchisee Loan Fundings or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 11.13                                Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and the Issuing Bank severally agrees to pay to the Administrative Agent upon

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 demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.14                                Patriot Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.  L.  107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

Section 11.15                                No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and

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tax advisors to the extent it has deemed appropriate.  The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

Section 11.16                                Waiver of Notice of Termination.

Those Lenders party hereto which are also party to the Existing Credit Agreement and/or the Franchisee Facility Credit Agreement hereby waive any prior notice requirement under the Existing Credit Agreement and/or the Franchisee Facility Credit Agreement, as applicable, with respect to the termination of commitments thereunder and the making of any prepayments thereunder.

(remainder of page left intentionally blank)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                  RUBY TUESDAY, INC.,
                  as Borrower

                  By   /s/ Marguerite N. Duffy
                  Name: Marguerite N. Duffy
                  Title: Senior Vice President

                  BANK OF AMERICA, N.A.,
                  as Administrative Agent

                  By   /s/ William A. Cessna
                  Name: William A. Cessna
                  Title: Vice President

                  BANK OF AMERICA, N.A.,
                  as a Lender, Servicer, an Issuing Bank and
                        Swingline Lender

                  By   /s/ John H. Schmidt
                  Name: John H. Schmidt
                  Title: Vice President

                  REGIONS BANK,
                  as a Lender

                  By   /s/A. Clyde Tisdale
                  Name: A. Clyde Tisdale
                  Title: Executive Vice President

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                 FIFTH THIRD BANK,
                 as a Lender

                 By   /s/John K. Perez
                 Name: John K. Perez
                 Title: Vice President

                 US BANK NATIONAL ASSOCIATION,
                 as a Lender

                 By   /s/Charles D. O’Dell
                 Name: Charles D. O’Dell
                   Title: Senior Vice President

                 WELLS FARGO BANK, NATIONAL ASSOCIATION,
                 as a Lender

                 By   /s/David Corts
                 Name: David Corts
                     Title: Managing Director

                BRANCH BANKING AND TRUST COMPANY,
                 as a Lender

                By   /s/R. Andrew Beam
               Name: R. Andrew Beam
                  Title: Senior Vice President

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SCHEDULE 1.1(a)

PRICING GRID

Pricing Level	Adjusted Total Debt to EBITDAR Ratio	Applicable Margin for Eurodollar Loans/Franchisee Loan Fundings	Applicable Margin for Base Rate Loans	Applicable Commitment Fee Percentage
I	< 1.50:1.0	1.25%	0.25%	0.300%
II	≥ 1.50:1.0 but < 2.00:1.0	1.50%	0.50%	0.300%
III	≥ 2.00:1.0 but < 2.50:1.0	1.75%	0.75%	0.350%
IV	≥ 2.50:1.0 but < 3.0:1.0	2.00%	1.00%	0.375%
V	≥ 3.0:1.0	2.25%	1.25%	0.375%

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SCHEDULE 1.1(b)
Letters of Credit

		LOC	LOC	Expiration
Bank Name	Beneficiary	Number	Amount	Date

Bank of America	Hartford Fire Insurance Company	3058771	6,825,000.00	09/08/11
Bank of America	National Union Fire Insurance Company	3065198	365,000.00	09/08/11
Bank of America	National Union Fire Insurance Company	3065199	292,513.00	09/08/11
Bank of America	Greensboro ABC Board	3060220	2,000.00	12/15/10
Bank of America	Nolin	3072448	7,000.00	01/05/11
Bank of America	GE Capital Commercial	3063377	3,573,159.45	01/13/11
Bank of America	The Travelers Indemnity Group	3061048	650,000.00	01/31/11
Bank of America	Industrial Commission of Arizona	3062109	106,000.00	03/20/11
Bank of America	North Wales Water Authority	3077718	42,090.00	11/14/11
Bank of America	Zurich American Insurance Company	3056168	300,000.00	05/21/11
Bank of America	Safeco Insurance Company of America	3097949	6,952,913.00	12/12/10
Bank of America	Pennsylvania Self Insurance Division	3114502	600,000.00	09/28/11

SCHEDULE 1.2

REVOLVING COMMITMENTS

Lender	Revolving Commitment	Pro Rata Share
Bank of America, N.A.	$100,000,000.00	31.250000000%
Regions Bank	$75,000,000.00	23.437500000%
Wells Fargo Bank, National Association	$40,000,000.00	12.500000000%
Fifth Third Bank	$40,000,000.00	12.500000000%
U.S. Bank National Association	$40,000,000.00	12.500000000%
Branch Banking and Trust Company	$25,000,000.00	7.812500000%

Total	$320,000,000.00	100.000000000%

SCHEDULE 5.14

SUBSIDIARIES

PERCENTAGE OF OWNERSHIP OF SUBSIDIARIES AND RESTRICTIONS THEREON

1.           The following are subsidiaries of Borrower (owned, in the percentage indicated, by Borrower unless otherwise noted):

Subsidiary	State of Formation (i)	Number of Shares of each class of Equity Interests (ii)	Number of Shares Owned or Percentage of Membership/Partnership Interests Held (iii)	Number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and other similar rights (iv)
RTBD, Inc. (A)	Delaware	1000 shares $.01 par common	100 Shares – Ruby Tuesday, Inc.	None
RT Finance, Inc. (A)	Delaware	1000 shares $.01 par common	100 shares – RTBD, Inc.	None
Ruby Tuesday GC Cards, Inc. (A)	Colorado	1000 shares $.01 par common	100 shares – RTGC, LLC	None
RT Tampa Franchise, L.P. (A)	Delaware	None issued	1% - RT Tampa, Inc. (General Partner) 99%-RT Florida Equity, LLC	N/A
RT Orlando Franchise, L.P. (A)	Delaware	None issued	1% - RT Orlando, Inc. (General Partner) 99% - RT Florida Equity, LLC	N/A
RT South Florida Franchise, L.P. (A)	Delaware	None issued	1% - RT South Florida, Inc. (Gen. Partner) 99% - RT Florida Equity, LLC	N/A
RT New York Franchise, LLC (A)	Delaware	None issued	100% - Ruby Tuesday, Inc.	N/A
RT Southwest Franchise, LLC (A)	Delaware	None issued	1% - RT One Percent Holdings, Inc. 99%- RT Franchise Acquisition, LLC	N/A
RT Michiana Franchise, LLC (A)	Delaware	None issued	1% - RT One Percent Holdings, LLC 99% -Ruby Tuesday, Inc.	N/A
RT Franchise Acquisition, LLC (A)	Delaware	None issued	100% - RTBD, Inc.	N/A
RT Kentucky Restaurant Holdings, LLC (A)	Delaware	None issued	100% - RTBD, Inc.	N/A
RT Florida Equity, LLC (A)	Delaware	None issued	100% - Ruby Tuesday, Inc.	N/A
RTGC, LLC (A)	Colorado	None issued	100% - Ruby Tuesday, Inc.	N/A
RT West Palm Beach Franchise, L.P. (A)	Delaware	None issued	1% - RT West Palm Beach, Inc. (Gen.Partner) 99% - RT Florida Equity, LLC	N/A
RT Michigan Franchise, LLC (A)	Delaware	None issued	100% - RT Franchise Acquisition, LLC	N/A
RT Detroit Franchise, LLC (A)	Delaware	None issued	100% - RT Franchise Acquisition, LLC	N/A
Ruby Tuesday, LLC (A)	Delaware	None issued	100% - Ruby Tuesday, Inc.	N/A
RT Long Island Franchise, LLC (A)	Delaware	None issued	100% - Ruby Tuesday, Inc.	N/A
RT New England Franchise, LLC (A)	Delaware	None issued	100% - Ruby Tuesday, Inc.	N/A
Quality Outdoor Services, Inc.	Tennessee	200 shares with no par or nominal value	All 90 shares outstanding purchased by Ruby Tuesday, Inc. per Stock Purchase Agreement—NO CERTIFICATE ISSUED	None
RT Airport, Inc.	Delaware	1000 shares $.01 par common	100 shares subscribed to Ruby Tuesday, Inc. per Share Subscription Agt -- NO CERTIFICATE ISSUED	None
RT Louisville Franchise, LLC	Delaware	None issued	99% - RT Franchise Acquisition, LLC 1% - RT Louisville, Inc.	N/A
RT McGhee Tyson, LLC	Delaware	None issued	99% - Ruby Tuesday, Inc. 1% - RT Airport, Inc.	N/A
RT One Percent Holdings, LLC	Delaware	None issued	100% - Ruby Tuesday, Inc.	N/A
RT One Percent Holdings, Inc.	Delaware	1000 shares $.01 par common	100 Shares - Ruby Tuesday, Inc.	None
RT Minneapolis Holdings, LLC	Delaware	None issued	100% - RTBD, Inc.	N/A
RT Omaha Holdings, LLC	Delaware	None issued	100% - RTBD, Inc.	N/A

Subsidiary	State of Formation (i)	Number of Shares of each class of Equity Interests (ii	Number of Shares Owned or Percentage of Membership/Partnership Interests Held (iii)	Number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and other similar rights (iv)
RT Denver, Inc.	Georgia	1000 shares $.01 par common	100 Shares – Ruby Tuesday, Inc.	None
RT Louisville, Inc.	Georgia	1000 Shares $.01 par common	100 Shares – Ruby Tuesday, Inc.	None
RT Orlando, Inc.	Georgia	1000 Shares $.01 par common	100 Shares – Ruby Tuesday, Inc.	None
RT South Florida, Inc.	Georgia	1000 Shares $.01 par common	100 Shares – Ruby Tuesday, Inc.	None
RT Tampa, Inc.	Georgia	1000 Shares $.01 par common	100 Shares – Ruby Tuesday, Inc.	None
RT West Palm Beach, Inc.	Georgia	1000 Shares $.01 par common	100 Shares – Ruby Tuesday, Inc.	None
RT New Hampshire Restaurant Holdings, LLC	Delaware	None issued	100% - RTBD, Inc.	N/A
RT Restaurant Services, LLC	Delaware	None issued	100% - Ruby Tuesday, Inc.	N/A
RT Northern California Franchise, LLC	Delaware	None issued	99% - RT Franchise Acquisition, LLC 1% - RT Finance, Inc.	N/A
Wok Hay 2, LLC	Delaware	None issued	100% - Ruby Tuesday, Inc.	N/A
RTTA, L.P.	Texas	None issued	1% - RTBD, Inc. (Gen. Partner) 99% - RT Franchise Acquisition, LLC	N/A
RT Distributing, LLC	Tennessee	None issued	100% - Ruby Tuesday, Inc.	N/A

(A) Material Subsidiary

2.           The following “liquor clubs/corporations” are owned by the members thereof and controlled by a Board of Directors, who are typically employees of Borrower or its Subsidiaries and Affiliates.  These “clubs” enter into service agreements with Borrower to provide the services necessary to conduct alcoholic beverage sales and related service at Borrower’s restaurants located in the relevant states.

                      Name                                                                    State of Organization
                      4721 RT of Pennsylvania, Inc.                                   Pennsylvania
                      Orpah, Inc.                                                                    Maryland
                      RT Hospitality – York JV                                            Pennsylvania
                      Ruby Tuesday of St. Mary’s, Inc.                            Maryland
                      Ruby Tuesday of Allegany County, Inc.                Maryland
                      Ruby Tuesday of Columbia, Inc.                              Maryland
                      Ruby Tuesday of Linthicum, Inc.                             Maryland
                      Ruby Tuesday of Salisbury, Inc.                              Maryland
                      Ruby Tuesday of Frederick, Inc.                               Maryland
                      RT of Cecil County, Inc.                                             Maryland
                      RT of Clarksville, Inc.                                                  Maryland
                      RT of Riverside, Inc.                                                    Maryland
                      Ruby Tuesday of Pocomoke City, Inc.                     Maryland
                      RT of Fruitland, Inc.                                                     Maryland
                      RTMB Lodging Joint Venture                                   Pennsylvania
                      RT Stonebridge Joint Venture                                   Pennsylvania
                      RT of Annapolis, Inc.                                                  Maryland
                      Ruby Tuesday of Marley Station, Inc.                     Maryland
  RTT Texas, Inc.                                                           Texas
                      RTTT, LLC                                                                   Texas
                      RT/Sayosha Chambersburg Joint Venture              Pennsylvania

Schedule 5 14.doc

Schedule 8.1

Existing Liens

1.
Liens arising from or related to indebtedness incurred by RT Tampa Franchise, LP, a Subsidiary (see Schedule 5.14), in favor of GE Capital Franchise Finance Corporation or its affiliates, and in favor of AMRESCO Capital, LP or its affiliates, which secures assets or property of such Subsidiary at the sites identified (see Schedule 8.12, Item 7 for a listing of such Debt and sites).

2.
Liens arising from or related to indebtedness incurred by RT Michiana Franchise, LLC, a Subsidiary (see Schedule 5.14), in favor of GE Capital Franchise Finance Corporation or its affiliates, and in favor of AMRESCO Capital, LP or its affiliates, which secures assets or property of such Subsidiary at the sites identified (see Schedule 8.12, Item 7 for a listing of such Debt and sites).

3.
Liens arising from or related to indebtedness incurred by RT Orlando Franchise, LP, a Subsidiary (see Schedule 5.14), in favor of GE Capital Franchise Finance Corporation or its affiliates, which secures assets or property of such Subsidiary at the sites identified (see Schedule 8.12, Item 7 for a listing of such Debt and sites).

4.
Liens arising from or related to indebtedness incurred by RT South Florida Franchise, LP, a Subsidiary (see Schedule 5.14), in favor of GE Capital Franchise Finance Corporation or its affiliates, which secures assets or property of such Subsidiary at the sites identified (see Schedule 8.12, Item 7 for a listing of such Debt and sites).

5.
Liens arising from or related to indebtedness incurred by RT West Palm Beach Franchise, LP, a Subsidiary (see Schedule 5.14), in favor of GE Capital Franchise Finance Corporation or its affiliates, which secures assets or property of such Subsidiary at the sites identified (see Schedule 8.12, Item 7 for a listing of such Debt and sites).

6.
Liens arising from or related to indebtedness incurred by RT Detroit Franchise, LLC, a Subsidiary (see Schedule 5.14 in favor of GE Capital Franchise Finance Corporation or its affiliates, and in favor of Irwin Franchise Capital or its affiliates, which secures assets or property of such Subsidiary at the sites identified (see Schedule 8.12, Item 7 for a listing of such Debt and sites).

7.
Liens arising from or related to indebtedness incurred by RT Michigan Franchise, LLC, a Subsidiary (see Schedule 5.14), in favor of GE Capital Franchise Finance Corporation or its affiliates, which secures assets or property of such Subsidiary at the sites identified (see Schedule 8.12, Item 7 for a listing of such Debt and sites).

8.
Liens arising from or related to indebtedness incurred by RT New England Franchise, LLC, a Subsidiary (see Schedule 5.14), in favor of GE Capital Franchise Finance Corporation or its affiliates, in favor of Irwin Franchise Capital or its affiliates, and Zions Bank or its affiliates, which secures assets or property of such Subsidiary at the sites identified (see Schedule 8.12, Item 7 for a listing of such Debt and sites).

9.
Liens arising from or related to indebtedness incurred by RT Long Island Franchise, LLC, a Subsidiary (see Schedule 5.14), in favor of GE Capital Franchise Finance Corporation or its affiliates, in favor of Irwin Franchise Capital or its affiliates, and in favor of P&P Holdings or its affiliates, which secures assets or property of such Subsidiary at the sites identified (see Schedule 8.12, Item 7 for a listing of such Debt and sites).

Schedule 8.3

EXISTING INVESTMENTS

See Schedule 5.14 for a listing of direct and indirect Subsidiaries of Borrower in which Borrower has made an Investment.

Various promissory notes issued to Borrower by franchise partners or other entities as listed below on this Schedule 8.3.

Limited liability company interests or limited partner interests held by Borrower or a Subsidiary in franchise partners as follows:

(a)	50% ($501,000) in connection with RT Minneapolis Franchise, LLC;
(b)	50% ($501,000) in connection with RT Omaha Franchise, LLC;
(c)	50% ($501,000) in connection with RT KCMO Franchise, LLC;
(d)	50% ($501,000) in connection with RT Western Missouri Franchise, LLC;
(e)	50% ($501,000) in connection with RT St. Louis Franchise, LLC;
(f)	1% each ($1,000 each) in connection with each other Franchisee and the right to increase such ownership to 50% or more as allowed in the Franchise Partner Program.

Outstanding balances as of August 31, 2010:

	Original	Outstanding	Note	Payoff
	Debt	Balance	Date	Date

RT Chicago Franchise, LLC……………….	7,038,000	161,000	03/27/00	03/27/11
RT St. Louis Franchise, LLC………………	2,055,000	1,987,000	12/05/01	12/05/15
RT Indianapolis Franchise, LLC…………...	1,250,000	806,000	12/05/01	12/05/12

RTI Lines of credit:
RT Minneapolis Franchise, LLC….……		640,000
RT Denver Franchise, LP…………….…		100,000
RT KCMO Franchise, LLC…………….		246,000
RT Utah Franchise, LP.……………….		257,000
RT Seattle Franchise, LLC……………..		25,000
RT Las Vegas, LLC……..………..……		132,000

		4,354,000

Schedule 8.7

Restrictive Agreements

1.           None.
2.           None.

SCHEDULE 8.12

INDEBTEDNESS

1.           Indebtedness in the estimated contingent amount of $384,517 arising under the Program and Support Agreement by and between Company and General Electric Capital Business Asset Funding Corporation dated as of January 2002, whereby Company guarantees no more than 30% of the then outstanding aggregate of franchisee loans subject to the Program and Support Agreement if an unpaid balance remains under any such loan to a franchisee after lender has realized its rights in the collateral subject to the loan.  The Program and Support Agreement was terminated effective July 1, 2004.

2.           Indebtedness in the estimated contingent amount of $3,629,951 arising under the Financing Agreement by and between Company and CitiCorp Leasing, Inc. dated as of July 1, 2004, whereby Company guarantees a portion or all of a participating franchisee’s loan subject to the program.  The Financing Agreement was terminated on July 1, 2007.

3.           Indebtedness totaling $16,442,516 evidenced pursuant to various letters of credit issued primarily in connection with Company’s workers compensation and casualty insurance programs.

4.           From time to time, Company indemnifies certain lenders to Company’s franchisees, wherein Company agrees to pay a portion of franchisee debt allocated to specific leased property encumbered by such debt if such franchisee defaults under its loan to the indemnified lender due to a failure to obtain (i) certain landlord consents to subletting the property by the Company to the franchisee or (ii) lease extensions for specific leased property.  In the event of such payment, the indemnified lender assigns to Company all of its rights in the related collateral.

5.           Company’s covenants in favor of Metropolitan Knoxville Airport Authority (the “Authority”) in connection with the Food and Beverage Concession Agreement dated September 1, 1999, between the Authority and RT McGhee-Tyson, LLC, a Subsidiary, wherein Company agrees to provide continuing working capital to RT McGhee Tyson, LLC during the term of the Concession Agreement.

6.           The Company has entered into a Distribution Agreement and an Agreement Respecting Employee Benefit Matters (collectively referred to as sharing agreements) with Morrison Fresh Cooking, Inc. (acquired by Piccadilly Cafeterias, Inc.) and Morrison Management Specialists, Inc. (formerly Morrison Health Care, Inc. and acquired by Compass Group, PLC) providing for the assumption of liabilities and cross-indemnities designed to allocate, generally, among these three companies, financial responsibility for liabilities arising out of or in connection with business activities prior to the March, 1996 “spin-off” transaction.

7. FORMER FRANCHISE PARTNER (ACQUIRED) INDEBTEDNESS *

(all figures in 000's)
MORTGAGEE	TOTAL

RT Tampa Franchise, LP Debt:
GE - Cooper Creek Construction......	486
GE - Healthpark Construction........	939
RT Michiana Franchise, LLC Debt:
GE - Acquisition - Note 28525...................................	1,551
GE - Acquisition - Note 28651...................................	2,292
GE - Battle Creek Construction.......	724
RT Orlando Franchise, LP Debt:
GE - Bellair.......................................	617
GE - Leesburg.................................	640
GE - Palm Coast Construction.............	1,309
RT South Florida Franchise, LP Debt:
GE - Deerfield Construction.............	439
GE - Homestead Construction.............	365
GE - Pompano Construction.............	662
RT West Palm Beach Franchise, LP Debt:
GE - Palm City Construction.............	1,352
GE - Palm City FF&E.........................	28
GE - Royal Palm Construction.............	1,318
GE - Sebastian.................................	1,446
GE - Stuart.......................................	1,416
GE - Acquisition Debt.......................	451
RT Detroit Franchise, LLC Debt:
GE - Saline Construction...............	1,237
GE - Saline FF&E..........................	61
GE - Novi Construction.................	1,727
GE - Novi FF&E............................	139
GE - S. Canton Construction.........	1,104
GE - S. Canton FF&E.....................	166
GE - Acquisition Debt.....................	1,798
RT Michigan Franchise, LLC Debt:
GE - Cadillac Construction............	1,199
GE - Port Huron Construction........	669
GE - Gaylord Construction.............	1,450
GE - Traverse City Construction....	234
GE - Traverse City FF&E...............	58
GE - Acquisition Debt....................	4,055
GE - Clarkston Construction...........	1,102
GE - Clarkston FF&E.....................	107
GE - Mt. Pleasant Construction.....	1,086
RT Long Island
GE – Acquisition Debt	1,145
GE – Commack	511
RT New England Debt
GE – Acquisition Debt	759
GE – Waterville	1,230
GE – Westbrook	721
GE – Topsham	714

Total GE Capital	37,307

Irwin – RT Detroit Franchise, LLC	2,282
Irwin – RT Long Island Franchise	3,340
P&P Holdings – RT Long Island Franchise	548
Irwin – RT New England Franchise	2,742
Zions Bank – RT New England Franchise	1,007
Amresco – RT Tampa Franchise, LP	905
Amresco – RT Orlando Franchise, LP	640
Other	329
TOTAL RUBY TUESDAY, INC.	49,100

* Former franchise partner (acquired) indebtedness balances are as of August 31, 2010.

EXHIBIT A

REVOLVING CREDIT NOTE

 _______________

FOR VALUE RECEIVED, the undersigned, Ruby Tuesday, Inc., a Georgia corporation (the “Borrower”), hereby promises to pay to ________________ (the “Lender”) or its registered assigns, in accordance with the provisions of that certain Revolving Credit Agreement dated as of December 1, 2010, (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent for the lenders, the principal amount of each Revolving Loan from time to time made by the Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.  In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of the Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Credit Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.  THIS REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF GEORGIA AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

[SIGNATURE PAGE FOLLOWS]

CHAR1\1185962v4

RUBY TUESDAY, INC.

By: ______________________
Name:
Title:

CHAR1\1185962v4

EXHIBIT B

SWINGLINE NOTE

_______________

FOR VALUE RECEIVED, the undersigned, Ruby Tuesday, Inc., a Georgia corporation (the “Borrower”), hereby promises to pay to Bank of America, N.A. (the “Swingline Lender”) or its registered assigns, in accordance with the provisions of that certain Revolving Credit Agreement dated as of December 1, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent for the lenders, the principal amount of each Swingline Loan from time to time made by the Swingline Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.  In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of the Swingline Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Swingline Loan from the date of such Swingline Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Swing Line Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Swingline Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.  THIS SW1NGLINE NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF GEORGIA AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

[SIGNATURE PAGE FOLLOWS]

CHAR1\1185962v4

RUBY TUESDAY, INC.

By:  ___________________________
Name:
Title:

CHAR1\1185962v4

EXHIBIT C

FORM OF
ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit, the Franchisee Letters of Credit, the Franchisee Loan Fundings and the Swingline Loans and the Guaranties included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:	_______________________________

2.	Assignee:	_______________________________[and is an
Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Ruby Tuesday, Inc., a Georgia corporation

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the
Credit Agreement

CHAR1\1185962v4

5.	Credit Agreement:	Revolving Credit Agreement dated as of December 1, 2010 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Ruby Tuesday, Inc., a Georgia corporation(the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Servicer, Swingline Lender and Issuing Bank.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned1	Percentage Assigned of Commitment/Loans2

7.	Trade Date:	_______________________

8.	Effective Date:	_______________________

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR:                                                                           [NAME OF ASSIGNOR]

By: ________________
Name:
Title:

ASSIGNEE:	[NAME OF ASSIGNEE]

By: ________________
Name:
Title:

1 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

CHAR1\1185962v4

[Consented to and]3 Accepted:

BANK OF AMERICA, N.A.,
as Administrative Agent

By: _________________
Name:
Title:

[Consented to:]4

BANK OF AMERICA, N.A.,
as Servicer

By: _________________
Name:
Title:

[Consented to:]5

RUBY TUESDAY, INC.,
a Georgia corporation

By: _________________
Name:
Title:

[Consented to:] 6

BANK OF AMERICA, N.A.,
as Issuing Bank

By: _________________
Name:
Title:

[Consented to:]7

BANK OF AMERICA, N.A.,
as Swingline Lender

By: _________________
Name:
Title:

3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

4 To be added only if the consent of the Servicer is required by the terms of the Credit Agreement.

5 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

6 To be added only if the consent of the Issuing Bank is required by the terms of the Credit Agreement.

7 To be added only if the consent of the Swingline Lender is required by the terms of the Credit Agreement.

CHAR1\1185962v4

Annex 1 to Assignment and Acceptance

STANDARD TERMS AND CONDITIONS

1.  Representations and Warranties.

1.1.  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Section 11.4(b)(ii) and (iv) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.4(b)(ii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.   Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Georgia.

CHAR1\1185962v4

EXHIBIT D

FORM OF SUBSIDIARY GUARANTY AGREEMENT

THIS SUBSIDIARY GUARANTY AGREEMENT, dated as of December 1, 2010 (the “Subsidiary Guaranty Agreement”) is entered into among each of the Subsidiaries (each such subsidiary individually, a “Guarantor” and collectively, the “Guarantors”) of Ruby Tuesday, Inc., a Georgia corporation (the “Borrower”) from time to time party hereto, and Bank of America, N.A., a national banking association as administrative agent (the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement referred to below).

Reference is made to the Revolving Credit Agreement dated as of December 1, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as Administrative Agent, servicer (in such capacity, the “Servicer”), swingline lender (in such capacity, the “Swingline Lender”) and issuing bank (in such capacity, the “Issuing Bank”).  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Lenders have agreed to make Loans to the Borrower, the Issuing Bank has agreed to issue Letters of Credit for the account of the Borrower and the Servicer, on behalf of the Lenders, has agreed to make Franchisee Loans to certain franchisees of the Borrower and to issue Franchisee Letters of Credit for the account of such franchisees of the Borrower, pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement.  Each of the Guarantors is a direct or indirect wholly-owned Subsidiary of the Borrower and acknowledges that it will derive substantial benefit from the making of the Loans by the Lenders, the making of the Franchisee Loans by the Servicer on behalf of the Lenders, the issuance of Franchisee Letters of Credit by the Servicer and the issuance of the Letters of Credit by the Issuing Bank.  The obligations of the Lenders to make Loans, of the Servicer to make Franchisee Loans on behalf of the Lenders, of the Servicer to issue Franchisee Letters of Credit and of the Issuing Bank to issue Letters of Credit are conditioned on, among other things, the execution and delivery by the Guarantors of this Subsidiary Guaranty Agreement.  As consideration therefor and in order to induce the Lenders to make Loans, the Servicer to make Franchisee Loans on behalf of the Lenders and to issue Franchisee Letters of Credit and the Issuing Bank to issue Letters of Credit, each of the Guarantors is willing to execute this Subsidiary Guaranty Agreement.

Accordingly, the parties hereto agree as follows:

SECTION 1.                      Definitions.  Capitalized terms used but not otherwise defined shall have the meanings provided in the Credit Agreement.  As used herein:

“Guaranteed Obligations” shall mean (i) all amounts owing by the Borrower to the Administrative Agent, the Servicer, the Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with the Credit Agreement, any other Loan Document or any Franchisee Loan Document, including without limitation, all principal, interest (including interest accruing at the default rate and any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Servicer, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to the Credit Agreement, any other Loan Document or the Franchisee Loan Documents), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder and (ii) all obligations of the Loan Parties arising under Hedging Agreements entered into with a Hedging Bank and Treasury Management Agreements entered into with a Treasury Management Bank to the extent such Hedging Agreement or Treasury Management Agreement is permitted under the Credit Agreement, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

SECTION 2.                      The Guaranty.  Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, the Servicer, the Issuing Bank, each Lender (including the Swingline Lender), each Hedging Bank and each Treasury Management Bank as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained in the Credit Agreement, any of the other Loan Documents, Franchisee Loan Documents, Hedging Agreements or Treasury Management Agreements, the obligations of each Guarantor under this Subsidiary Guaranty Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

SECTION 3.                      Guaranteed Obligations Unconditional.  The obligations of the Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Franchisee Loan Documents, Hedging Agreements, Treasury Management Agreements or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 3 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid hereunder until such time as the Guaranteed Obligations have been paid in full and the Commitments have expired or terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(a)           at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)           any of the acts mentioned in any of the provisions of any of the Loan Documents, Franchisee Loan Documents, any Hedging Agreement between any Loan Party and any Hedging Bank, any Treasury Management Agreement between any Loan Party and any Treasury Management Bank or any other agreement or instrument referred to in the Loan Documents, Franchisee Loan Documents, or such Hedging Agreements and Treasury Management Agreements shall be done or omitted;

(c)           the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, Franchisee Loan Documents, any Hedging Agreement between any Loan Party and any Hedging Bank, any Treasury Management Agreement between any Loan Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Loan Documents, Franchisee Loan Documents, or such Hedging Agreements or Treasury Management Agreements shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)           any Lien granted to, or in favor of, the Administrative Agent, the Servicer, the Issuing Bank, any Lender or any of the holder of Guaranteed Obligations as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or

(e)           any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, the Servicer, the Issuing Bank, any Hedging Bank, any Treasury Management Bank or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any of the Franchisee Loan Documents, any Hedging Agreement between any Loan Party and any Hedging Bank, any Treasury Management Agreement between any Loan Party and any Treasury Management Bank or any other agreement or instrument referred to in the Loan Documents, Franchisee Loan Documents, such Hedging Agreements, such Treasury Management Agreements or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 4.                      Reinstatement.  The obligations of the Guarantors hereunder shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent, the Servicer, the Issuing Bank and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of external counsel) incurred by the Administrative Agent, the Servicer, the Issuing Bank or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 5.                      Certain Additional Waivers.  Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Guaranteed Obligations, except through the exercise of rights of subrogation pursuant to Section 3 and through the exercise of rights of contribution pursuant to Section 7.

SECTION 6.                      Remedies.  The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent, the Servicer, the Issuing Bank and the Lenders, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 9.1 of the Credit Agreement (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.1 of the Credit Agreement) for purposes of Section 2 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 2.

SECTION 7.                      Rights of Contribution.  The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law.  Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Guaranteed Obligations have been paid in full and the Commitments have terminated.

SECTION 8.                      Guaranty of Payment: Continuing Guaranty.  The guarantee in this Subsidiary Guaranty Agreement is a guaranty of payment and not of collection, and is a continuing guaranty and shall apply to all Guaranteed Obligations whenever arising.

SECTION 9.  Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent, the Servicer, the Issuing Bank or the Lenders will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

SECTION 10.  Representations and Warranties.  Each Guarantor represents and warrants as to itself that all representations and warranties relating to it (as a Subsidiary of the Borrower) contained in the Credit Agreement are true and correct.

SECTION 11.  Termination.  The guaranties made hereunder (a) shall terminate when all the Guaranteed Obligations have been paid in full in cash and the Lenders have no further commitment to lend under the Credit Agreement, the LC Exposure has been reduced to zero, the Issuing Bank has no further obligation to issue Letters of Credit under the Credit Agreement, the Franchisee LC Exposure has been reduced to zero and the Servicer has no further obligation to issue Franchisee Letters of Credit under the Credit Agreement or Franchisee Loan Documents and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Lender or any Guarantor upon the bankruptcy or reorganization of the Borrower, any Guarantor or otherwise.  In connection with the foregoing, the Administrative Agent shall execute and deliver to such Guarantor or Guarantor’s designee, at such Guarantor’s expense, any documents or instruments which such Guarantor shall reasonably request from time to time to evidence such termination and release.

SECTION 12.  Binding Effect; Several Agreement; Assignments.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantors that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns.  This Agreement shall become effective as to any Guarantor when a counterpart hereof executed on behalf of such Guarantor shall have been delivered to the Administrative Agent, and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guarantor and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent and the Lenders, and their respective successors and assigns, except that no Guarantor shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void).  If all of the capital stock or other equity interest of a Guarantor is sold, transferred or otherwise disposed of pursuant to a transaction permitted by the Credit Agreement, such Guarantor shall be released from its Guaranteed Obligations under this Agreement without further action, and upon request of such Guarantor or the Borrower, the Administrative Agent will execute and deliver to the Borrower, at the Borrower’s expense, such additional documents, instruments or agreements (all of which shall be prepared by the Borrower) as the Borrower or Guarantor shall reasonably request to further evidence the termination of this Guaranty.  This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the Guaranteed Obligations of any other Guarantor hereunder.

SECTION 13.  Waivers; Amendment.  (a) No failure or delay of the Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent hereunder and of the Lenders and the Servicer under the other Loan Documents and Franchisee

Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice in similar or other circumstances.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantors with respect to which such waiver, amendment or modification relates and the Administrative Agent, with the prior written consent of the Required Lenders (except as otherwise provided in the Credit Agreement).

SECTION 14.  Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF GEORGIA.

SECTION 15.  Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 11.1 of the Credit Agreement.  All communications and notices hereunder to each Guarantor shall be given to it at its address set forth on Schedule I attached hereto.

SECTION 16.  Survival of Agreement; Severability.

(a) All covenants, agreements representations and warranties made by the Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement, the other Loan Documents or the Franchisee Loan Documents shall be considered to have been relied upon by the Administrative Agent, the Servicer, the Issuing Bank and the Lenders and shall survive the making by the Lenders of the Loans, the issuance of the Letters of Credit by the Issuing Bank, the making by the Servicer on behalf of the Lenders of the Franchisee Loans and the issuance by the Servicer of the Franchisee Letters of Credit regardless of any investigation made by any of them or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or Franchisee Loan or any other fee or amount payable under the Credit Agreement, any other Loan Document or any Franchisee Loan Document is outstanding and unpaid or the LC Exposure does not equal zero or the Franchisee LC Exposure does not equal zero and as long as the Commitments have not been terminated.

(b)           In the event one or more of the provisions contained in the Credit Agreement or in any other Loan Document or in any Franchisee Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 17.  Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract (subject to Section 12), and shall become effective as provided in Section 12.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 18.  Rules of Interpretation.  The rules of interpretation specified in Section 1.4 of the Credit Agreement shall be applicable to this Agreement.

SECTION 19.  Jurisdiction; Consent to Service of Process.

(a) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Georgia State court or Federal court of the United States of America sitting in Atlanta, Georgia, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents or any Franchisee Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Servicer, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents or the Franchisee Loan Documents against any Guarantor or its properties in the courts of any jurisdiction.

(b)           Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents or the Franchisee Loan Documents in any Georgia State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 15.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 20.  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE FRANCHISEE LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN

INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE FRANCHISEE LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.

SECTION 21.  Waiver of Certain Damages.  To the extent permitted by applicable law, no Guarantor shall assert, and each Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Subsidiary Guaranty Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan, any Franchisee Loan, any Franchisee Letter of Credit or any Letter of Credit or the use of proceeds thereof.

SECTION 22.  Additional Subsidiary Loan Parties.  Pursuant to Section 6.10 of the Credit Agreement, each Subsidiary Loan Party that was not in existence on the date of the Credit Agreement is required to enter into this Agreement as a Guarantor upon becoming Subsidiary Loan Party.  Upon execution and delivery after the date hereof by the Administrative Agent and such Subsidiary Loan Party of an instrument in the form of Annex 1, such Subsidiary Loan Party shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein.  The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any other Guarantor hereunder.  The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

SECTION 23.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the Servicer and the Issuing Bank are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender, the Servicer or the Issuing Bank to or for the credit or the account of any Guarantor against any or all the Guaranteed Obligations of such Guarantor now or hereafter existing under this Agreement and the other Loan Documents or the Franchisee Loan Documents held by such Lender, the Servicer or the Issuing Bank, irrespective of whether or not such Person shall have made any demand under this Agreement or any other Loan Document or the Franchisee Loan Documents and although such Guaranteed Obligations may be unmatured.  The rights of each Lender, the Servicer and the Issuing Bank under this Section 23 are in addition to other rights and remedies (including other rights of setoff) which such Lender, the Servicer or the Issuing Bank, as the case may be, may have.

SECTION 24.  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, each Guarantor acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for under the Credit Agreement and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document or Franchisee Loan Document) are an arm’s-length commercial transaction between each Loan Party, Franchisee Borrower and their respective Affiliates, on the one hand, and the Administrative Agent, the Servicer and the Arranger, on the other hand, and each Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents and Franchisee Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Servicer and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Loan Party, Franchisee Borrower or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, the Servicer  nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party or Franchisee Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document or any Franchisee Loan Document (irrespective of whether the Administrative Agent, the Servicer or the Arranger has advised or is currently advising any Loan Party, Franchisee Borrower or any of their respective Affiliates on other matters) and neither the Administrative Agent, the Servicer nor the Arranger has any obligation to any Loan Party, any Franchisee Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and in the Franchisee Loan Documents; (iv) the Administrative Agent, the Servicer and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of any Loan Party, any Franchisee Borrower and their respective Affiliates, and neither the Administrative Agent, the Servicer nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Servicer and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document or of any Franchisee Loan Document) and each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each Guarantor hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Servicer or the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CHAR1\1185962v4

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

RTBD, INC.

By:  _______________
Name:
Title:

RT FINANCE, INC.

                        By:  _______________
Name:
Title:

RUBY TUESDAY GC CARDS, INC.

By:  _______________
Name:
Title:

RT TAMPA FRANCHISE, L.P.

By:  _______________
Name:
Title:

RT ORLANDO FRANCHISE, L.P.

By:  _______________
Name:
Title:

RT SOUTH FLORIDA FRANCHISE, L.P.

By:  _______________
Name:
Title:

RT NEW YORK FRANCHISE, LLC

By:  _______________
Name:
Title:

RT SOUTHWEST FRANCHISE, LLC

By:  _______________
Name:
Title:

RT MICHIANA FRANCHISE, LLC

By:  _______________
Name:
Title:

RT FRANCHISE ACQUISITION, LLC

By:  _______________
Name:
Title:

RT KENTUCKY RESTAURANT HOLDINGS, LLC

By:  _______________
Name:
Title:

RT FLORIDA EQUITY, LLC

By:  _______________
Name:
Title:

RTGC, LLC

By:  _______________
Name:

Title:

RT DETROIT FRANCHISE, LLC

By:  _______________
Name:
Title:

RT MICHIGAN FRANCHISE, LLC

By:  _______________
Name:
Title:

RT WEST PALM BEACH FRANCHISE, L.P.

By:  _______________
Name:
Title:

RT NEW ENGLAND FRANCHISE, LLC

By:  _______________
Name:
Title:

RT LONG ISLAND FRANCHISE, LLC

                        By:  _______________
Name:
Title:

RUBY TUESDAY, LLC

By:  _______________
Name:
Title:

BANK OF AMERICA, N.A., as
Administrative Agent

By:  _______________
Name:
Title:

CHAR1\1185962v4

SCHEDULE I TO THE SUBSIDIARY GUARANTY AGREEMENT

Guarantor(s)                                                                Address

RTBD, Inc.                                                                Attn:            Griffin Corporate Services,
Victoria Garrett
300 Delaware Avenue, 9th Floor
Wilmington, DE 19801

with a copy to:

Attn:            Legal Department
150 West Church Avenue
Maryville, TN 37801

RT FINANCE, INC.                                                              Attn:            Legal Department
150 West Church Avenue
Maryville, TN 37801

RUBY TUESDAY GC CARDS, INC.                                  Attn:            Legal Department
150 West Church Avenue
Maryville, TN 37801

RT TAMPA FRANCHISE, L.P.                                         Attn:            Legal Department
150 West Church Avenue
Maryville, TN 37801

RT ORLANDO FRANCHISE, L.P.                                     Attn:            Legal Department
150 West Church Avenue
Maryville, TN 37801

RT SOUTH FLORIDA FRANCHISE, L.P.                         Attn:           Legal Department
150 West Church Avenue
Maryville, TN 37801

RT NEW YORK FRANCHISE, LLC                                   Attn:            Legal Department
150 West Church Avenue
Maryville, TN 37801

RT SOUTHWEST FRANCHISE, LLC                                Attn:           Legal Department
150 West Church Avenue
Maryville, TN 37801

RT MICHIANA FRANCHISE, LLC                                   Attn:           Legal Department
150 West Church Avenue
Maryville, TN 37801

RT FRANCHISE ACQUISITION, LLC                              Attn:           Legal Department
150 West Church Avenue
Maryville, TN 37801

RT KENTUCKY RESTAURANT                                     Attn:           Legal Department
HOLDINGS, LLC                                                                150 West Church Avenue
Maryville, TN 37801

RT FLORIDA EQUITY, LLC                                              Attn:            Legal Department
150 West Church Avenue
Maryville, TN 37801

RTGC, LLC                                                                    Attn:            Legal Department
150 West Church Avenue
Maryville, TN 37801

RT DETROIT FRANCHISE, LLC                                       Attn:           Legal Department
150 West Church Avenue
Maryville, TN 37801

RT MICHIGAN FRANCHISE, LLC                                   Attn:           Legal Department
150 West Church Avenue
Maryville, TN 37801

RT WEST PALM BEACH FRANCHISE,                         Attn:           Legal Department
L.P.                                                                        150 West Church Avenue
Maryville, TN 37801

RT NEW ENGLAND FRANCHISE,                                  Attn:           Legal Department
LLC                                                                       150 West Church Avenue
Maryville, TN 37801

RT LONG ISLAND FRANCHISE,                                     Attn:           Legal Department
LLC                                                                       150 West Church Avenue
Maryville, TN 37801

RUBY TUESDAY, LLC                                                       Attn:            Legal Department
150 West Church Avenue
Maryville, TN 37801

CHAR1\1185962v4

ANNEX 1 TO THE SUBSIDIARY GUARANTY AGREEMENT

SUPPLEMENT NO. [ ] dated as of [ ], to the Subsidiary Guaranty Agreement (the “Guaranty Agreement”) dated as of December 1, 2010 among each of the subsidiaries listed on Schedule I thereto (each such Subsidiary individually, a “Guarantor” and collectively, the “Guarantors”) of RUBY TUESDAY, INC., a Georgia corporation (the “Borrower”) and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent (the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement referred to below).

A.           Reference is made to the Revolving Credit Agreement dated as of December 1, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as Administrative Agent, servicer (in such capacity, the “Servicer”), swingline lender (in such capacity, the “Swingline Lender”) and issuing bank (in such capacity, the “Issuing Bank”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

B.           Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty Agreement and the Credit Agreement.

C.           The Guarantors have entered into the Guaranty Agreement in order to induce the Lenders to make Loans, the Servicer to make Franchisee Loans and to issue Franchisee Letters of Credit and the Issuing Bank to issue Letters of Credit.  Pursuant to Section 6.10 of the Credit Agreement, each Subsidiary Loan Party that was not in existence or not a Subsidiary Loan Party on the date of the Credit Agreement is required to enter into the Guaranty Agreement as a Guarantor upon becoming a Subsidiary Loan Party.  Section 22 of the Guaranty Agreement provides that additional Subsidiaries of the Borrower may become Guarantors under the Guaranty Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary of the Borrower (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty Agreement in order to induce the Lenders to make additional Loans, the Servicer to make additional Franchisee Loans and to issue additional Franchisee Letters of Credit and the Issuing Bank to issue additional Letters of Credit and as consideration for Loans and Franchisee Loans previously made and Letters of Credit and Franchisee Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

SECTION 1.  In accordance with Section 22 of the Guaranty Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guaranty Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty Agreement applicable to it as Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof.  Each reference to a Guarantor in the Guaranty Agreement shall be deemed to include the New Guarantor.  The Guaranty Agreement is hereby incorporated herein by reference.

SECTION 2.  The New Guarantor represents and warrants to the Administrative Agent, the Servicer, the Issuing Bank and the Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.  This Supplement may be executed in counterparts each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent.  Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.  Except as expressly supplemented hereby, the Guaranty Agreement shall remain in full force and effect.

SECTION 5.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.

SECTION 6.  In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 15 of the Guaranty Agreement.  All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below, with a copy to the Borrower.

SECTION 8.  The New Guarantor agrees to reimburse the Administrative Agent for its out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges actually incurred of counsel for the Administrative Agent.

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guaranty Agreement as of the day and year first above written.

[Name of New Guarantor]

By: __________________
Name:
Title:
Address:

BANK OF AMERICA, N.A., as
Administrative Agent

By: __________________
Name:
Title:

CHAR1\1185962v4

EXHIBIT E

FORM OF FRANCHISEE FACILITY GUARANTY AGREEMENT

This FRANCHISEE FACILITY GUARANTY AGREEMENT dated as of December 1, 2010 (this “Agreement”), is entered into among Ruby Tuesday, Inc., a Georgia corporation (the “Parent Guarantor”) in favor of Bank of America, N.A., a national banking association, as administrative agent (the “Administrative Agent”) for the Lenders and as servicer (the “Servicer”) for the Lenders (as defined in the Credit Agreement referred to below).

Reference is made to the Revolving Credit Agreement dated as of December 1, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Parent Guarantor, as borrower, the banks and financial institutions from time to time party thereto (the “Lenders”) and Bank of America, N.A., as Administrative Agent, Servicer, Issuing Bank and Swingline Lender.  Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Servicer, on behalf of the Lenders, has agreed to make Franchisee Loans to certain franchisees of the Parent Guarantor and to issue Franchisee Letters of Credit for the account of such franchisees of the Parent Guarantor, pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement.  Each of the Franchisee Borrowers is a Franchisee of the Parent Guarantor and the Parent Guarantor acknowledges that it will derive substantial benefit from the making of the Franchisee Loans by the Servicer, on behalf of the Lenders, and the issuance of the Franchisee Letters of Credit by the Servicer, on behalf of the Lenders.  The obligations of the Servicer, on behalf of the Lenders, to make Franchisee Loans and to issue Franchisee Letters of Credit is conditioned on, among other things, the execution and delivery by the Parent Guarantor of this Agreement.  As consideration therefor and in order to induce the Servicer, on behalf of the Lenders to make Franchisee Loans and to issue Franchisee Letters of Credit, the Parent Guarantor is willing to execute this Agreement.

In addition to its obligations to repurchase the Franchisee Loans upon the occurrence of an Event of Default and its other obligations under the Credit Agreement, the Parent Guarantor hereby agrees as follows:

SECTION 1.      Unconditional Guaranty.

The Parent Guarantor hereby unconditionally and irrevocably guarantees to the Servicer, each Lender and any permitted assignee thereof, the full and prompt payment of all Franchisee Facility Guaranteed Obligations and all costs, charges and expenses (including reasonable attorneys’ fees) actually incurred or sustained by the Servicer or any Lender in enforcing the obligations of the Parent Guarantor hereunder or the obligations of the Franchisee Borrowers under the applicable Franchisee Loan Documents.  If any portion of the Franchisee Facility Guaranteed Obligations is not paid when due, the Parent Guarantor hereby agrees to and will immediately pay same, without resort by the Servicer or any Lender to any other person or party.  The obligation of the Parent Guarantor to the Servicer and each Lender hereunder is primary, absolute and unconditional, except as may be specifically set forth herein.  This is a guaranty of payment and not of collection.  This guaranty is subject to the limitations set forth in Sections 2 and 3 below.

SECTION 2.      Limitation on Guaranty of Loans.

The obligation of the Parent Guarantor pursuant to this Agreement with respect to the Limited Guaranty Pool shall be limited, as of any date that Franchisee Guaranty Payments are made by the Parent Guarantor, or demanded by the Servicer, with respect to any Franchisee Loans in the Limited Guaranty Pool, to an amount (the “Maximum Amount”) equal to the greater of (a) fifty percent (50%) of the aggregate outstanding principal amount of the Franchisee Loans on such date (after giving effect to any payments, recoveries on Franchisee Collateral or other recoveries made by the Servicer or any Lender on such date with respect to the Franchisee Loans), (b) three (3) times the largest aggregate outstanding Franchisee Loan, or (c) $10,000,000; provided that the maximum cumulative amount of Franchisee Guaranty Payments that the Parent Guarantor shall be required to make with respect to Franchisee Loans in the Limited Guaranty Pool shall be $25,000,000 (the “Maximum Cumulative Amount”).

The foregoing limitation shall not in any way limit the obligation of the Parent Guarantor with respect to the Franchisee Facility Guaranteed Obligations relating to the Fully Guaranteed Pool or any obligation of the Parent Guarantor to purchase the Franchisee Loans and assume the Franchisee Loan Commitments relating thereto upon the occurrence of an Event of Default without regard to any limitations set forth in this Agreement.

SECTION 3.       Obligations of Parent Guarantor With Respect to Loans.

(a)           If a Franchisee Loan Payment Default occurs and is not cured by the Parent Guarantor during the Franchisee Loan Response Period, or if a Franchisee Loan Default other than a Franchisee Loan Payment Default occurs and is not waived by the Parent Guarantor during the Franchisee Loan Response Period, then the Franchisee Loan Standstill Period shall commence and the Parent Guarantor shall immediately pay all past due interest and fees owing to the Servicer pursuant to the applicable Franchisee Loan Documents, if any, on such Defaulted Franchisee Loans and shall continue to make timely payment of interest and fees, if any, on such Defaulted Franchisee Loans during the Franchisee Loan Standstill Period, which payment of interest and fees shall not constitute Franchisee Guaranty Payments made against Franchisee Loans in the Limited Guaranty Pool.

(b)           On the date that the Franchisee Loan Standstill Period expires, the Parent Guarantor agrees to cause one of the following to occur: (i) all Franchisee Loan Indebtedness with respect to such Defaulted Franchisee Loans shall have been repaid in full, (ii) the Parent Guarantor has acquired one hundred percent (100%) of the Franchisee Borrower owing such Defaulted Franchisee Loans or (iii) the Parent Guarantor and a new Franchisee have acquired one hundred percent (100%) of the Franchisee Borrower owing such Defaulted Franchisee Loans and such new Franchisee (x) has agreed to permit the entire Franchisee Loan Indebtedness with respect to the Defaulted Franchisee Loans to remain outstanding or (y) has agreed to permit a portion of the Franchisee Loan Indebtedness with respect to the Defaulted Franchisee Loans to remain outstanding and the Parent Guarantor has repaid the remaining portion of the Franchisee Loan Indebtedness, which repayment shall constitute Franchisee Guaranty Payments made against Franchisee Loans in the Limited Guaranty Pool.  If either of the conditions set forth in clauses (ii) or (iii) above occur, then all Franchisee Loan Payment Defaults must be immediately cured and all Franchisee Loan Defaults shall be deemed waived by the Servicer.  If none of the events set forth in clauses (i) through (iii) above have occurred by the end of the Franchisee Loan Standstill Period, the Parent Guarantor shall be deemed to have failed to perform its agreement hereunder for purposes of Section 9.1(d) of the Credit Agreement.

(c)           Notwithstanding anything set forth in subsection (b)(i) above, the Parent Guarantor shall not be required to repay any Franchisee Loan Indebtedness with respect to any such Defaulted Franchisee Loans beyond the amounts set forth in Section 2; provided, however, that (i) the Parent Guarantor shall remain obligated to cause one of the events set forth in clause (b)(ii) and (b)(iii) above to have occurred by the date that the Franchisee Loan Standstill Period expires and (ii) to the extent that the Parent Guarantor is not obligated to repay all Franchisee Loan Indebtedness with respect to such Defaulted Franchisee Loan pursuant to Section 2, the Parent Guarantor agrees that (A) the Servicer shall be released from its obligations to the Parent Guarantor hereunder with respect to administering and enforcing such Defaulted Franchisee Loans and may administer and enforce such Franchisee Loans and Franchisee Letter of Credit Obligations as it deems appropriate, without regard to any limitations or restrictions set forth herein (but subject to Sections 3.9 through 3.11 of the Credit Agreement in all events) or in any other Loan Document and (B) it shall not amend, modify, rescind or terminate any Franchise Documents with any Franchisee Borrower that owes any Defaulted Franchisee Loan or related Franchisee Letter of Credit Obligations to the Servicer, without the consent of the Servicer, and any Franchise Documents with any such Franchisee Borrower that have previously been rescinded or terminated shall immediately and automatically be reinstated, and all such Franchise Documents shall remain in full force and effect at all times until (x) the Servicer has been paid in full with respect to such Franchisee Loan Indebtedness and all commitments of the Servicer to make additional advances to such Franchisee Borrower have been terminated or (y) the Servicer has otherwise, in its opinion, exhausted all rights and remedies against the Franchisee Borrower and has terminated all commitments to such Franchisee Borrower; provided, further, however, that the Parent Guarantor may continue to enforce the proper use of the “Ruby Tuesday” servicemark (or other trademark or servicemark used in the operation of the store) and the maintenance of required systems and standards, in each case as required by the Franchisee Documents, so long as the remedy the Parent Guarantor uses to enforce such compliance is not termination of the “Ruby Tuesday” franchise held by such Franchisee Borrower.

(d)           On the date that the Parent Guarantor is required to purchase any Franchisee Loan with respect to which a Franchisee Loan Default has occurred pursuant to Section 3.15(b) of the Credit Agreement, one of the following must have occurred: (i) the Parent Guarantor shall have purchased such Franchisee Loan and assumed the related Franchisee Loan Commitment from the Servicer by paying the Servicer an amount equal to the Franchisee Loan Indebtedness with respect to such Franchisee Loan, (ii) the Parent Guarantor have acquired one hundred percent (100%) of the Franchisee Borrower that owes such Franchisee Loan or (iii) the Parent Guarantor and a new Franchisee have acquired one hundred percent (100%) of the Franchisee Borrower that owes such Franchisee Loan.  Notwithstanding anything set forth in clause (i) of the foregoing sentence, the Parent Guarantor shall not be required to repurchase such Franchisee Loan to the extent the Parent Guarantor would be required to repay any Franchisee Loan Indebtedness with respect to any such Franchisee Loan beyond the amounts set forth in Section 2; provided, however, that to the extent that the Parent Guarantor is not obligated to repay all Franchisee Loan Indebtedness with respect to such Franchisee Loan pursuant to Section 2, the Parent Guarantor agrees that it will not amend, modify, rescind or terminate any Franchise Documents with any Franchisee Borrower that owes such Franchisee Loan or related Franchisee

 Letter of Credit Obligations to the Servicer, without the consent of the Servicer, and (y) all such Franchise Documents shall remain in full force and effect at all times until the Servicer has been paid in full with respect to such Franchisee Loan Indebtedness and all commitments of the Servicer to make additional advances to such Franchisee Borrower have been terminated; provided, further, however, that the Parent Guarantor may continue to enforce the proper use of the “Ruby Tuesday” servicemark (or other trademark or servicemark used in the operation of the store) and the maintenance of required systems and standards, in each case as required by the Franchisee Documents, so long as the remedy the Parent Guarantor uses to enforce such compliance is not termination of the “Ruby Tuesday” franchise held by such Franchisee Borrower.

(e)           To the extent that the Parent Guarantor makes any payments on Franchisee Loans owed by Franchisee Borrowers that are wholly owned by the Parent Guarantor, such payments shall not constitute Franchisee Guaranty Payments made against Franchisee Loans in the Limited Guaranty Pool.

(f)           In the event that the Servicer receives payment in full of the Franchisee Loan Indebtedness from the Parent Guarantor, the Servicer agrees that on behalf of the Lenders under the Credit Agreement, the Servicer shall assign to the Parent Guarantor all of its right, title and interest in and to the Franchisee Loan Documents related to such Franchisee Loan which has been paid in full by the Parent Guarantor, including any Franchisee Collateral Documents, within five (5) days of such payment by the Parent Guarantor.

SECTION 4.                      Continuing Guaranty.

The obligations of the Parent Guarantor pursuant to this Agreement constitute a guarantee which is continuing in nature and shall be effective with respect to the full amount outstanding under all Franchisee Facility Guaranteed Obligations, now existing or hereafter made or extended, regardless of the amount, subject only to the limitations set forth in the preceding Section 2 and Section 3.

SECTION 5.                      Waivers.

The Parent Guarantor hereby waives notice of the Servicer’s and each Lender’s acceptance of this Agreement and the creation, extension or renewal of any Franchisee Loans or other Franchisee Facility Guaranteed Obligations.  The Parent Guarantor hereby consents and agrees that, at any time or times, without notice to or further approval from the Parent Guarantor, and without in any way affecting the obligations of the Parent Guarantor hereunder, the Servicer and the Lenders may, with or without consideration (i) release, compromise with, or agree not to sue, in whole or in part, any Franchisee Borrower or any other obligor, guarantor, endorser or surety on any Franchisee Loans or any other Franchisee Facility Guaranteed Obligations, (ii) renew, extend, accelerate, or increase or decrease the principal amount of any Franchisee Loans or other Franchisee Facility Guaranteed Obligations, either in whole or in part, (iii) amend, waive, or otherwise modify any of the terms of any Franchisee Loans or other Franchisee Facility Guaranteed Obligations or of any mortgage, deed of trust, security agreement, or other undertaking of any of the Franchisee Borrowers or any other obligor, endorser, guarantor or surety in connection with any Franchisee Loans or other Franchisee Facility Guaranteed Obligations, and (iv) apply any payment received from Franchisee Borrowers or from any other obligor, guarantor, endorser or surety on the Franchisee Loans or other Franchisee Facility Guaranteed Obligations to any of the liabilities of the Franchisee Borrowers or of such other obligor, guarantor, endorser, or surety which the Servicer may choose; provided, however, that during the Franchisee Loan Response Period and the Franchisee Loan Standstill Period, the Servicer and the Lenders shall not intentionally take any of the actions set forth in clause (i) through (iv) above.

SECTION 6.                      Additional Actions.

The Parent Guarantor hereby consents and agrees that the Servicer may at any time or times, either with or without consideration, surrender, release or receive any property or other Franchisee Collateral of any kind or nature whatsoever held by it or for its account securing any Franchisee Loans or other Franchisee Facility Guaranteed Obligations, or substitute any Franchisee Collateral so held by Servicer for other Franchisee Collateral of like or different kind, without notice to or further consent from the Parent Guarantor, and such surrender, receipt, release or substitution shall not in any way affect the obligations of the Parent Guarantor hereunder; provided, however, that during the Franchisee Loan Response Period and the Franchisee Loan Standstill Period, the Servicer and the Lenders shall not intentionally take any of the actions described above.  The Servicer shall have full authority to adjust, compromise, and receive less than the amount due upon any such Franchisee Collateral, and may enter into any accord and satisfaction agreement with respect to the same as the Servicer may deem advisable without affecting the obligations of the Parent Guarantor hereunder.  The Servicer shall be under no duty to undertake to collect upon such Franchisee Collateral or any part thereof, and the Parent Guarantor’s obligations hereunder shall not be affected by the Servicer’s alleged negligence or mistake in judgment in handling, disposing of, obtaining, or failing to collect upon or perfect a security interest in, any such Franchisee Collateral.

SECTION 7.                      Additional Waivers.

The Parent Guarantor hereby waives presentment, demand, protest, and notice of dishonor of any of the liabilities guaranteed hereby.  Neither the Servicer nor any Lender shall have any duty or obligation (i) to proceed or exhaust any remedy against any Franchisee Borrower, any other obligor, guarantor, endorser, or surety on any Franchisee Loans or other Franchisee Facility Guaranteed Obligations, or any other security held by the Servicer or any Lender for any Franchisee Loans or other Franchisee Facility Guaranteed Obligations, or (ii) to give any notice whatsoever (except as expressly provided herein of in the Franchisee Loan Documents) to the Franchisee Borrowers, the Parent Guarantor, or any other obligor, guarantor, endorser, or surety on any Franchisee Loans or other Franchisee Facility Guaranteed Obligations, before bringing suit, exercising rights to any such security or instituting proceedings of any kind against the Parent Guarantor, any Franchisee Borrower, or any of them, and the Parent Guarantor hereby waives any requirement for such actions by the Servicer or any Lender.  Upon default by any Franchisee Borrower and the Servicer’s demand to the Parent Guarantor hereunder, the Parent Guarantor shall be held and bound to the Servicer and each Lender directly as principal debtors in respect of the payment of the amounts hereby guaranteed, such liability of the Parent Guarantor being joint and several with each Franchisee Borrower and all other obligors, guarantors, endorsers and sureties on the Franchisee Loans or other Franchisee Facility Guaranteed Obligations.

SECTION 8.                      Postponement of Obligations.

Until the Franchisee Loans and other Franchisee Facility Guaranteed Obligations of any Franchisee Borrower to the Servicer and the Lenders have been paid in full (i) all present and future indebtedness of such Franchisee Borrower to the Parent Guarantor is hereby postponed to the present and future indebtedness of such Franchisee Borrower to the Servicer and each Lender, and all monies received from such Franchisee Borrower or for its account by the Parent Guarantor with respect to such indebtedness shall be received in trust for the Servicer and the Lenders, and promptly upon receipt, shall be paid over to the Servicer for distribution to the Lenders in accordance herewith until such Franchisee Borrower’s indebtedness to the Servicer and the Lenders is fully paid and satisfied, all without prejudice to and without in any way affecting the obligations of the Parent Guarantor hereunder; provided that unless and until the occurrence of a Franchisee Loan Default or Franchisee Loan Payment Default, the Parent Guarantor may accept and retain any payments made by any Franchisee Borrower to the Parent Guarantor in the ordinary course of business, and (ii) the Parent Guarantor shall not have any rights of subrogation or otherwise to participate in any security held by the Servicer for any Franchisee Loan to such Franchisee Borrower or any other Franchisee Facility Guaranteed Obligations arising therefrom, and the Parent Guarantor hereby waives such rights until such time as such Franchisee Loan and other Franchisee Facility Guaranteed Obligations have been paid in full to the Servicer and each Lender (whether by repurchase by the Parent Guarantor, pursuant to this Agreement or otherwise).

SECTION 9.                      Effect on Additional Guaranties.

The obligations of the Parent Guarantor pursuant to this Agreement are in addition to, and are not intended to supersede or be a substitute for any other guarantee, suretyship agreement, or instrument which the Servicer may hold in connection with any Franchisee Loans or other Franchisee Facility Guaranteed Obligations.

SECTION 10.                                Reliance on Guaranty and Purchase Obligation; Disclaimer of Liability.

The Parent Guarantor expressly acknowledges and agrees that each of the Servicer and the Lenders, in making its credit decision with regard to the funding of the Franchisee Loans, will rely solely upon the guaranty and purchase obligation of the Parent Guarantor set forth above and that neither the Servicer nor any Lender is under any obligation or duty to perform any credit analysis or investigation with regard to the creditworthiness of any Franchisee Borrower.  In addition, the Servicer expressly disclaims any responsibility or liability for the authenticity of signatures on any of the Franchisee Loan Documents (other than the Servicer’s), the authority of the Persons executing the Franchisee Loan Documents (other than the Servicer) or the enforceability or compliance with laws of any of the Franchisee Loan Documents.

THE PARENT GUARANTOR EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE PARENT GUARANTOR’S OBLIGATIONS TO PURCHASE FRANCHISEE LOANS UNDER THE CREDIT AGREEMENT AND THIS AGREEMENT ARE ABSOLUTE AND UNCONDITIONAL.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE PARENT GUARANTOR’S OBLIGATION SHALL NOT BE AFFECTED BY THE EXISTENCE OF ANY DEFAULT BY ANY FRANCHISEE BORROWER UNDER THE APPLICABLE FRANCHISEE LOAN DOCUMENTS, ANY EXCHANGE, RELEASE

 OR NONPERFECTION OF ANY LIEN WITH RESPECT TO ANY FRANCHISEE COLLATERAL SECURING PAYMENT OF ANY FRANCHISEE LOAN, THE SUBSTITUTION OR RELEASE OF ANY ENTITY PRIMARILY OR SECONDARILY LIABLE FOR ANY FRANCHISEE LOAN, ANY LACK OF ENFORCEABILITY OF ANY FRANCHISEE LOAN DOCUMENT, ANY LAW, REGULATION, OR ORDER OF ANY JURISDICTION AFFECTING ANY FRANCHISEE LOAN OR FRANCHISEE LOAN DOCUMENT OR THE RIGHTS OF THE HOLDER THEREOF, ANY CHANGE IN THE CONDITION OR PROSPECTS OF THE FRANCHISEE BORROWER, INCLUDING WITHOUT LIMITATION, INSOLVENCY, BANKRUPTCY, REORGANIZATION OR SIMILAR PROCEEDING, OR ANY OTHER CIRCUMSTANCE WHICH MIGHT, BUT FOR THE PROVISIONS OF THIS PARAGRAPH, CONSTITUTE A LEGAL OR EQUITABLE DISCHARGE OF THE PARENT GUARANTOR’S OBLIGATIONS HEREUNDER.  THE PARENT GUARANTOR’S OBLIGATIONS HEREUNDER SHALL NOT BE AFFECTED BY ANY SET-OFF OR CLAIM WHICH IT MIGHT HAVE AGAINST THE SERVICER OR ANY LENDER, WHETHER ARISING OUT OF THIS AGREEMENT OR OTHERWISE.

SECTION 11.                                Reinstatement of Obligations. The obligations of the Parent Guarantor pursuant to the Loan Documents shall continue to be effective or be reinstated, as the case may be, if at any time payment or any part thereof, of principal of, interest on or any other amount with respect to any Franchisee Loan or any obligation of the Parent Guarantor pursuant to the Loan Documents is rescinded or must otherwise be restored by the Servicer or any Lender upon the bankruptcy or reorganization of the Parent Guarantor, any Franchisee Borrower or any guarantor or otherwise.

SECTION 12.                                Right to Bring Separate Action. Nothing contained in this Agreement shall be construed to affect any other right that the Parent Guarantor may otherwise have under the Credit Agreement, or any Loan Document, at law or in equity to institute an action or assert a claim against the Servicer or any Lender  based upon a breach of the Servicer’s or such Lender’s obligations set forth in the Loan Documents or to assert a compulsory counterclaim with respect thereto and any waiver of notice or other matter set forth in this Agreement shall not affect the Parent Guarantor’s right to seek damages arising from the failure of the Servicer to give such notice otherwise required by the terms of the Loan Documents.

SECTION 13.  Information.  The Parent Guarantor assumes all responsibility for being and keeping itself informed of the Franchisee Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Franchisee Facility Guaranteed Obligations and the nature, scope and extent of the risks that the Parent Guarantor assumes and incurs hereunder, and agrees that none of the Servicer or the Lenders will have any duty to advise the Parent Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 14.  Termination.  The guaranties made hereunder (a) shall terminate when all the Franchisee Facility Guaranteed Obligations have been paid in full in cash and the Lenders have no further commitment to lend under the Credit Agreement or Franchisee Loan Documents, the Franchisee LC Exposure has been reduced to zero and the Servicer has no further obligation to issue Franchisee Letters of Credit and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Lender or the Parent Guarantor upon the bankruptcy or reorganization of the Parent Guarantor, any Franchisee Borrower or otherwise.  In connection with the foregoing, the Servicer and the Administrative Agent shall execute and deliver to the Parent Guarantor or the Parent Guarantor’s designee, at the Parent Guarantor’s expense, any documents or instruments which the Parent Guarantor shall reasonably request from time to time to evidence such termination and release.

SECTION 15.  Binding Effect; Several Agreement; Assignments.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Parent Guarantor that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns.  This Agreement shall become effective as to the Parent Guarantor when a counterpart hereof executed on behalf of such Parent Guarantor shall have been delivered to the Servicer, and a counterpart hereof shall have been executed on behalf of the Servicer and the Administrative Agent, and thereafter shall be binding upon the Parent Guarantor, the Administrative Agent and the Servicer and their respective successors and assigns, and shall inure to the benefit of such Parent Guarantor, the Administrative Agent, the Servicer and the Lenders, and their respective successors and assigns, except that the Parent Guarantor shall not have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void).

SECTION 16.  Waivers; Amendment.  (a) No failure or delay of the Servicer or the Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Servicer and the Administrative Agent hereunder and of the Lenders under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Parent Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Parent Guarantor in any case shall entitle the Parent Guarantor to any other or further notice in similar or other circumstances.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Parent Guarantor, the Administrative Agent and the Servicer, with the prior written consent of the Required Lenders (except as otherwise provided in the Credit Agreement).

SECTION 17.  Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF GEORGIA.

SECTION 18.  Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 11.1 of the Credit Agreement.

SECTION 19.  Survival of Agreement; Severability.

(a)           All covenants, agreements, representations and warranties made by the Parent Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement, the other Loan Documents or the Franchisee Loan Documents shall be considered to have been relied upon by the Servicer, the Administrative Agent and the Lenders and shall survive the making by the Servicer on behalf of the Lenders of the Franchisee Loans and the issuance by the Servicer of the Franchisee Letters of Credit regardless of any investigation made by any of them or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Franchisee Loan or any other fee or amount payable under the Credit Agreement, any other Loan Document or any Franchisee Loan Document is outstanding and unpaid or the Franchisee LC Exposure does not equal zero and as long as the Commitments have not been terminated.

(b)           In the event one or more of the provisions contained in the Credit Agreement or in any other Loan Document or in any Franchisee Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 20.  Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract (subject to Section 15), and shall become effective as provided in Section 15.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 21.  Rules of Interpretation.  The rules of interpretation specified in Section 1.4 of the Credit Agreement shall be applicable to this Agreement.

SECTION 22.  Jurisdiction; Consent to Service of Process.

(a)           The Parent Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Georgia State court or Federal court of the United States of America sitting in Atlanta, Georgia, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents or any Franchisee Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Servicer, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents or the Franchisee Loan Documents against the Parent Guarantor or its properties in the courts of any jurisdiction.

(b)           The Parent Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents or the Franchisee Loan Documents in any Georgia State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 18.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 23.  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE FRANCHISEE LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE FRANCHISEE LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 23.

SECTION 24.  Waiver of Certain Damages.  To the extent permitted by applicable law, the Parent Guarantor shall not assert, and the Parent Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Franchisee Loan, any Franchisee Letter of Credit or the use of proceeds thereof.

SECTION 25.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the Servicer and the Issuing Bank are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender, the Servicer or the Issuing Bank to or for the credit or the account of the Parent Guarantor against any or all the Franchisee Facility Guaranteed Obligations of the Parent Guarantor now or hereafter existing under this Agreement and the other Loan Documents or the Franchisee Loan Documents held by such Lender or the Servicer or the Issuing Bank, irrespective of whether or not such Person shall have made any demand under this Agreement or any other Loan Document or the Franchisee Loan Documents and although such Franchisee Facility Guaranteed Obligations may be unmatured.  The rights of each Lender, the Servicer and the Issuing Bank under this Section 25 are in addition to other rights and remedies (including other rights of setoff) which such Lender, the Servicer or the Issuing Bank, as the case may be, may have.

SECTION 26.  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, the Parent Guarantor acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for under the Credit Agreement and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document or Franchisee Loan Document) are an arm’s-length commercial transaction between each Franchisee Borrower, the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Servicer and the Arranger, on the other hand, and each Loan Party and each Franchisee Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents and Franchisee Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Servicer and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Loan Party, any Franchisee Borrower or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Servicer nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party nor any Franchisee Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document or any Franchisee Loan Document (irrespective of whether the Administrative Agent, the Servicer or the Arranger has advised or is currently advising any Loan Party, any Franchisee Borrower or any of their respective Affiliates on other matters) and neither the Administrative Agent, the Servicer nor the Arranger has any obligation to any Loan Party or any Franchisee Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and in the Franchisee Loan Documents; (iv) the Administrative Agent, the Servicer and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of any Loan Party or any Franchisee Borrower and their respective Affiliates, and neither the Administrative Agent,  the Servicer nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Servicer and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document or of any Franchisee Loan Document) and each Loan Party and each Franchisee Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Parent Guarantor hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Servicer or the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

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CHAR1\1185962v4

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

RUBY TUESDAY, INC.

By:  _______________
Name:
Title:

BANK OF AMERICA, N.A., as
Administrative Agent and Servicer

By:  _______________
Name:
Title:

CHAR1\1185962v4

EXHIBIT F

FORM OF FRANCHISEE LOAN AGREEMENT

THIS FRANCHISEE LOAN AGREEMENT dated as of_________ ____, 20___, is made between _____________________, a __________________________ (“Borrower”) and BANK OF AMERICA, N.A. (“Bank”), a national banking association having its principal office in Charlotte, North Carolina.

W I T N E S S E T H:

WHEREAS, Borrower engages in the business of owning and operating one or more restaurants under the name “Ruby Tuesday” pursuant to a franchise agreement with Ruby Tuesday, Inc., a Georgia corporation (“Sponsor”);

WHEREAS, Borrower has requested and Bank has agreed to extend credit in the form of loans and letters of credit to Borrower to provide working capital for use in connection with its Ruby Tuesday franchise; and

WHEREAS, Borrower and Bank wish to enter into this Agreement to set forth the terms and conditions of Bank’s extension of credit to Borrower;

NOW THEREFORE, upon the terms and conditions hereinafter stated, and in consideration of the mutual premises set forth above and other adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION.

1.1 As used in this Agreement, the following terms shall have the meanings set forth below (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Advance” shall mean an advance of funds by Bank on behalf of Borrower pursuant to the Master Note executed by Borrower.

“Agreement” means this Franchisee Loan Agreement and all exhibits, riders and schedules at any time executed by the parties and made a part hereof by reference, either as originally executed or as hereafter amended, modified or supplemented from time to time.

“Applicable Law” means all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Loan Documents in question, including, without limitation, all applicable law and equitable principles; all provisions of all applicable state and federal constitutions, statutes, rules, regulations and orders of governmental bodies; and all orders, judgments and decrees of all courts and arbitrators.

“Books and Records” means all of Borrower’s books and records evidencing or relating to its business, financial condition or any Collateral, including but not limited to, ledgers, invoices, purchase orders, financial statements, computer tapes and disks.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in Charlotte, North Carolina are authorized by law to close.

“Closing Date” means the date upon which the initial Advance with respect to the Loan is funded.

“Closing Fee” shall have the meaning set forth in Section 2.5.

“Collateral” means any assets of the Borrower in which a Lien is granted to the Bank to secure the Loan Indebtedness.

“Collateral Agreement” means any security agreement, mortgage, deed to secure debt, deed of trust or other similar document granting a Lien on Borrower’s assets to the Bank to secure the Loan Indebtedness.

“Credit Agreement” means that certain Revolving Credit Agreement dated as of December 1, 2010 by and among the Sponsor, as borrower, certain financial institutions from time to time party thereto, as lenders, and Bank of America, N.A. as servicer and agent for the lenders, as amended or modified from time to time.

“Debt” shall mean, without duplication, (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade accounts payable on customary terms in the ordinary course of business), (ii) financial obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) financial obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, and (iv) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or financial obligations of others of the kinds referred to in clauses (i) through (iii) above.

“Debt Service” means, for any period, the sum of (A) interest expense paid in cash during such period plus (B) scheduled amortization of all Debt (excluding Debt of the type described in clause (iv) of the definition of “Debt”) for such period, in each case measured for Borrower and its subsidiaries on a consolidated basis in accordance with GAAP.

“Default Condition” means the occurrence of any event which, after satisfaction of any requirement for the giving of notice or the lapse of time, or both, would become an Event of Default.

“Default Rate” means the annual percentage interest rate applied to the principal of the Loan not paid when due under the terms of the applicable Loan Documents, which rate shall equal the sum of Prime Rate plus an additional ______ percent ( ___ %) per annum.

“EBITDAR” means, for any period, (1) net income (loss) for such period, plus, (2) to the extent subtracted in determining such net income (loss), (a) interest expense for such period, (b) tax expense for such period, (c) depreciation, amortization and other non-cash charges for such period, (d) Rents for such period, (e) Non-recurring Expenses for such period, and (f) Excluded Management Salary for such period, if any, minus (3) Non-recurring Income for such period to the extent included in such net income (loss), in each case measured for Borrower and its Subsidiaries on a consolidated basis.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning given to such term in Section 7 hereof.

“Excluded Management Salary” shall mean, for any period, (1) two-thirds of the salary and expenses paid to the Franchisee Partner of the Borrower during any period that the Borrower has only one Qualified Store and (2) one-third of the salary and expenses paid to the Franchisee Partner of the Borrower during any period that the Borrower has only two Qualified Stores.

“Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (i) EBITDAR to (ii) the sum of (A) Debt Service plus (B) Rents, in each case for the immediately preceding four fiscal quarters ended on or closest to such date; provided, however, that Sponsor may elect to exclude from the calculation of the Fixed Charge Coverage Ratio the EBITDAR, the Debt Service and the Rents incurred by Borrower and its subsidiaries that are attributable to any stores that are not Qualified Stores; provided, further, however, that if the Sponsor at any time includes any store that is not a Qualified Store in the calculation of the Fixed Charge Coverage Ratio, such store shall thereafter be included in all subsequent calculations of the Fixed Charge Coverage Ratio.

“Floating Rate” means a rate of interest per annum equal to the Prime Rate plus an additional _____ percent ( ___%) per annum, such rate to change as and when the Prime Rate changes.

“Franchise Documents” means, collectively, (i) the participation and operating agreements for any Borrower that is a limited liability company or the limited partnership agreement for any Borrower that is a ‘limited partnership and (ii) the written agreements between Sponsor and Borrower whereby Borrower is authorized to establish one or more “Ruby Tuesday” franchises, including, without limitation the Ruby Tuesday, Inc. Operating Agreements between Sponsor and a Borrower and each other operating agreement and development agreement related to each franchise location, all as amended or modified from time to time.

“Franchisee Partner” means, collectively, the Person other than the Sponsor that owns an equity interest in the Borrower and any Person who directly or indirectly owns or controls such  Person.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Guarantor” means each Person who now or hereafter guarantees payment of the whole or any part of the Loan Indebtedness.

“Guaranty” means any guaranty executed by each of the partners, shareholders, member and where not prohibited by law, the spouses of such persons, of Borrower, or such other Persons as may be required by the Bank, in favor of the Bank with respect to the obligations of Borrower with respect to the Loan in the form provided by the Bank, as the same may be amended, restated or supplemented from time to time.

“Letter of Credit” shall have the meaning set forth in Section 2.8 hereof.

“Letter of Credit Fee” shall have the meaning set forth in Section 2.6(a) hereof.

“Letter of Credit Obligations” means the total face amount of all outstanding Letters of Credit hereunder plus, without duplication, the aggregate amount of all draws on Letters of Credit which have not been reimbursed by Borrower, whether with Advances or otherwise.

“Lien” means any interest in property securing an obligation, whether such interest is based on the common law, statute or contract, including, without limitation, a security interest, lien or security title arising from a security agreement, mortgage, security deed, trust deed, pledge or condition sale, or a lease, consignment or bailment for security purposes.

“Loan” means, as of any date of determination, the aggregate amount of Advances outstanding pursuant to the Loan Commitment from the Bank to Borrower established pursuant to Section 2 hereof.

“Loan Commitment” means the committed amount of the loan facility established by the Bank in favor of Borrower in the amount not exceeding, and upon the terms described in, this Agreement.

“Loan Documents” means this Agreement, the Master Note, the Collateral Agreements, any other documents relating to the Loan delivered by Borrower or any guarantor or surety thereof to the Bank and any amendments thereto.

“Loan Indebtedness” means all amounts due and payable by Borrower under the terms of the Loan Documents with respect to the Loan Commitment and the Advances made thereunder, and Letters of Credit issued hereunder, including, without limitation, Letter of Credit Obligations, outstanding principal, accrued interest, fees, any late charges, and all reasonable costs and expenses of any legal proceeding brought by the Bank to collect any of the foregoing (including without limitation, reasonable attorneys’ fees actually incurred).

“Loan Term” shall mean the period commencing on the date hereof and ending on the Maturity Date.

“Master Note” means the note of Borrower, substantially in the form attached hereto as Exhibit A, setting forth the obligation of Borrower to repay the Loan.

“Maturity Date” shall have the meaning set forth in Section 2.3 hereto.

“Non-recurring Expenses” shall mean, for any period, all expenses of the Borrower and its Subsidiaries for such period that are extraordinary and generally not reflected in any prior        period or reasonably anticipated to be incurred in any subsequent period.

“Non-recurring Income” shall mean, for any period, all income of the Borrower and its Subsidiaries for such period that is extraordinary and generally not reflected in any prior period or reasonably anticipated to be incurred in any subsequent period.

“Payment Date” means with respect to the Loan, the last Business Day of each calendar month.

“Permitted Liens” means (i) Liens in favor of Bank or Sponsor, (ii) Liens for taxes not yet due or payable, (iii) statutory Liens securing the claims of materialmen, mechanics, carriers and landlords for labor, materials, supplies or rentals incurred in the ordinary course of Borrower’s business, but only if payment thereof is not at the time required and such Liens are at all times junior in priority to the Liens in favor of Bank, (iv) Liens created (whether in the past or in the future) in favor of lenders loaning money to Borrower in connection with (y) the acquisition from Sponsor (or its successors, assigns or affiliates) of existing Ruby Tuesday restaurants, or (z) the development and/or construction or permanent financing of Ruby Tuesday restaurants developed and operated pursuant to any Franchise Document between Borrower, as franchisee, and the Sponsor (or its successors, assigns or affiliates) as franchisor, (v) Liens shown on Exhibit B (if any), and (vi) Liens hereafter consented to by Bank in writing.

“Person” means a corporation, an association, partnership, an organization, a business, a       business trust, a limited liability company, an individual, a government or political subdivision thereof or a governmental agency.

“Prime Rate” means the per annum rate of interest designated from time to time by the Bank to be its prime rate, with any change in the rate of interest resulting from a change in the Prime Rate to be effective as of the opening of business of the Bank on the day of such change.  The prime rate is one of several reference rates used by the Bank and the Bank makes loans at rates both higher and lower than the Prime Rate.

“Qualified Store” shall mean any store that has been open for at least twelve months and was not acquired by Borrower from the Sponsor during the last twelve months.

“Rents” means, for any period, the aggregate amount of all required lease and rent payments for which the Borrower and its subsidiaries are directly or indirectly liable (as lessee or as guarantor or other surety) under all operating leases in effect at any time during such period, determined on a consolidated basis in accordance with GAAP.

“Request for Advance” means a request for an Advance in the form attached hereto as Exhibit B.

“Solvent” means, as to any Person, such Person (i) is able to pay, and does pay, its debts as they mature and (ii) has a positive tangible net worth determined in accordance with GAAP.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by Borrower.

1.2           Accounting terms used in this Agreement such as “net income (loss)”, “interest expense”, “tax expense”, “amortization,” “depreciation,” and “tangible net worth” shall have the meaning normally given them by, and shall be calculated (both as to amounts and classification of items) in accordance with, GAAP. Any pronoun used herein shall be deemed to cover all genders. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations, and all references to any instruments or agreements, including, without limitation, references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

SECTION 2. LOAN COMMITMENT; MASTER NOTE.

2.1           Establishment of Loan Commitment.  (a) Bank hereby establishes until the Maturity Date (as hereinafter defined), a line of credit in favor of Borrower in an amount equal to [$100,000 to $5,000,000] in aggregate principal amount at any one time outstanding (the “Loan Commitment”), as reduced by the aggregate amount of Letter of Credit Obligations from time to time outstanding. Within the limits of the Loan Commitment, the Borrower may borrow, repay and re-borrow; provided, however, that the Borrower may neither borrow nor re-borrow should there exist a Default Condition or an Event of Default.

2.2           Advances.  Borrower may request Advances pursuant to the Loan Commitment by submitting a Request for Advance to the Bank, with a copy to Sponsor, on the Business Day prior to the date of the requested Advance (which shall be a Business Day). Each Advance shall be in a minimum amount of (i) $10,000 for Loans in the amount of $100,000 to $250,000 and in integral multiples of $1,000 and (ii) $25,000 for Loans in the amount of $250,001 to $5,000,000 and in integral multiples of $1,000. Borrower may not request more than four (4) Advances in any calendar month. The Borrower may not request Advances if as a result thereof, the amount of the Loan would exceed the amount of the Loan Commitment. Borrower hereby irrevocably appoints the Sponsor as the sole Person authorized to execute and deliver a Request for Advance hereunder to the Bank. In furtherance of the foregoing, Borrower hereby makes, constitutes and appoints Sponsor, and its agents and designees, the true and lawful agents and attorneys-in-fact of Borrower, with full power of substitution, to endorse its name and take all actions necessary to request Advances hereunder and issue all Requests for Advances. The powers granted herein are coupled with an interest and shall be irrevocable during the term hereof.

2.3           Master Note; Repayment.  The Loan Commitment and the Advances outstanding thereunder shall be evidenced by a note executed by Borrower in favor of Bank, substantially in the form of Exhibit A attached hereto (the “Master Note”). The Master Note shall be dated as of the date hereof and shall be payable to the order of Bank in the stated principal amount of the Loan Commitment. All amounts outstanding pursuant to the Master Note shall mature on the date (the “Maturity Date”) that is earlier of (i) the occurrence of an Event of Default in consequence of which Bank elects to accelerate the maturity and payment of the Loan Indebtedness or (ii) the Revolving Commitment Termination Date (as defined in the Credit Agreement), at which time all of the Loan Indebtedness shall be due and payable in full. All payments of principal of, or interest on, the Loan Documents and all other sums due under the terms of the Loan and all payments with respect to Letter of Credit Obligations shall be made in either (x) immediately available funds, or (y) checks or money orders made payable to the Loan Operations section of the Bank at its principal office in Charlotte, North Carolina in accordance with written instructions provided by the Bank.

2.4           Interest.  (a) From and after the date hereof, interest shall accrue on the unpaid principal amount of the Loan Indebtedness at the Floating Rate. Interest shall be calculated daily and shall be computed on the basis of actual days elapsed over the period of a 365-day year.  Interest shall be due and payable on each Payment Date. After the occurrence of an Event of Default and during the continuance thereof, the outstanding principal balance of the Loan shall bear interest at the Default Rate.

(b)           In no contingency or event whatsoever shall the amount paid or agreed to be paid to Bank for the use, forbearance or detention of money advanced under this Agreement exceed the highest lawful rate permissible under Applicable Law. It is the intent hereof that Borrower will not pay or contract to pay, and that Bank not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be charged to and paid by Borrower under Applicable Law. All interest (and charges deemed interest) paid or agreed to be paid to Bank shall, to the extent permitted by Applicable Law, be amortized, pro rated, allocated and spread in equal parts throughout the full term hereof until payment in full of the principal amount of the Loan Indebtedness owing hereunder (including the period of any renewal or extension hereof) so that interest on the principal amount of the Loan Indebtedness outstanding hereunder for such full period will not exceed the maximum amount permitted by Applicable Law.

2.5           Closing Fee.  On the Closing Date, the Borrower shall pay to the Bank in immediately available funds a closing fee (the “Closing Fee”) equal to the greater of (i) 0.10% of the Loan Commitment or (ii) $500.00. The Closing Fee shall be fully earned and nonrefundable as of the Closing Date.

2.6           Letter of Credit Fees.  On each Payment Date which is the last day of a calendar quarter, commencing on _____________ and continuing throughout the Loan Term, the Borrower shall pay to the Bank, in arrears:

(a)           A letter of credit fee (the “Letter of Credit Fee”) equal to _____% per annum multiplied by the daily average Letter of Credit Obligations outstanding hereunder, provided that, if the aggregate Letter of Credit Fees payable by Borrower with respect to any Letter of Credit issued hereunder do not exceed $1,000 per annum, the Borrower shall be required to, on the Payment Date which next follows the annual anniversary of the issuance of such Letter of Credit, make an additional payment equal to $1,000 minus the Letter of Credit Fees payable with respect to such Letter of Credit during the preceding year.

(b)           The Letter of Credit Fee shall be calculated on the basis of the actual number of days elapsed in 360-day year.

2.7           Loan Prepayment.  Borrower shall have the right to prepay the Loan in whole or in part at any time and from time to time. Partial prepayments of the Loan shall be in a minimum amount of $25,000.

2.8           Letters of Credit.  The Bank shall, from time to time upon request of the Borrower prior to the Maturity Date, but subject to the terms and conditions hereof, issue stand-by letters of credit in such form as requested by the Borrower and approved by the Bank from time to time (the “Letters of Credit”); provided, however, that the Borrower shall not be entitled to request the issuance of any Letter of Credit if there exists a Default Condition or an Event of Default; and further provided that (i) no Letter of Credit shall be issued if, as a result of such issuance, the aggregate amount of outstanding Letter of Credit Obligations would exceed the lesser of (x) $250,000 and (y) the Loan Commitment; (ii) no Letter of Credit shall have a maturity date longer than one year from the date of issuance unless the Bank, in its sole discretion has agreed to a longer term; (iii) no Letter of Credit shall have a maturity date later than ten days prior to the Maturity Date; (iv) the Borrower shall give the Bank at least five (5) days prior written notice of each request for a Letter of Credit, which notice shall include the amount of the requested Letter of Credit, the name and address of the beneficiary and a precise written description of the terms of such Letter of Credit, together with the documents described in the next paragraph; and (v) no Letter of Credit shall be requested unless the face amount of such Letter of Credit does not exceed the unused portion of the Loan Commitment. Borrower hereby irrevocably appoints the Sponsor as the sole Person authorized to execute and deliver a request for a Letter of Credit and application required hereunder to the Bank. In furtherance of the foregoing, Borrower hereby makes, constitutes and appoints Sponsor, and its agents and designees, the true and lawful agents and attorneys-in-fact of Borrower, with full power of substitution, to endorse its name and take all actions necessary to request Letters of Credit hereunder and issue all requests for Letters of Credit and to execute and deliver all applications and other documents in connection therewith.  The powers granted herein are coupled with an interest and shall be irrevocable during the term hereof.

In conjunction with any request for the issuance of a Letter of Credit, the Borrower shall first deliver to Bank its form letter of credit application, duly completed by a duly authorized officer of the Borrower. To the extent that such letter of credit application’s terms are inconsistent with the terms of this Agreement, this Agreement controls. Upon delivery to the

 Bank of such letter of credit application and other documents, instruments, or agreements which the Bank may require from time to time hereafter in connection therewith, each in form and substance satisfactory to the Bank, subject to the limitations set forth in this Section 2.8, the Bank shall issue a Letter of Credit. Borrower understands and agrees that the Bank may refuse upon any reasonable circumstances to issue any Letter of Credit. Upon issuance, a Letter of Credit shall be deemed to be an utilization of the Loan Commitment. Upon any draw upon a Letter of Credit issued hereunder, the Borrower shall immediately reimburse the Bank for such drawn amount and, in the event that the Borrower fails to reimburse such amount on the same Business Day, the Bank shall be irrevocably authorized to draw such amount upon the Loan Commitment at which point the amount drawn shall be an Advance for all purposes hereunder, including without limitation, the accrual of interest. Upon the occurrence of any Event of Default pursuant to this Agreement, the Bank may require the Borrower to immediately deposit with the Bank cash collateral in the amount of all outstanding Letter of Credit Obligations pursuant to this Agreement.

SECTION 3. CONDITIONS PRECEDENT.

Borrower shall deliver and Bank shall have received the following documents, each in form and substance satisfactory to Bank, as conditions precedent of the initial Advance comprising the Loan or the initial Letter of Credit issued hereunder, as the case may be:

(a)	a validly executed copy of this Agreement;

(b)	the validly executed Master Note;

(c)	a validly executed copy of a Guaranty of each partner, member or majority stockholder of Borrower, and to the extent not prohibited by Applicable Law, the spouse of such Person;

(d)	a validly executed Collateral Agreement;

(e)	a validly executed Landlord’s Waiver for each location of Borrower where the Collateral is located;

(f)	validly executed Uniform Commercial Code Financing Statements suitable to enable Bank to perfect the security interest granted to it under the Collateral Agreement;

(g)	evidence of Borrower’s good standing;

(h)	a validly executed Officer’s Certificate or such other evidence acceptable to Bank evidencing Borrower’s authorization of the Loan and incumbency;

(i)	a Certificate of Insurance from an insurer acceptable to Bank naming the Bank as loss payee/additional insured as follows:

Bank of America, N.A.
[_________________]; and

(j)	a validly executed Request for Advance, or a request for issuance of a Letter of Credit, as the case may be.

In addition, as conditions precedent of the initial Advance comprising the Loan or the initial Letter of Credit issued hereunder, as the case may be, (i) the Bank shall have satisfied itself that there are no Liens on any of the Collateral, other than Permitted Liens, (ii) the Bank shall be satisfied that all corporate or LLC proceedings necessary for the authorization of the Loan Commitment and the execution, delivery and performance of the Loan Documents, shall have been taken, (iii) the Bank shall have received any other documents that it deems reasonably necessary or advisable and (iv) the Bank shall have received payment of the Closing Fee and, if required by the Bank at closing, (A) an amount equal to Bank’s out-of-pocket expenses and fees and expenses of Bank’s counsel incurred in connection with the negotiation, documentation and closing of the transactions contemplated hereby, and (B) an amount sufficient in the opinion of the Bank to reimburse the Bank for all taxes, collateral filing fees and other fees and charges payable on account of the execution, delivery or recording of any of the Loan Documents or any loans or Letters of Credit outstanding hereunder.

SECTION 4. BORROWER’S REPRESENTATIONS AND WARRANTIES.

To induce Bank to enter into this Agreement, Borrower represents and warrants as follows:

4.1           Organization and Qualification of Borrower.  Borrower is [limited liability company duly organized, validly existing and in good standing] [limited partnership duly organized, validly existing and in good standing] under the laws of the state shown on the first page hereof, and is qualified to do business in all jurisdictions where the character of its properties or the nature of its activities make such qualification necessary.

4.2           Trade Names, Subsidiaries and Location of Assets.  Schedule 1 attached hereto and made a part hereof fully and accurately discloses any legal name, trade name or style ever used by Borrower, any Subsidiaries owned by Borrower, and each office, other place of business or location of assets of Borrower.

4.3           Corporate or Other Authority; No Violation of Other Agreements. The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents have been duly authorized by all necessary action on the pant of Borrower and do not and will not (i) violate any provision of Borrower’s [Participation and Operating Agreement, Certificate of Formation] (partnership agreement] or other organization documents or any Applicable Law, or (ii) be in conflict with, result in a breach of, or constitute (following notice or lapse of time or both) a default under any Franchise Document or any other agreement to which Borrower is a party or by which Borrower or any of its property is bound.

4.4           Enforceability.  This Agreement and each of the other Loan Documents create legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

4.5           Entire Agreement.  The Master Note and accompanying Loan Documents executed in connection with the Loan and delivered to Bank are the only contracts evidencing the transaction described herein and constitute the entire agreement of the parties hereto with respect to the transaction.

4.6           Genuineness of Signatures.  The Master Note and each accompanying Loan Document executed in connection the such Loan is genuine and all signatures, names, amounts and other facts and statements therein and thereon are true and correct.

4.7           Litigation.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of Borrower, threatened before any court or administrative or governmental agency that may, individually or collectively, adversely affect the financial condition or business operations of Borrower.

4.8	Solvency. Borrower is now and will remain Solvent.

4.9           Taxes.  All federal, state and local tax returns have been duly filed, and all taxes, assessments and withholdings shown on such returns or billed to Borrower have been paid, and Borrower maintains adequate reserves and accruals in respect of all such federal, state and other taxes, assessments and withholdings. There are no unpaid assessments pending against Borrower for any taxes or withholdings, and Borrower knows of no basis therefor.

4.10           Compliance with Laws.  Borrower has duly complied with in all material respects, and its properties and business operations are in compliance in all material respects with, the provisions of all Applicable Laws, including, without limitation ERISA, the Fair Labor Standards Act and OSHA. Borrower possesses all permits, franchises, licenses, trademark rights, trade names, patents and other authorizations reasonably necessary to enable it to conduct its business operations as now conducted, and no filing with (other than documents relating to the Collateral if the Loan is secured), and no consent, authorization, order or license of, any Person is necessary in connection with the execution or performance of this Agreement or the other Loan Documents.

4.11           No Default.  No Default Condition or Event of Default exists.

4.12           Use of Proceeds.  None of the proceeds of any Advances by Bank have been or will be used to purchase or carry (or to satisfy or refinance any indebtedness incurred to purchase or carry) any “margin stock” (as defined in Regulation U of the Federal Reserve Board).  Advances shall be made for the sole purpose of working capital needs of Borrower in connection with the operation of a business, including, without limitation, the establishment of new locations, in the form of one or more Ruby Tuesday restaurants.

Each submission of a Request for an Advance or a request for the issuance of a Letter of Credit made by Borrower pursuant to this Agreement or any other Loan Document shall constitute an automatic representation and warranty by Borrower to Bank that there does not then exist any Default Condition or Event of Default and a reaffirmation as of the date of said request that all representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true in all material respects. All representations and warranties contained in this Agreement or in any of the other Loan Documents shall survive the execution, delivery and acceptance hereof by Bank and the closing of the transactions described herein.

SECTION 5. BORROWER’S AFFIRMATIVE COVENANTS.

During the term of this Agreement, and thereafter for so long as there are is any outstanding Loan Indebtedness to Bank, Borrower covenants that, unless otherwise consented to by Bank in writing, it shall:

5.1           Financial Reports.  Deliver to Bank or cause to be delivered to Bank:

(i)           within 90 days after the end of each fiscal year a balance sheet and income statement of Borrower as of the end of such year, prepared by Sponsor or by such firm of independent public accountants as may be designated by Borrower and be satisfactory to Bank, and certified as prepared in accordance with GAAP and, to the extent delivered to Sponsor, audited financial statements for such period;

(ii)           within 45 days after the end of each fiscal quarter a balance sheet and income statement of Borrower as of the end of such quarter, prepared by Sponsor and certified as prepared in accordance with GAAP (except for the year-end adjustments); and

(iii)           with reasonable promptness, all reports by Borrower to its shareholders or partners and such other information as Bank may reasonably request from time to time.

5.2           Books and Records.  Maintain its Books and Records and accounts in accordance with GAAP and permit any Person designated by Bank or Sponsor to visit Borrower’s premises, inspect any of the Collateral or any of the Books and Records, and to make copies thereof and take extracts therefrom, and to discuss Borrower’s financial affairs with Borrower’s financial officers and accountants subject in each instance to reasonable prior written notice to Borrower, except in the event of a default by Borrower, in which case notice shall not be required.

5.3           Taxes.  Promptly file all tax returns and pay and discharge all taxes, assessments, withholdings and other governmental charges imposed upon it, its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto.

5.4           Notices to Bank.  Promptly notify Bank in writing of (i) the occurrence of any Default Condition or Event of Default; (ii) any pending or threatened litigation claiming damages in excess of $100,000 or seeking relief that, if granted, would adversely affect the financial condition or business operations of Borrower; and (iii) any asserted violation by Borrower of or demand for compliance by Borrower with any Applicable Law.

5.5           Compliance with Applicable Laws.  Comply in all material respects with all Applicable Laws, including, without limitation, ERISA, the Fair Labor Standards Act and OSHA.

5.6           Existence.  Maintain its separate corporate or partnership existence and all rights, privileges and franchises in connection therewith, and maintain its qualification and good standing in all jurisdictions where the failure to do so could have a material adverse effect upon its ability to repay the Loan Indebtedness.

5.7           Fixed Charge Coverage Ratio.  Maintain a Fixed Charge Coverage Ratio of not less than 1.15 to 1.0. This ratio will be calculated as of the last day of each fiscal quarter of the Borrower based upon the preceding twelve-month period, commencing on the last day of the first fiscal quarter in which the Borrower or its Subsidiaries own at least one Qualified Store.

SECTION 6. NEGATIVE COVENANTS.

During the term of this Agreement, and thereafter for so long as there are is Loan Indebtedness outstanding, Borrower covenants that unless Bank has first consented thereto in writing, it will not:

6.1           Merger; Disposal or Moving of Collateral.  Merge or consolidate with or acquire any substantial portion of the assets or stock of any Person; sell, lease, transfer or otherwise dispose of all or any portion of its properties (including any of the Collateral), except sales or rentals of inventory in the ordinary course of business; or, without having given Bank at least 60 days prior written notice and having executed such instruments and agreements as Bank shall require, change its name, the location of any Collateral or the location of its chief executive  office, principal place of business or the office at which it maintains its Books and Records.

6.2           Liens.  Grant or suffer to exist any Lien upon any of its assets except Permitted Liens.

6.3           Guarantees.  Guarantee, assume, endorse or otherwise become contingently liable for any obligation or indebtedness of any Person, either directly or indirectly, exceeding $100,000 not existing as of this date, except by endorsement of items of payment for deposit or collection or guarantees of operating leases in the ordinary course of business and except as set forth on Schedule 1 attached hereto.

6.4           Loans.  Make loans or advances of money to or investments in any Person, or (except in the ordinary course of business and on fair and reasonable terms) engage in any transaction with a subsidiary or affiliate.

SECTION 7. EVENTS OF DEFAULT.

7.1           List of Events of Default.  The occurrence of any one or more of the following conditions or events shall constitute an “Event of Default”:

(a)    Borrower shall fail to pay any principal amount of the Loan Indebtedness or any other amount of the Loan Indebtedness on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise);

(b)    any warranty, representation, or other statement by Borrower herein or in any instrument, certificate or financial statement furnished in compliance herewith proves to have been false or misleading in any material respect when made;

(c)  Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement, any of the other Loan Documents or any other agreement now or hereafter entered into with Bank;

(d)    Borrower or any Guarantor shall fail to pay when due any amount owed to any creditor (other than Bank) or any Guarantor shall fail to pay or perform any liability or obligation in accordance with the terms of any agreement with Bank;

(e)    Borrower or any Guarantor shall cease to be Solvent, shall die or become incompetent, shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, shall make an assignment for the benefit of creditors, or shall make an offer of settlement or composition to their respective unsecured creditors generally

(f)    any petition for an order for relief shall be filed by or against Borrower or any Guarantor under the Bankruptcy Code (if against Borrower or any Guarantor, the continuation of such proceeding for more than 30 days);

(g)  any judgment, writ of attachment or similar process is entered or filed against Borrower or any Guarantor or any of Borrower’s or any Guarantor’s property and such judgment, writ of attachment or process is not dismissed, satisfied or vacated within ten (10) days thereafter or results in the creation or imposition of any Lien upon any Collateral that is not a Permitted Lien;

(h)    Any Guarantor shall revoke or attempt to revoke the guaranty signed by such Guarantor or shall repudiate such Guarantor’s liability thereunder;

(i)           any Person, or group of Persons (whether or not related) other than Sponsor or one of its affiliates, shall have or obtain legal or beneficial ownership of a majority of the outstanding voting securities or rights of Borrower, other than any Person, or group of Persons, that has such majority ownership on the date of execution of this Agreement as shown on Schedule 1;

(i)    any of Borrower’s Franchise Documents shall terminate or be revoked for any reason, or Borrower shall have received notice from the Sponsor that a default has occurred under any Franchise Documents; or

(k)    Sponsor shall default in its obligations to the Bank pursuant to any agreement between the Bank and Sponsor and Sponsor shall not purchase the Loan, Letters of Credit and Loan Commitment hereunder within five (5) Business Days.

7.2           Advances and Letters of Credit.  In no event shall the Bank have any obligation to make an Advance pursuant to the Loan Commitment or issue a Letter of Credit hereunder if there exists a Default Condition or an Event of Default.

SECTION 8. REMEDIES.

All of the Loan Indebtedness shall become immediately due and payable and the Loan Commitment shall be deemed immediately terminated (without notice to or demand upon Borrower) upon the occurrence of an Event of Default under Section 7.1(f) of this Agreement; and upon and after the occurrence of any other Event of Default, Bank shall have the right to terminate immediately the Loan Commitment and to declare the entire unpaid principal balance of and accrued interest with respect to the Loan Indebtedness to be, and the same shall thereupon become, immediately due and payable upon receipt by Borrower of written notice and demand or, in the case of all outstanding Letter of Credit Obligations, immediately subject to the cash collateral requirements of Section 2.8 hereof. From and after the date on which the Loan Indebtedness becomes automatically due and payable or is declared by Bank to be due and payable as aforesaid, Bank shall have and may exercise from time to time any and all rights and remedies afforded to a secured party or otherwise under any Loan Document or Applicable Law.  If the Loan Indebtedness is collected by or through an attorney at law, Bank shall be entitled to collect reasonable attorneys’ fees and court costs from Borrower.

SECTION 9. WAIVERS.

Borrower waives notice of Bank’s acceptance hereof. Borrower hereby waives any requirement on the part of Bank to post any bond or other security as a condition to Bank’s right to obtain an immediate writ of possession with respect to any Collateral. Bank shall not be deemed to have waived any of its rights upon or remedies hereunder or any Event of Default unless such waiver be in writing and signed by Bank. No delay or omission on the part of Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion.

SECTION 10. NOTICES.

All notices and demands to or upon a party hereto shall be in writing and shall be sent by certified mail, return receipt requested, personal delivery against receipt or by telecopier or other facsimile transmission add shall be deemed to have been validly served, given or delivered when delivered against receipt or one Business Day after deposit in the mail, postage prepaid, or, in the case of facsimile transmission, when indicated by verification receipt printed by the sending machine as having been received at the office of the noticed party, addressed in each case as follows:

If to Borrower:                       _______________________
Attention ________________
Telecopier No.:____________

If to Bank:                                Bank of America, N.A.
[__________________]

or to such other address as each party may designate for itself by like notice given in accordance with this Section.

SECTION 11. INDEMNIFICATION.

Borrower hereby agrees to indemnify Bank and hold Bank harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by Bank as the result of Borrower’s failure to observe, perform or discharge Borrower’s duties hereunder or the issuance of any Letters of Credit hereunder. Without limiting the generality of the foregoing, this indemnity shall extend to any claims asserted against Bank by any Person under any environmental laws. If any taxes, collateral filing fees or other fees or charges shall be payable by Borrower or Bank on account of the execution, delivery or recording of any of the Loan Documents or any loans or Letters of Credit outstanding hereunder, Borrower will pay (or reimburse Bank’s payment of) all such taxes, collateral filing fees or other fees or charges, including any applicable interests and penalties, and will indemnify and hold Bank harmless from and against liability in connection therewith. The indemnity obligations of Borrower under this Section shall survive the payment in full of the Loan Indebtedness.

SECTION 12. ENTIRE AGREEMENT; AMENDMENT.

This Agreement and the other Loan Documents embody the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and this Agreement may not be modified or amended except by an agreement in writing signed by Borrower and Bank.

SECTION 13. SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; but Borrower shall not assign this Agreement or any right or benefit hereunder to any Person. The Bank may assign its rights and obligations hereunder at any time and to any Person, including without limitation, to Sponsor.

SECTION 14. GOVERNING LAW.

THIS AGREEMENT AND ALL RIGHTS AND OBLIGATIONS HEREUNDER, INCLUDING MATYERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF GEORGIA (WITHOUT REGARD TO THE LAWS OF CONFLICTS THEREOF) AND IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT.

SECTION 15. MISCELLANEOUS.

Time is of the essence of this Agreement. Bank reserves the right to participate, sell or assign the Loan made hereunder and provide any participant or assignee all information in Bank’s possession regarding Borrower, its business and the Collateral. Borrower shall reimburse Bank for Bank’s out-of-pocket expenses and for the fees and expenses and disbursements of Bank’s counsel in connection with the negotiation, documentation and closing of the transactions contemplated hereby, and Borrower will pay all expenses incurred by Borrower in connection with the transactions. The Section headings are for convenience only and shall not limit or otherwise affect any of the terms hereof.

SECTION 16. RELATIONS WITH SPONSOR.

Borrower recognizes and acknowledges that the Bank has made the Loan Commitment available to Borrower hereunder at the behest of, as an accommodation to, and based upon the credit support of, Sponsor. Accordingly, Borrower agrees that from time to time the Bank may release to Sponsor such information about Borrower and the Loan as Sponsor may request, and the Bank may condition its agreement to any waiver, modification or amendment on the prior written consent of Sponsor. Borrower further agrees that upon the occurrence of an Event of Default hereunder, the Bank may notify Sponsor of such Event of Default prior to notifying Borrower thereof, and the Bank shall not be liable to Borrower for failure to give simultaneous notice to Borrower. Borrower further agrees that the Bank shall not be liable to Borrower as a result of any information or document obtained by Bank regarding Borrower which is shared by Bank with Sponsor or any action taken under the Loan Documents based upon instructions from the Sponsor.

In addition, the Borrower acknowledges and agrees that to the extent that the Sponsor makes any payments to the Bank as a result of the credit support that Sponsor has provided to the Bank with respect to the Borrower, the Sponsor will be subrogated to the rights of the Bank pursuant to this Agreement and all related Loan Documents and may exercise and enforce in its own right the rights and remedies of the Bank hereunder and thereunder to the fullest extent provided by law or at equity or by the terms of the Agreement and related Loan Documents.

CHAR1\1185962v4

WITNESS the hand and seal of the parties hereto on the date first above written.

Accepted in Charlotte, North Carolina:

BORROWER:

By:  __________________________

Title:__________________________

Attest:  ________________________

Secretary

[CORPORATE SEAL]

BANK:

BANK OF AMERICA, N.A.

By:  ___________________________

Title:  __________________________

CHAR1\1185962v4

EXHIBIT A

MASTER NOTE
[date]                                                                                                                     [$]

Charlotte, North Carolina

FOR VALUE   RECEIVED, the undersigned, _____________, a ______________________, (the “Borrower”), promises to pay to the order of BANK OF AMERICA, N.A., a national banking association (the “Bank”) at Bank’s principal office in Charlotte, North Carolina, or at such other place as the holder hereof may designate by notice if in writing to Borrower, in immediately available funds in lawful money of the United States of America, on the Maturity Date, as set forth in that certain Franchisee Loan Agreement, dated as of even date herewith (the “Agreement”) by and between the Borrower and Bank, the lesser of (i) principal sum of [ONE HUNDRED THOUSAND to FIVE MILLION AND NO/100 DOLLARS ($100,000 to $5,000,000.00)], or (ii) so much thereof as shall have been from time to time disbursed hereunder in accordance with the Agreement and not theretofore repaid, as shown on the grid schedule attached hereto (the “Grid Schedule”).

In addition to principal, Borrower agrees to pay interest on the principal amounts disbursed hereunder from time to time from the date of each disbursement until paid at such rates of interest per annum and upon such dates as provided for in the Agreement. Interest shall accrue on the outstanding principal balance from the date hereof up to and through the date on which all principal and interest hereunder is paid in full, and shall be computed on the basis of the actual number of days elapsed in a 365-day year. Such interest is to be paid to Bank at its address set forth above. Any principal amount due under this Note that is not paid on the due date therefor whether on the Maturity Date, or resulting from the acceleration of maturity upon the occurrence of an Event of Default (as defined in the Agreement), shall bear interest from the date due until payment in full at the Default Rate, as such term is defined in the Agreement.

This Master Note (“Note”) evidences a loan incurred pursuant to the terms and conditions of the Agreement to which reference is hereby made for a full and complete description of such terms and conditions, including, without limitation, provisions for the acceleration of the maturity hereof upon the existence or occurrence of certain conditions or events, and the terms of any permitted prepayments hereof. All capitalized terms used in this Note shall have the same meanings as set forth in the Agreement.

Upon the existence or occurrence of any Event of Default, the principal and all accrued interest hereof shall automatically become, or may be declared, due and payable in the manner and with the effect provided in the Agreement.

Bank shall at all times have a right of set-off against any deposit balances of Borrower in the possession of the Bank and the Bank may apply the same against payment of this Note or any other indebtedness of Borrower to the Bank. The payment of any indebtedness evidenced by this Note prior to the Maturity Date shall not affect the enforceability of this Note as to any future, different or other indebtedness incurred hereunder by the Borrower.  In the event the indebtedness evidenced by this Note is collected by legal action or through an attorney-at-law, the Bank shall be entitled to recover from Borrower all costs of collection, including, without limitation, reasonable attorneys’ fees if collected by or through an attorney-at-law.

Borrower acknowledges that the actual crediting of the amount of any disbursement under the Agreement to an account of Borrower or recording such amount in the Grid Schedule shall, in the absence of manifest error, constitute presumptive evidence of such disbursement and that such Advance was made and borrowed under the Agreement. Such account records or Grid Schedule shall constitute, in the absence of manifest error, presumptive evidence of principal amounts outstanding and the payments made under the Agreement at any time and from time to time, provided that the failure of Bank to record on the Grid Schedule or in such account the type or amount of any Advance shall not affect the obligation of the undersigned to repay such amount actually advanced together with interest thereon in accordance with this Note and the Agreement.

Failure or forbearance of Bank to exercise any right hereunder, or otherwise granted by the Agreement or by law, shall not affect or release the liability of Borrower hereunder, and shall not constitute a waiver of such right unless so stated by Bank in writing.  THIS NOTE SHALL RE DEEMED TO BE MADE UNDER, AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF GEORGIA (WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF). Time is of the essence of this Note.

PRESENTMENT FOR PAYMENT, NOTICE OF DISHONOR AND PROTEST
ARE HEREBY WAIVED.

Executed under hand and seal of the Borrower as of the day and year first above

[NAME OF BORROWER]

By: ______________________

Name: ____________________

Title:  ____________________

Attest:______________________

Name: ______________________

Title:  _______________________

[CORPORATE SEAL]

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GRID SCHEDULE

ADVANCES

Unpaid Principal
Bearing Interest
	Amount of	Amount of	at the Above- Notation
Date	Advance	Advance Repaid	Reference Rate	Made By
	$________	$________	$_________________

CHAR1\1185962v4

EXHIBIT B

Bank of America, N.A.
Ruby Tuesday, Inc. Franchisee Loan Program

REQUEST FOR ADVANCE

[Date]

Bank of America, N.A.
[___________________]

Re:           Name of Borrower                      ________________________
Closing Date:                               ________________________
Requested Advance:                  ________________________

Ladies and Gentlemen:

The above-referenced Borrower hereby requests an Advance in the amount of $________________ pursuant to the Loan Agreement dated as of the date set forth above, such Advance to be made on ___________________.

The Borrower hereby directs the Bank to fund such Advance in accordance with the following wiring instructions:

Name of Bank: ________________________
City, State:        ________________________
ABA No.           ________________________
Account No.    ________________________
Account Name: ________________________

The Borrower represents and warrants to the Bank that no Event of Default exists pursuant to the Loan Agreement referenced above and that all representations and warranties set forth in said Loan Agreement are true and correct on the date hereof.

[Name of Borrower]

By: ______________________
Title: _____________________

SCHEDULE 1

A.           Permitted Liens

The following described Liens are Permitted Liens (if none, so state):

Name of Lien Holder                                                      Date of Recording                                           Collateral

B.           Trade Names and Styles

The following are the only trade names or trade styles ever used by Borrower (if none, so state):

C.           Subsidiaries

The following are all of the subsidiaries owned by Borrower (if none, so state):

D.           Business Locations

The following are all of the locations where Borrower has an office or other place of business or owns assets:

E.           Stockholders/Members

The following are all of the stockholders or members of Borrower and the percentage of Borrower’s equity owned by each:

Stockholder’s Name                                                                Percentage of Equity Owned

F.           Guarantees

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EXHIBIT G

FORM OF MONTHLY SERVICING REPORT
Ruby Tuesday, Inc. Franchisee Loan Program

Payment Date __________________________

From:                      Bank of America, N.A.
Attn: _____________________

Franchisee Loans Outstanding As Of Payment Date                   $_________________________

Amount of Franchisee Loans Repurchased By
Borrower During Preceding Calculation Period                             $_________________________

Past Due Franchisee Loans                                                               ______ See attached past due report

______ None for this period

Amount of Franchisee Letters of Credit
Outstandings                                                                               $__________________________

CHAR1\1185962v4

EXHIBIT 2.3

NOTICE OF REVOLVING BORROWING

[date]

Bank of America, N.A.
Credit Services Department
[____________________]

Dear Sirs:

Reference is made to the Revolving Credit Agreement dated as of December 1, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the undersigned, as Borrower, the Lenders named therein, and Bank of America, N.A., as Administrative Agent, Servicer, Issuing Bank and Swingline Lender.  Terms defined in the Credit Agreement are used herein with the same meanings.  This notice constitutes a Notice of Revolving Borrowing, and the Borrower hereby requests a Revolving Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Revolving Borrowing requested hereby:

(A)	Aggregate principal amount of Revolving Borrowing:____________________

(B)	Date of Revolving Borrowing (which is a Business Day):______________

(C)	Interest Rate basis:___________________

(D)	Interest Period: ______________________

(E)	Location and number of Borrower’s account to which proceeds of Revolving Borrowing are to be disbursed:___________________

The Borrower hereby represents and warrants that the conditions specified in paragraphs (a), (b) and (c) of Section 4.2 of the Credit Agreement are satisfied.

Very truly yours,

RUBY TUESDAY, INC.

By: ___________________
Name:
Title:

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EXHIBIT 2.6

NOTICE OF SWINGLINE BORROWING

[date]

Bank of America, N.A.
Credit Services Department
[_____________]

Dear Sirs:

Reference is made to the Revolving Credit Agreement dated as of December 1, 2010 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), among the undersigned, as Borrower, the Lenders named therein, and Bank of America, N.A., as Administrative Agent, Servicer, Issuing Bank, and Swingline Lender.  Terms defined in the Credit Agreement are used herein with the same meanings.  This notice constitutes a Notice of Swingline Borrowing, and the Borrower hereby requests a Swingline Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Swingline Borrowing requested hereby:

(A)          Principal amount of Swingline Loan: _____________________________________

(B)	Date of Swingline Loan (which is a Business Day):__________________________

(C)	Location and number of Borrower’s account to which proceeds of Swingline Loan are to be disbursed: _______________________

The Borrower hereby represents and warrants that the conditions specified in paragraphs (a), (b) and (c) of Section 4.2 of the Credit Agreement are satisfied.

Very truly yours,

RUBY TUESDAY, INC.

By: ________________________
Name:
Title:

CHAR1\1185962v4

EXHIBIT 2.8

FORM OF CONTINUATION/CONVERSION

[date]

Bank of America, N.A.
Credit Services Department
[_____________]

Dear Sirs:

Reference is made to the Revolving Credit Agreement dated as of December 1, 2010 (as amended, restated or modified from time to time, the “Credit Agreement”), among the undersigned, as Borrower, the Lenders named therein, and Bank of America, N.A., as Administrative Agent, Servicer, Issuing Bank, and Swingline Lender.  Terms defined in the Credit Agreement are used herein with the same meanings.  This notice constitutes a Notice of Continuation/Conversion and the Borrower hereby requests the conversion or continuation of a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Borrowing to be converted or continued as requested hereby:

(A)          Borrowing to which this request applies: _______________________

(B)           Principal amount of Borrowing to be converted/continued: _________

(C)   Effective date of election (which is a Business Day): ______________

(D)           Interest rate basis: ________________

(E)           Interest Period: ___________________

Very truly yours,

RUBY TUESDAY, INC.

By:___________________
Name:
Title:

CHAR1\1185962v4

EXHIBIT 4.1(b)(iv)

RUBY TUESDAY, INC.

CERTIFICATE REGARDING CHARTER, BYLAWS,
RESOLUTIONS AND INCUMBENCY

The undersigned, Scarlett May, being the Secretary of Ruby Tuesday, Inc., a Georgia corporation (the “Borrower”), hereby gives this certificate to induce Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), and each of the financial institutions (the “Lenders”) listed on the signature pages to the Credit Agreement (herein defined) to consummate certain financial accommodations with the Borrower pursuant to the terms of that certain Revolving Credit Agreement, dated of even date herewith, between the Borrower, the Administrative Agent and the Lenders (the “Credit Agreement”).  Capitalized terms used herein which are not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

The undersigned hereby certifies that:

1.           In her aforesaid capacity as Secretary of the Borrower, she is familiar with, and keeps control of, its articles of incorporation, bylaws and minute books, and schedules meetings of its Board of Directors;

2.           Attached hereto as Exhibit A is a true and correct copy of the Articles of Incorporation of the Borrower, as in effect on the date hereof;

3.           Attached hereto as Exhibit B is a true and correct copy of the bylaws of the Borrower as in effect on the date hereof;

4.           Attached hereto as Exhibit C is a true and correct copy of resolutions of the Board of Directors of the Borrower duly adopted on [ ], at a meeting of the members of said Board of Directors at which a quorum was present and acting throughout, that such proceedings were conducted in accordance with the Articles of Incorporation and bylaws of the Borrower, and said resolutions have not been amended, rescinded, modified or revoked, and are in full force and effect as of the date hereof;

5.           The following persons constitute officers of the Borrower, and such officers are duly authorized and empowered to execute the Credit Agreement and all other documents and agreements to which the Borrower is a party; and the signatures executed below are the true and correct signatures of such officers:

Title                                                     Name                                       Signature
Senior Vice President and               Marguerite N. Duffy              ________________
Chief Financial Officer,
Treasurer and Assistant
Secretary

Vice President, General                    Scarlett May                          ________________
Counsel and Secretary

IN WITNESS WHEREOF, the undersigned has executed this certificate in his capacity as Secretary, this ____ day of __________, 20__.

Scarlett May
Secretary

The undersigned being a duly authorized officer of the Borrower, hereby certifies to the Administrative Agent and the Participants that Scarlett May is the duly appointed Secretary of the Borrower, and she is duly authorized and empowered to execute this Certificate and all documents to which Borrower is a party, and the signature executed above is his true and correct signature.

Marguerite N. Duffy
Senior Vice President

CHAR1\1185962v4

EXHIBIT 4.1(b)(vii)

FORM OF OFFICER’S CERTIFICATE

Reference is made to the Revolving Credit Agreement dated as of December 1, 2010 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), among RUBY TUESDAY, INC. (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Issuing Bank, and Swingline Lender.  Terms defined in the Credit Agreement are used herein with the same meanings.  This certificate is being delivered pursuant to Section 4.1(b)(vii) of the Credit Agreement.

I, [____________], [___________] of the Borrower, DO HEREBY CERTIFY that:

(a)           at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of a Letter of Credit, as applicable, no Default or Event of Default shall exist or would result; and

(b)           all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of a Letter of Credit, in each case before and after giving effect thereto; and

(c)           since the date of the most recent financial statements of the Borrower described in Section 5.4 of the Credit Agreement or delivered pursuant to Section 6.1(a) of the Credit Agreement, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect.

IN WITNESS WHEREOF, I have hereunto signed my name this [__] day of December, 2010.

Name:
Title:

CHAR1\1185962v4